PROSPECTUS



                                2,800,000 SHARES


                                 NET.B@NK, INC.

                                  COMMON STOCK
                               ------------------


This is an offering of 2,800,000 shares of Common Stock of Net.B@nk, Inc. Of these shares, 2,430,000 are being offered by the Company and 370,000 are being offered by Carolina First Corporation and two of its affiliates, the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders. Of the 2,800,000 shares being offered by this Prospectus, up to 280,000 will be purchased by an underwriter that is a foreign broker-dealer for sales outside of the United States.



The last reported sale price of the Common Stock, which is listed on the Nasdaq SmallCap Market under the symbol "NTBK," was $50.3125 per share on February 4, 1999. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to official notice of issuance.


SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

THE SHARES OF COMMON STOCK OFFERED ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                                                                      PER
                                                                     SHARE          TOTAL
                                                                  -----------  ---------------
Public offering price...........................................   $   46.00   $128,800,000
Underwriting discounts and commissions..........................   $    2.53   $  7,084,000
Proceeds, before expenses, to us................................   $   43.47   $105,632,100
Proceeds to the Selling Shareholders............................   $   43.47   $ 16,083,900


                            ------------------------


The underwriters may, under certain circumstances, purchase up to an additional 420,000 shares of Common Stock from the Company at the public offering price less the underwriting discount.



The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York on February 10, 1999.


                            ------------------------

BEAR, STEARNS & CO. INC.

          MORGAN KEEGAN & COMPANY, INC.

                     RAYMOND JAMES & ASSOCIATES, INC.

                               KELTON INTERNATIONAL LTD.


                The date of this Prospectus is February 5, 1999.

                              [INSIDE FRONT COVER]

    [Graphics appear here, with title "Banking for the 21st Century" and photographs of computer screens displaying the Bank's home page and its banking, investment, lending, interest checking, electronic bill payment and account statement pages]

                          CERTAIN INTRODUCTORY MATTERS

    Unless otherwise stated, all of the information in this Prospectus assumes that the Underwriters do not exercise their over-allotment option. References to "we," "our" and the "Company" generally refer to Net.B@nk, Inc. and its sole subsidiary on a consolidated basis and references to the "Bank" refer to the Company's wholly owned bank subsidiary, Net.B@nk. References to the "Web" are to the World Wide Web.

    Information regarding historical and projected growth in use of the Internet and electronic commerce or relating to the demographic profile of Internet users is derived from reports issued by Jupiter Communications and International Data Corporation. Net.B@nk's demographic profile of its customer base is derived from data provided by John H. Harland Company, an independent firm retained by the Company. Other statistical data relating to the banking industry is provided by FDIC Institution Directory.

    Net.B@nk-TM- is a trademark of the Company. Visa(-Registered Trademark-) and MasterCard(-Registered Trademark-) are registered trademarks of Visa International Service Association and MasterCard International, respectively. Other trademarks referenced herein are trademarks of their respective legal owners.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    Some of the statements in this Prospectus are forward-looking statements. These forward-looking statements include statements in the "Business--Industry Background," and "--The Net.B@nk Solution" sections of this Prospectus relating to trends in Internet use and electronic commerce. These forward-looking statements also include statements relating to the Company's performance in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds" and "Business" sections of this Prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written material, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue" or similar expressions or comparable terminology) with respect to various matters.

    It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include a possible decline in asset quality, the evolving nature of the market for Internet banking, the possible adverse effects of unexpected changes in the interest rate environment, increasing competition and regulatory changes. See "Risk Factors" beginning on page 8 for more information on these and other risks we face.

    All forward-looking statements in this Prospectus are based on information available to us on the date of this Prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this Prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                  THE COMPANY

    Net.B@nk, the Company's sole subsidiary, is the largest federally-insured bank operating exclusively on the Internet. The Company's mission is to profitably provide a broad range of banking and financial services to the growing number of Internet users. Our low-cost branchless business model has allowed us to attain profitability within a year of acquiring our bank charter (the "Charter") while continuing to pass along our operating cost savings to customers in the form of attractive interest rates and low fees. Our unique, Internet-based operating strategy has allowed us to experience rapid growth. During the 12 months ended September 30, 1998, the Bank's customer accounts grew from 3,264 to 14,634, deposits grew from $46.0 million to $241.3 million and total assets grew from $81.1 million to $283.1 million.

    The following charts demonstrate the growth in the Bank's customer accounts, deposits and assets:

EDGAR REPRESENTATION OF DATA POINTS USED IN
PRINTED GRAPHIC
             NUMBER OF ACCOUNTS
9/30/97 TO 9/30/98 GROWTH: 348%
9/1/97                                  3,264
12/1/97                                 4,755
3/1/98                                  8,416
6/1/98                                 11,823
9/1/98                                 14,634

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DEPOSITS
(IN MILLIONS)
9/30/97 TO 9/30/98 GROWTH: 424%
9/1/97                                    $46
12/1/97                                   $59
3/1/98                                   $129
6/1/98                                   $187
9/1/98                                   $241

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           TOTAL ASSETS
(IN MILLIONS)
9/30/97 TO 9/30/98 GROWTH: 249%
9/1/97                                    $81
12/1/97                                   $93
3/1/98                                   $164
6/1/98                                   $247
9/1/98                                   $283

    The Bank offers a broad array of products and services that customers would typically expect from a traditional bank. The Bank's products and services include checking and money market accounts, certificates of deposit, electronic bill paying, debit cards, credit cards, mortgage loans, business equipment leases and securities brokerage services. We intend to develop additional products and services such as insurance, consolidated account statements, home equity loans and home equity lines of credit.

    By offering a broad array of financial services via the Internet, the Bank is positioned to capitalize on the Internet's rapid growth. According to International Data Corporation, the number of worldwide Internet users is projected to grow from an estimated 97.3 million in 1998 to an estimated 319.8 million by 2002. Consumers are increasingly using the Internet for electronic commerce. International Data Corporation forecasts that total worldwide Internet commerce will grow from an estimated $32.4 billion in 1998 to $425.7 billion in 2002. The Internet is also emerging rapidly as a means of providing financial services. According to Jupiter Communications, the number of on-line banking households in the United States is projected to grow from an estimated 4.5 million in 1997 to an estimated 17.1 million in 2002. Jupiter Communications further indicates that the percentage of these on-line banking households utilizing Internet banking is projected to rise from an estimated 8% in 1996 to an estimated 80% in 2000. A demographic study by Jupiter Communications indicates that Internet users tend to be young, mobile professionals with relatively high incomes. We believe these demographics suggest a growing market for the convenience, attractive interest rates and low fees that characterize Internet banking.

    As the first federally-insured bank to operate solely on the Internet, the Bank has a competitive advantage relative to on-line banks with a less established operating history. In addition, the Bank has a competitive cost advantage over traditional banks. Net.B@nk is ideally positioned to participate in the rapid growth of the Internet and on-line banking based on its:

    - Attractive interest rates and low fees, which the Bank is able to offer by leveraging its low-cost, branchless business model.

    - Convenient services that are accessible regardless of where the customer is located or the time of day.

    - Broad selection of products and services, which attracts and retains customers valuing "one-stop shopping" for their financial needs.

    - High-quality customer service.

    - Advanced security designed to prevent fraud and promote consumer confidence.

    Our objective is to become the leading provider of a full range of on-line financial services. To accomplish this objective, we intend to:

    - Build national brand awareness through increased marketing efforts.

    - Offer attractive interest rates and low fees to expand our customer base.

    - Develop new products and services.

    - Generate noninterest income through cross-marketing initiatives.

    - Employ a conservative lending and investment strategy to maintain high asset quality.

    - Outsource operational functions to provide scalability and flexibility.

                            ------------------------

    The Company was incorporated as a Georgia corporation on February 20, 1996. The Bank commenced operations in October 1996 as a service of Carolina First Bank ("CFB"), a wholly owned subsidiary of Carolina First Corporation ("Carolina First"), under the trade name "Atlanta Internet Bank" until the Company completed its initial public offering (the "IPO") on July 31, 1997. The Bank changed its name to Net.B@nk in the third quarter of 1998. Our principal executive offices are located at 950 North Point Parkway, Suite 350, Alpharetta, Georgia 30005, telephone
(770) 343-6006. The Bank's Web site is located at www.netbank.com.

                                  THE OFFERING


Common Stock offered by the Company..........  2,430,000 shares

Common Stock offered by the Selling
  Shareholders...............................  370,000 shares

Common Stock to be outstanding after the
  offering...................................  8,587,858 shares (1)

Use of proceeds..............................  We plan to use the net proceeds from the offering to launch new marketing initiatives
                                               and to provide the additional capital
                                               required to support asset growth. See "Use of
                                               Proceeds."

Nasdaq SmallCap and proposed Nasdaq National
  Market Symbol..............................  NTBK


------------------------


(1) Based on shares outstanding at February 4, 1999. Excludes 530,256 shares of Common Stock subject to options granted under the Company's 1996 Stock Incentive Plan, 281,922 of which are currently exercisable at a weighted average exercise price of $7.16 per share. If the underwriters exercise their over-allotment option in full, an additional 420,000 shares of Common Stock would be offered by the Company, and 9,007,858 shares of Common Stock would be outstanding after the offering. See the notes to the Company's consolidated financial statements included elsewhere in this Prospectus.


                                  RISK FACTORS

    For a discussion of certain risks that you should consider before buying shares of the Common Stock, see "Risk Factors" on page 8.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary historical financial information presented below is derived from the Company's audited consolidated financial statements as of December 31, 1996 and 1997 and September 30, 1998 and for the period from February 20, 1996 to December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1998 and the Company's unaudited consolidated financial statements for the nine months ended September 30, 1997. The summary historical financial information should be read in conjunction with the Company's consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                      PERIOD FROM
                                                     FEBRUARY 20,
                                                     1996 (DATE OF                     NINE MONTHS ENDED
                                                    INCORPORATION)    YEAR ENDED         SEPTEMBER 30,
                                                    TO DECEMBER 31,  DECEMBER 31,  --------------------------
                                                         1996            1997          1997          1998
                                                    ---------------  ------------  ------------  ------------
INCOME STATEMENT DATA:
Interest income...................................   $       7,709    $2,223,165   $    908,140  $ 11,743,207
Interest expense..................................        --           1,259,743        604,544     7,237,256
                                                    ---------------  ------------  ------------  ------------
  Net interest income.............................           7,709       963,422        303,596     4,505,951
Provision for loan losses.........................        --             471,706        391,707        15,559
                                                    ---------------  ------------  ------------  ------------
  Net interest income after provision for loan
    losses........................................           7,709       491,716        (88,111)    4,490,392
Noninterest income................................          60,000        62,607         28,793       415,844
Noninterest expense...............................       3,906,891     6,131,762      4,679,176     3,859,639
                                                    ---------------  ------------  ------------  ------------
  Net income (loss) before income taxes...........      (3,839,182)   (5,577,439)    (4,738,494)    1,046,597
Income tax benefit................................        --              --            --          2,684,064
                                                    ---------------  ------------  ------------  ------------
  Net income (loss)...............................   $  (3,839,182)   $(5,577,439) $ (4,738,494) $  3,730,661
                                                    ---------------  ------------  ------------  ------------
                                                    ---------------  ------------  ------------  ------------
  Net income (loss) per common share--basic.......   $       (4.33)   $    (1.66)  $      (1.96) $       0.61(1)
                                                    ---------------  ------------  ------------  ------------
                                                    ---------------  ------------  ------------  ------------
  Net income (loss) per common and potential
    common share--diluted.........................   $       (4.33)   $    (1.66)  $      (1.96) $       0.58(1)
                                                    ---------------  ------------  ------------  ------------
                                                    ---------------  ------------  ------------  ------------
Weighted average shares outstanding--basic........         886,000     3,354,000      2,413,000     6,146,000
Weighted average shares outstanding--diluted......         886,000     3,354,000      2,413,000     6,416,000

BALANCE SHEET DATA--AT PERIOD END:
Total assets......................................   $   1,246,449    $93,219,809  $ 81,104,248  $283,069,392
Total deposits....................................        --          58,726,763     46,031,211   241,324,818
Shareholders' equity (deficit)....................        (386,073)   34,117,397     34,963,516    38,006,910
Book value per share..............................           (0.31)         5.55           5.69          6.18

FINANCIAL RATIOS:
Return on average total assets (ROA)..............        N/M             (11.81)%       (11.51)%         1.98%(2)
Return on average shareholders' equity (ROE)......        N/M             (33.07)%       (27.41)%        10.35%(2)
Percentage of nonperforming loans to total
  loans...........................................        --                  --             --          0.11%
Percentage of allowance for loan losses to total
  loans...........................................        --                1.01%          1.14%         1.82%
Percentage of charge-offs during the period to
  average loans...................................        --                0.08%            --          0.12%
Percentage of allowance for loan losses to
  nonperforming loans.............................        --                  --             --      1,677.57%
Percentage of average shareholders' equity
  (deficit) to average total assets...............          (30.97)%      (35.71)%        41.99%        19.17%

--------------------------

(1) Pro forma net income per common and potential common share for the nine months ended September 30, 1998 would be $0.11 per share (basic and diluted) assuming a statutory income tax rate of 34% for the period.

(2) Pro forma return on average total assets and average shareholders' equity for the nine months ended September 30, 1998 would be 0.37% and 2.00%, respectively, assuming a statutory income tax rate of 34% for the period.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS LISTED BELOW, TOGETHER WITH THE CAUTIONARY STATEMENT ON THE INSIDE FRONT COVER OF THIS PROSPECTUS AND THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENTAL AGENCY.

WE COULD SUSTAIN LOSSES IF OUR ASSET QUALITY DETERIORATES

    A significant portion of our net income is derived from the Bank's loan portfolio. If an economic downturn occurs either generally or in the Western or Southeastern United States, the regions collectively representing the greatest concentration of loans in the Company's loan portfolio, borrowers will be less likely to repay their loans as scheduled. We could also sustain losses if we incorrectly assess the creditworthiness of our borrowers. This could cause our interest income and net interest margin to decrease and our loan loss provision to increase, which could materially adversely affect our business, financial condition, results of operations and cash flows.

OUR SUCCESS DEPENDS ON THE CONTINUED GROWTH IN USE AND COMMERCIAL VIABILITY OF
  THE INTERNET

    Our future success depends substantially on continued growth in use of the Internet. The Internet is, however, a relatively new commercial marketplace and may not continue to grow. If Internet use does not continue to grow, our business, financial condition, results of operations and cash flows could be materially adversely affected.

    Additionally, if the number of Internet users and the level of use continues to grow, the Internet's technical infrastructure may become unable to support the demands placed upon it. Furthermore, third party vendors might not be able to timely and adequately develop the necessary technical infrastructure for significant increases in electronic commerce, such as a reliable network backbone, or introduce performance improvements, such as high-speed modems, in a timely fashion. The Internet could also lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of activity or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services could produce slower response times and adversely affect use of the Internet. Furthermore, the general public's security concerns regarding the transmittal of confidential information, such as credit card numbers, over the Internet might persist or even worsen. Issues like these could lead to resistance against acceptance of the Internet as a viable commercial marketplace. To the extent the Internet's technical infrastructure or security concerns adversely affect its potential growth, our business, financial condition, results of operations and cash flows could be materially adversely affected.

NETWORK AND COMPUTER SYSTEMS COULD FAIL OR EXPERIENCE A SECURITY BREACH

    Our computer systems and network infrastructure could be vulnerable to unforeseen problems. Because we conduct our business over the Internet and outsource several critical functions to third parties, our operations depend on our ability, as well as that of our third-party service providers, to protect our computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in our operations could materially adversely affect our business, financial condition, results of operations and cash flows.

    In addition, a significant barrier to on-line financial transactions is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms the Bank and its third-party service providers used to protect customer transaction data. If any such compromise of the Bank's security were to occur, it could have a material adverse effect on the Bank's business, financial condition, results of operations and cash flows. See "Business--Security."

    The Bank is part of a rapidly evolving electronic commerce market. Market acceptance of Internet banking depends substantially on widespread adoption of the Internet for general commercial and financial services transactions. If another provider of commercial services through the Internet were to suffer damage from a physical break-in, security breach or other disruptive problem caused by the Internet or other users, the growth and public acceptance of the Internet for commercial transactions could suffer. Such an event could deter potential customers of the Bank or cause customers to leave the Bank and thereby materially adversely affect our business, financial condition, results of operations and cash flows.

THE BANKING INDUSTRY IS HIGHLY COMPETITIVE

    The banking industry is highly competitive in general, and the market for Internet banking in particular has experienced a recent surge in new entrants. Most of our principal competitors--traditional banks and thrifts, other Internet banks and other financial service providers such as brokerage and insurance companies--have greater financial and other resources than we do. In addition, brokerage, insurance companies and other financial service providers may not be subject to the same degree of regulation as we are. We believe our ability to compete successfully depends on a number of factors, including market presence; customer service and satisfaction; the capacity, reliability and security of our network infrastructure; ease of access to and navigation of the Internet; our competitors' interest rates and service fees; the scope of our products and services and the rate at which we and our competitors introduce them; and industry and general economic trends. If we experience difficulty in any of these areas, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Business--Competition."

WE MAY NOT SUCCEED IN IMPLEMENTING OUR BUSINESS STRATEGY

    Our success depends on our ability to execute our marketing plan, leverage our low cost structure, offer a broad array of products and services, provide convenient, high quality customer service and employ other elements of our business strategy. We may not be able to manage effectively the expansion of our operations or achieve the rapid execution necessary to exploit fully the market for the Bank's services. We may not succeed in implementing our business strategies and, even if we do succeed, our strategy may not have the favorable impact on operations that we anticipate. If we are unable to manage growth effectively, or to otherwise implement our business strategy, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Business--Growth Strategy."

WE MAY NOT INTRODUCE NEW PRODUCTS AND SERVICES SUCCESSFULLY

    Our success depends in part upon our ability to offer new products and services that meet changing customer requirements. The Bank presently offers checking and money market accounts, certificates of deposit, electronic bill paying, debit cards, credit cards, mortgage loans, business equipment leases and securities brokerage services. If we are unable to develop and bring additional products and services to market in a timely manner, we could lose market share to competitors who are able to offer these services, which could materially adversely affect our business, financial condition, results of operations and cash flows. See "Business--Industry Background," "--The Net.B@nk Solution" and "--Products and Services."

INTERNET BANKING MAY NOT BECOME WIDELY ACCEPTED

    The market for Internet banking services is rapidly evolving and the ultimate demand for and market acceptance of Internet banking remains uncertain. Market acceptance of Internet banking depends on consumer willingness to use the Internet for general commercial and financial services transactions. Other critical issues concerning the commercial use of the Internet (including reliability, cost, ease of use and access and quality of service) may also impact the growth of Internet use. Consequently, Internet banking may not become as widely accepted as traditional forms of banking. Our business, financial condition, results of operations and cash flows could be materially adversely affected if the Internet banking market does not continue to develop. See "Business--Industry Background" and "--The Net.B@nk Solution."

OUR COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY
  PERSONNEL

    Our success depends upon the continued service of our senior management team and key technical personnel and upon our ability to attract and retain qualified personnel. Our employees do not have employment agreements and may voluntarily terminate their employment at any time, and competition for qualified employees, particularly in technical fields, is intense. In our experience, it can take a significant period of time to identify and hire personnel with the combination of skills and attributes required to carry out our strategy. We do not carry key person life insurance on any of our executives. If we lose the services of our key personnel, or are unable to attract additional qualified personnel, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Management."

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN INTEREST RATES

    Like most depository institutions, the Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. The Bank's operations depend substantially on its net interest income, which is the difference between the interest income earned on its interest-earning assets, such as loans and investments, and the interest expense paid on its interest-bearing liabilities, such as deposits and other borrowings. The difference between the amount of interest-earning assets and interest-bearing liabilities that mature within a given period of time, or the interest rate sensitivity "gap," indicates the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. In a rising interest rate environment, an institution with a positive gap would be in a better position than an institution with a negative gap to invest in higher yielding assets or have its asset yields adjusted upward, which would result in the yield on its assets increasing at a faster pace than the cost of its interest-bearing liabilities. During a period of falling interest rates, however, an institution with a positive gap would tend to have its assets maturing at a faster rate than one with a negative gap, which would tend to reduce or restrain the growth of its net interest income. If we are unsuccessful in managing interest rate fluctuations, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Market Risk."

WE RELY EXTENSIVELY ON THIRD-PARTY SERVICE PROVIDERS

    We depend, and will continue to depend, significantly on a number of relationships with third-party service providers. Specifically, we receive essential Web hosting, electronic bill payment and core systems processing services on an outsourced basis from NCR Corporation ("NCR"), CheckFree Corporation ("CheckFree") and BISYS Group, Inc. ("BISYS"), respectively. If NCR, CheckFree or BISYS experience difficulties or terminate their services and we are unable to replace them with another service provider, the Bank's operations could be interrupted. If such interruption were to continue for a significant period of time, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Business--Operations."

OUR COMPUTER SYSTEMS, AND THOSE OF OTHERS ON WHOM WE RELY, MAY NOT ACHIEVE YEAR
  2000 READINESS

    We are working to resolve the potential impact of the year 2000 on the ability of the computerized information systems we use to accurately process information that may be date-sensitive. Any of the programs we or our service providers use that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures that could ultimately cause the Bank or its service providers to become unable to process customer transactions. This would require the Bank to cease operations pending resolution of the problem. We believe our principal risk lies in the potential inability of our outside vendors and service providers to process date-sensitive information involving the year 2000. We also face risks relating to the potential year 2000 noncompliance of other institutions that service our loans, merchants receiving electronic transfers of funds for our customers, the FedWire system governing electronic funds transfers, the ATM networks with which the Bank is affiliated and the Federal Reserve system itself. Furthermore, if we are unable to achieve year 2000 readiness, the Bank's regulators could suspend the Bank's operations. If we or any of these service providers or other entities cannot achieve year 2000 readiness, our business, financial condition, results of operations and cash flows could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

THE MARKET PRICE OF THE COMMON STOCK WILL FLUCTUATE, AND COULD FLUCTUATE
  SIGNIFICANTLY


    The market price of the Common Stock has been highly volatile since our IPO, with closing prices ranging from a low of $8.75 per share to a high of $61.94 per share. The market price of the Common Stock will continue to fluctuate, and could fluctuate significantly, in response to various factors and events, including the liquidity of the market for the Common Stock, differences between the Company's actual financial or operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, new statutes or regulations or changes in the interpretation of existing statutes and regulations affecting the Bank's business, changes in general economic or market conditions and broad market fluctuations. See "Price Range of Common Stock."


WE COULD BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION

    BANK REGULATION. The Company is regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the Georgia Department of Banking and Finance (the "Georgia Department"), and the Bank is regulated by the Office of Thrift Supervision (the "OTS") and the FDIC. The Bank is also subject to various laws and regulations relating to commercial and consumer transactions generally, such as the Uniform Commercial Code, as well as the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. Any of these agencies, or other governmental or regulatory authorities, could revise existing regulations or adopt new regulations at any time. Certain revisions could subject the Bank to more demanding regulatory compliance requirements and could thereby adversely affect its ability to conduct, or the cost of conducting, business. Legislation and regulatory initiatives containing wide-ranging proposals for altering the structure, regulation and competitive relationships of financial institutions are introduced regularly. We cannot predict whether or what form of proposed statute or regulation will be adopted or the extent to which such adoption will affect our business. Furthermore, given the rapid expansion of the electronic commerce market, many regulatory bodies are adopting measures to ensure that their regulations are keeping pace. For example, Congress has held hearings on whether to regulate the electronic commerce market, while numerous states are considering adopting their own laws to regulate Internet banking. Furthermore, bank regulators are considering proposing new laws relating to customer privacy. If enacted, any such laws, rules and regulations could force us to comply with more complex and perhaps more burdensome regulatory requirements, which could materially adversely affect our business, financial condition, results of operations and cash flows. See "Business--Supervision and Regulation."

    INTERNET REGULATION. In addition, a number of legislative and regulatory proposals currently under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various other aspects of the Internet, including, but not limited to, on-line content, user privacy, taxation, access charges, liability or third-party activities and jurisdiction. Moreover, it is uncertain how existing laws relating to these issues will be applied to the Internet. The adoption of new laws or the application of existing laws could decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows. Furthermore, government restrictions on Internet content could slow the growth of Internet use and decrease acceptance of the Internet as a communications and commercial medium, and thereby have a material adverse effect on our business, financial condition and results of operations.

    Certain local telephone carriers have asserted that the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and caused interruptions in telephone service in areas with high Internet use. These carriers have petitioned the Federal Communications Commission (the "FCC") to impose access fees on Internet service providers and commercial on-line service providers. If the FCC imposes such access fees, the costs of transacting business on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and thus have a material adverse effect on our business, financial condition, results of operations and cash flows.

    INTERNET PRIVACY. Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission (the "FTC") has proposed model legislation that would force companies to comply with certain specified core information practices. It is possible that Congress could either adopt legislation similar to that proposed by the FTC or additional privacy legislation that could affect in a materially adverse manner the way in which the Company is allowed to conduct its business, especially those aspects that involve the collection or use of personal information. At the international level, the European Union (the "EU") has already adopted a directive (the "Directive") that permits EU member countries to impose restrictions on the collection and use of personal data. The Directive could, among other things, affect United States companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. In response to the Directive, on November 4, 1998, the United States Department of Commerce published for comment a set of safe harbor principles regarding privacy protection for personally identifiable data.

THE FDIC COULD ASSESS THE BANK FOR A COMMONLY CONTROLLED BANK'S LOSSES


    Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default. Because Carolina First is currently deemed by the Federal Reserve Board to control the Company as a result of its 19.1% beneficial ownership of the Company's outstanding Common Stock prior to this offering, Carolina First's subsidiary bank, CFB, and the Bank have been subject to these cross-guarantee provisions. This means that any loss suffered by the FDIC with respect to CFB could be assessed against the Bank and, conversely, any loss suffered by the FDIC with respect to the Bank could be assessed against CFB. If the Bank were assessed for a loss suffered by the FDIC with respect to CFB, the Company's business, financial condition, results of operations and cash flows could be materially adversely affected.


    On January 13, 1999, the Federal Reserve Board informed Carolina First that it had determined that it would no longer regard the Company as a subsidiary of Carolina First if Carolina First reduces its investment in the Company to less than ten percent of its outstanding voting stock, if two of the directors initially nominated by Carolina First resign from the Company's Board of Directors and if Carolina First complies with certain commitments made to the Federal Reserve Board. Once Carolina First is no longer deemed to control the Company, the FDIC's cross-guarantee provisions will no longer apply, and neither the Bank nor CFB will bear the risk of assessment for the other's losses (although each would remain liable for losses incurred prior to the release from the cross-guarantee provisions). Other circumstances could arise, however, that could cause the Federal Reserve Board to conclude that a control relationship continues to exist. In that case, the FDIC cross-guarantee provisions would remain in effect. To reduce its investment in the Company to less than ten percent of its outstanding voting stock, Carolina First and two of its affiliates are selling an aggregate of 370,000 shares of Common Stock in this offering, which will decrease Carolina First's ownership to 805,000 shares, or 9.4%, of the Company's outstanding Common Stock. In addition, two of the four directors initially designated by Carolina First have agreed to resign as directors following completion of this offering as a condition to Carolina First's participation in this offering.


    After this offering, Carolina First will continue to own more than five percent of the Company's outstanding Common Stock. As a result, Carolina First will continue to be subject to certain Federal Reserve Board regulations regarding its relationship with the Company. The Company has therefore agreed with Carolina First that, until the earlier of the date that Carolina First owns five percent or less of the Company's outstanding Common Stock or July 28, 2000, the Company will not engage in any activities that are not permissible banking or non-banking activities under applicable Federal Reserve Board regulations. These regulations limit the activities of bank holding companies and their affiliates to those that are determined by the Federal Reserve Board to be closely related to banking or to the management or control of banks. See "Relationship with Carolina First Corporation."

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SIGNIFICANT PORTION OF OUR
  OUTSTANDING COMMON STOCK


    After this offering, our directors and executive officers will beneficially own 1,777,970 shares, representing 19.9%, of the outstanding Common Stock of the Company. As a result, our directors and executive officers could exercise significant control over matters requiring shareholder approval, including the election of directors or a change in control of the Company. See "Management" and "Principal Shareholders."


PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS HAVE CERTAIN ANTITAKEOVER
  EFFECTS

    Certain provisions of the Company's Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") may delay, deter or prevent a change in control of the Company that is not approved by the Company's Board of Directors. These provisions include the Board's ability to issue shares of preferred stock in one or more series without further authorization of the Company's shareholders, a supermajority shareholder approval requirement for certain transactions and provisions requiring a classified Board of Directors.

    The Company's Articles permit the Board to issue "blank check" preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. Under certain circumstances, the holders of preferred stock could discourage, delay or prevent a change in control of the Company.

    The Articles require that the holders of two-thirds of the Company's voting stock approve certain mergers, share exchanges and dispositions of the assets of the Company unless at least two-thirds of the Company's directors approve the proposed transaction. If two-thirds of the directors approve the transaction, shareholder approval requires only a majority of the outstanding shares entitled to vote. This provision may discourage attempts to acquire the Company in a hostile takeover. It may also permit a minority of third party directors and shareholders to prevent a business combination regardless of the terms of the proposed transaction.

    The Articles divide the Board of Directors into three classes serving staggered three-year terms and provide that a director may only be removed by the vote of two-thirds of the outstanding shares entitled to vote in an election of directors or by the vote of at least two-thirds of the directors then in office. These provisions could enable a minority of the Company's shareholders to prevent the removal of a director sought to be removed by a majority of the shareholders. These provisions could also tend to enhance management's ability to retain control over the Company's affairs and to preserve a director's position on the Board.

WE DO NOT INTEND TO PAY DIVIDENDS

    We do not intend to pay cash dividends in the foreseeable future, as we expect to apply any earnings to developing and expanding the Bank's business. See "Dividend Policy."

THE MARKET PRICE OF THE COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR
  FUTURE SALE


    Future sales of substantial amounts of Common Stock in the public market or the perception that such sales could occur could adversely affect the market price of the Common Stock. As of February 4, 1999, the Company had outstanding 6,157,858 shares of Common Stock. Of these shares, the 3,500,000 shares of Common Stock sold in the IPO and 12,296 shares issued upon the exercise of stock options are, and the shares sold in this offering will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares owned by an "affiliate" of the Company, which will be subject to the limitations of Rule 144 under the Securities Act ("Rule 144"). The remaining 2,645,562 shares of Common Stock constitute "restricted securities" under the Securities Act. Of these shares, 372,655 shares are freely tradable because they have been held by non-affiliates of the Company for more than two years, and 41,406 shares held by non-affiliates of the Company will become freely tradable on August 1, 1999, when the two-year Rule 144 holding period expires. Certain directors and executive officers of the Company, who collectively hold 2,231,501 restricted shares of Common Stock, are precluded under OTS requirements from selling any of these shares of Common Stock without prior OTS approval until July 28, 2000. At that time, those shares will be eligible for sale in the public market under Rule 144. The Company and its directors and executive officers have also agreed, for a period of 180 days after the date of this Prospectus, not to sell or otherwise dispose of any of their shares of Common Stock (regardless of whether they are restricted securities or could otherwise be sold under Rule 144) without the prior consent of Bear, Stearns & Co. Inc. Consequently, 41,406 and 2,231,500 shares of Common Stock will become eligible for sale in the public market (subject, in the case of affiliates of the Company, to the volume and other limitations of Rule 144) on August 1, 1999 and July 28, 2000, respectively. If all of these shares are sold when they first become eligible for resale, the increase in the number of shares available for sale could adversely affect the market price of the Common Stock.


THE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING WILL BE DILUTED
  SUBSTANTIALLY


    As of September 30, 1998, the net tangible book value of the Common Stock was $6.13 per share (the book value per share less the book value per share of the Charter). The pro forma adjusted net tangible book value of the Common Stock as of September 30, 1998 will be $16.64 per share. As a result, if you purchase shares of Common Stock in this offering, the net tangible book value per share of the Common Stock you purchase will be diluted by an amount equal to $29.36 per share upon the completion of this offering. You will experience further dilution as holders of options to purchase Common Stock exercise their options.

                                USE OF PROCEEDS


    We estimate that the net proceeds to the Company from its sale of 2,430,000 shares of Common Stock in this offering (after payment of underwriting discounts and commissions and estimated expenses of the offering) will be $105,032,100 ($123,289,500 if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds to launch new marketing initiatives and to provide the additional capital required to support asset growth. In particular, the Company has budgeted approximately $3.6 million for marketing expenses in 1999.


                                 CAPITALIZATION

    The following table sets forth the Company's consolidated capitalization at September 30, 1998 and the pro forma consolidated capitalization as adjusted to give effect to the consummation of the offering. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                         SEPTEMBER 30, 1998
                                                                                    -----------------------------
                                                                                                    AS ADJUSTED
                                                                                       ACTUAL           (1)
                                                                                    -------------  --------------
Shareholders' Equity:
Preferred Stock, no par value, 10,000,000 shares authorized; no shares
  outstanding.....................................................................  $          --   $         --
Common Stock, $0.01 par value, 100,000,000 shares authorized; 6,147,637 shares
  outstanding and 8,577,637 shares outstanding, as adjusted(1)....................         61,476         85,776
Additional paid-in capital........................................................     43,638,804    148,646,604
Unamortized stock plan expense....................................................        (34,988)       (34,988)
Accumulated deficit...............................................................     (5,685,960)    (5,685,960)
Accumulated other comprehensive income, net of tax................................         27,578         27,578
                                                                                    -------------  --------------
  Total shareholders' equity......................................................  $  38,006,910   $143,039,010
                                                                                    -------------  --------------
                                                                                    -------------  --------------


------------------------


(1) Assumes that the net proceeds to the Company, after deducting the estimated underwriting discount and estimated offering expenses payable by the Company, are $105,032,100. If the underwriters exercise their over-allotment option in full, 2,850,000 shares of Common Stock would be sold by the Company, resulting in net proceeds of $123,289,500.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock has been listed on the Nasdaq SmallCap Market under the symbol "NTBK" since July 28, 1997. The following table sets forth for the periods indicated the high and low bid prices per share of Common Stock as reported on the Nasdaq SmallCap Market.


                                                                           HIGH        LOW
                                                                        ----------  ----------
1997
  Third quarter (commencing July 28, 1997)............................  $    13.25  $     8.63
  Fourth quarter......................................................  $    12.38  $     9.13

1998
  First quarter.......................................................  $    25.25  $    11.25
  Second quarter......................................................  $    31.63  $    22.00
  Third quarter.......................................................  $    36.38  $    15.75
  Fourth quarter......................................................  $    35.44  $    10.75

1999
  First quarter (through February 4, 1999)............................  $    68.25  $    26.00



    On February 4, 1999, there were approximately 3,500 holders of record of Common Stock. On February 4, 1999, the last closing price of the Common Stock on the Nasdaq SmallCap Market was $50.3125 per share.


                                   DIVIDENDS

    We have not declared or paid any cash or other dividends on the Common Stock. For the foreseeable future, we intend to retain earnings to grow our business and strengthen our capital base. In addition, the OTS regulates the dividends that the Bank can pay to the Company. See "Supervision and Regulation--Capital Distributions."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected financial data set forth below as of December 31, 1996 and 1997 and September 30, 1998 and with respect to the period from February 20, 1996 to December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1998 is derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected financial data set forth below for the nine months ended September 30, 1997 is derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such period. The operating results for the nine months ended September 30, 1998 set forth below are not intended to be indicative of the Company's results of operations that may be expected for the entire year. The following selected historical financial information should be read in conjunction with the Company's consolidated financial statements and the related notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          PERIOD FROM
                                                         FEBRUARY 20,
                                                         1996 (DATE OF                     NINE MONTHS ENDED
                                                        INCORPORATION)    YEAR ENDED         SEPTEMBER 30,
                                                        TO DECEMBER 31,  DECEMBER 31,  -------------------------
                                                             1996            1997         1997          1998
                                                        ---------------  ------------  -----------  ------------
INCOME STATEMENT DATA:
Interest income.......................................   $       7,709    $2,223,165   $   908,140  $ 11,743,207
Interest expense......................................        --           1,259,743       604,544     7,237,256
                                                        ---------------  ------------  -----------  ------------
  Net interest income.................................           7,709       963,422       303,596     4,505,951

Provision for loan losses.............................        --             471,706       391,707        15,559
                                                        ---------------  ------------  -----------  ------------
  Net interest income after provision for loan
    losses............................................           7,709       491,716       (88,111)    4,490,392

Noninterest income....................................          60,000        62,607        28,793       415,844
Noninterest expense...................................       3,906,891     6,131,762     4,679,176     3,859,639
                                                        ---------------  ------------  -----------  ------------
  Net income (loss) before income taxes...............      (3,839,182)   (5,577,439)   (4,738,494)    1,046,597
Income tax benefit....................................        --              --           --          2,684,064
                                                        ---------------  ------------  -----------  ------------
  Net income (loss)...................................   $  (3,839,182)   $(5,577,439) $(4,738,494) $  3,730,661
                                                        ---------------  ------------  -----------  ------------
                                                        ---------------  ------------  -----------  ------------
  Net income (loss) per common share--basic...........   $       (4.33)   $    (1.66)  $     (1.96) $       0.61(1)
                                                        ---------------  ------------  -----------  ------------
                                                        ---------------  ------------  -----------  ------------
  Net income (loss) per common and potential common
    share--diluted....................................   $       (4.33)   $    (1.66)  $     (1.96) $       0.58(1)
                                                        ---------------  ------------  -----------  ------------
                                                        ---------------  ------------  -----------  ------------
Weighted average shares outstanding--basic............         886,000     3,354,000     2,413,000     6,146,000
Weighted average shares outstanding--diluted..........         886,000     3,354,000     2,413,000     6,416,000

BALANCE SHEET DATA--AT PERIOD END:
Total assets..........................................   $   1,246,449    $93,219,809  $81,104,248  $283,069,392
Total deposits........................................        --          58,726,763    46,031,211   241,324,818
Shareholders' equity (deficit)........................        (386,073)   34,117,397    34,963,516    38,006,910
Book value per share..................................           (0.31)         5.55          5.69          6.18

FINANCIAL RATIOS:
Return on average total assets (ROA)..................             N/M        (11.81)%      (11.51)%         1.98%(2)
Return on average shareholders' equity (deficit)
  (ROE)...............................................             N/M        (33.07)%      (27.41)%        10.35%(2)

Percentage of nonperforming loans to total loans......              --            --            --          0.11%
Percentage of allowance for loan losses to total
  loans...............................................              --          1.01%         1.14%         1.82%
Percentage of charge-offs during the period to average
  loans...............................................              --          0.08%           --          0.12%
Percentage of allowance for loan losses to
  nonperforming loans.................................              --            --            --      1,677.57%
Percentage of average shareholders' equity (deficit)
  to average total assets.............................          (30.97)%       35.71%        41.99%        19.17%

------------------------------

(1) Pro forma net income per common and potential common share for the nine months ended September 30, 1998 would be $0.11 per share (basic and diluted) assuming a statutory income tax rate of 34% for the period.

(2) Pro forma return on to average total assets and average shareholders' equity for the nine months ended September 30, 1998 would be 0.37% and 2.00%, respectively, assuming a statutory income tax rate of 34% for the period.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

    The Company is a holding company that wholly owns Net.B@nk, formerly Atlanta Internet Bank, a federal savings bank. The Company was incorporated as a Georgia corporation on February 20, 1996 for the purpose of forming and, ultimately, operating Net.B@nk as a wholly owned federal savings bank subsidiary. During the period from February 20, 1996 to July 31, 1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with CFB, a wholly owned subsidiary of Carolina First, whereby CFB agreed to hold and service the deposit accounts generated by the Company in exchange for 1,325,000 shares of the Common Stock valued at $3.8 million. In addition, during the period from February 20, 1996 to July 31, 1997, the Company was a party to an agreement with First Alliance/Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company agreed to purchase the charter of First Alliance's subsidiary, Premier Bank, $5.0 million in loans, $5.0 million in certificates of deposit and $2.0 million in unimpaired capital in exchange for $2.2 million in cash, 41,406 shares of the Common Stock valued at $125,000 and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses.

    On July 11, 1997, the Company received final regulatory approval from the OTS to purchase the Charter from First Alliance. On July 28, 1997, the Company sold 3,500,000 shares of its Common Stock to the public in the IPO. On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the IPO and consummated its agreements with both First Alliance and CFB. As a result, Net.B@nk became a wholly owned subsidiary of the Company. As of September 30, 1998, the Company had 14,634 accounts and approximately $241.3 million in deposits.

FINANCIAL CONDITION

    The Company's assets were $283.1 million at September 30, 1998, compared to $93.2 million and $1.2 million at December 31, 1997 and December 31, 1996, respectively. The increase of $189.9 million from December 31, 1997 to September 30, 1998 was primarily due to growth in the Company's loan portfolio resulting from its purchase of approximately $180.3 million in home equity loans, first and second mortgages, construction loans and other participation loans during the nine months ended September 30, 1998. In addition, the Company recorded a $2.7 million deferred tax asset related primarily to previous net operating loss carryforwards which it expects to realize for tax purposes. Because the Company achieved profitability in the second quarter of 1998, management now believes that it is more likely than not that its deferred tax assets will be realized. A loan sale proceeds receivable of $20.3 million related to loan origination agreements with third parties has also been recorded.

    The increase in total assets of $92.0 million from December 31, 1996 to December 31, 1997 was due to the receipt of approximately $38.4 million in net proceeds from the IPO and approximately $47.8 million in cash related to customer deposits transferred to the Company from CFB and First Alliance upon consummation of the servicing agreement and purchase of the Charter in July 1997. In addition, cash of $12.7 million was received from new deposits originated during the fourth quarter of 1997. As of December 31, 1997, proceeds of $18.1 million had been invested in collateralized mortgage obligations and government backed securities. Approximately $44.5 million of the proceeds had been used to purchase first and second mortgage loans, auto leases and loans and unsecured loans from CFB and other third parties. In addition, approximately $28.9 million of the proceeds were invested in overnight federal funds. The remaining net proceeds of the IPO were used for the Charter stock purchase ($2.3 million), reimbursement of CFB expenses ($2.1 million), bonus payments to employees ($450,000) and general corporate purposes.

    Total liabilities increased $186.0 million from $59.1 million at December 31, 1997 to $245.1 million at September 30, 1998 primarily due to the rapid growth of the Company's deposit portfolio as a result of marketing programs introduced by the Company in the fourth quarter of 1997. Total liabilities increased $57.5 million from $1.6 million at December 31, 1996 to $59.1 million at December 31, 1997 due to the transfer of approximately $47.8 million in customer deposits from CFB and First Alliance as a result of consummation of the Company's servicing agreement with CFB and purchase of the Charter in July 1997. In addition, deposits increased by $12.7 million in the fourth quarter of 1997 due to new marketing programs introduced by the Company.

    Total shareholders' equity increased $3.9 million from December 31, 1997 to September 30, 1998. The increase resulted from net income of $3.7 million, $110,000 in other comprehensive income and a reduction of $40,000 in unamortized stock plan expense. Total shareholders' equity (deficit) increased $34.5 million from a deficit of approximately $386,000 as of December 31, 1996 to equity of $34.1 million as of December 31, 1997 due primarily to the receipt of approximately $38.4 million in net proceeds from the issuance of Common Stock, including shares issued in the IPO and shares issued for the purchase of the Charter. The increase resulting from the issuance of Common Stock was offset by $83,000 in other comprehensive loss, an increase in unamortized stock plan expense of approximately $47,000 and the net loss for the year ended December 31, 1997 of $5.7 million.

    AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS EARNED AND RATES PAID. The following table sets forth, for the period subsequent to the formation of Net.B@nk, information regarding the Company's average balance sheet. The average yields and rates represent the annualized rates. Information is based on average monthly balances during the five months ended December 31, 1997 and the nine months ended September 30, 1998.

                                                                                        DECEMBER 31, 1997
                                                                            -----------------------------------------
                                                                                              INTEREST      AVERAGE
                                                                               AVERAGE        EARNED/       YIELD/
                                                                               BALANCE          PAID         RATE
                                                                            --------------  ------------  -----------
Interest-Earning Assets:
  Short-term investments..................................................  $   43,800,000  $    944,743        5.34%
  Investment securities(1)................................................       8,900,000       183,184        7.06%
  Loans receivable(2).....................................................      30,200,000     1,095,238        8.70%
                                                                            --------------  ------------
    Total interest-earning assets.........................................      82,900,000     2,223,165        6.44%
Noninterest-earning assets................................................       2,000,000
                                                                            --------------
    Total assets..........................................................  $   84,900,000
                                                                            --------------
                                                                            --------------
Interest-Bearing Liabilities--Deposits:...................................  $   48,700,000     1,259,743        5.17%
Noninterest-bearing liabilities...........................................       1,000,000
                                                                            --------------
    Total liabilities.....................................................      49,700,000
Equity....................................................................      35,200,000
                                                                            --------------  ------------
    Total liabilities and equity..........................................  $   84,900,000
                                                                            --------------
                                                                            --------------
Net interest earnings.....................................................                  $    963,422        1.27%
                                                                                            ------------         ---
                                                                                            ------------         ---
Net yield on interest-earning assets(3)...................................                                      2.79%
                                                                                                                 ---
                                                                                                                 ---

------------------------

(1) Based on amortized cost; changes in fair value are not considered.

(2) No separate treatment has been made for non-accrual loans.

(3) Net interest income divided by average interest-earning assets.

                                                                                       SEPTEMBER 30, 1998
                                                                            -----------------------------------------
                                                                                              INTEREST      AVERAGE
                                                                               AVERAGE        EARNED/       YIELD/
                                                                               BALANCE          PAID         RATE
                                                                            --------------  ------------  -----------
Interest-Earning Assets:
  Short-term investments..................................................  $   13,000,000  $    559,925        5.74%
  Investment securities(1)................................................      43,958,000     1,881,541        5.71%
  Loans receivable(2).....................................................     146,307,000     9,301,741        8.48%
                                                                            --------------  ------------         ---
    Total interest-earning assets.........................................     203,265,000    11,743,207        7.70%
Noninterest-earning assets................................................         779,000
                                                                            --------------
    Total assets..........................................................  $  204,044,000
                                                                            --------------
                                                                            --------------
Interest-Bearing Liabilities--Deposits:...................................  $  152,050,000     6,632,573        5.82%
Other interest-bearing liabilities--short-term borrowings.................      13,287,000       604,683        6.07%
                                                                            --------------  ------------         ---
    Total interest-bearing liabilities....................................     165,337,000     7,237,256        5.84%
Noninterest-bearing liabilities...........................................       3,289,000
                                                                            --------------
    Total liabilities.....................................................     168,626,000
Equity....................................................................      35,418,000
                                                                            --------------  ------------
    Total liabilities and equity..........................................  $  204,044,000
                                                                            --------------
                                                                            --------------
Net interest earnings.....................................................                  $  4,505,951        1.86%
                                                                                            ------------         ---
                                                                                            ------------         ---
Net yield on interest-earning assets(3)...................................                                      2.96%
                                                                                                                 ---
                                                                                                                 ---

------------------------

(1) Based on amortized cost; changes in fair value are not considered.

(2) No separate treatment has been made for non-accrual loans.

(3) Net interest income divided by average interest-earning assets.

    The following table sets forth a summary of the changes in interest income and interest expense resulting from changes in volume and rates for the periods indicated:

                                                                          NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                                              AS COMPARED TO THE YEAR ENDED
                                                                                    DECEMBER 31, 1997
                                                                        -----------------------------------------
                                                                                          INCREASE (DECREASE)
                                                                             NET                 DUE TO
                                                                          INCREASE     --------------------------
                                                                         (DECREASE)      RATE(1)      VOLUME(1)
                                                                        -------------  -----------  -------------
Interest-Bearing Assets:
  Short-term investments..............................................  $    (384,818) $   (54,099) $    (330,719)
  Investment securities...............................................      1,698,357       56,871      1,641,486
  Loans, gross........................................................      8,206,503      (80,880)     8,287,383
                                                                        -------------  -----------  -------------
    Total interest income.............................................      9,520,042      (78,108)     9,598,150
Interest-Bearing Liabilities:
  NOW accounts........................................................         21,557       (2,124)        23,681
  Money market........................................................         (9,368)     (71,243)        61,875
  Certificates of deposit.............................................      5,360,641      (54,879)     5,415,520
  Short-term and other borrowings.....................................        604,683      --             604,683
                                                                        -------------  -----------  -------------
    Total interest expense............................................      5,977,513     (128,246)     6,105,759
                                                                        -------------  -----------  -------------
    Net interest income...............................................  $   3,542,529  $    50,138  $   3,492,391
                                                                        -------------  -----------  -------------
                                                                        -------------  -----------  -------------

------------------------
(1) The changes in interest income and/or expense not due solely to rate or volume have been allocated to the rate component.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1997

    GENERAL. Net income for the nine months ended September 30, 1998 amounted to $3.7 million, an increase of $8.4 million when compared to the $4.7 million loss for the nine months ended September 30, 1997. The statement of operations for the nine months ended September 30, 1997 reflects the Company's operations before and immediately following the acquisition of the Charter. Because it did not acquire the Charter until July 31, 1997, the Company had no earning assets prior to that date. A substantial portion of the income for the nine months ended September 30, 1998 resulted from the recognition of $2.7 million in tax benefits. The benefits resulted from the reversal of a valuation allowance of $3.3 million previously associated with the Company's deferred tax assets offset by income tax expense for the nine months ended September 30, 1998. As the Company achieved profitability during the three months ended June 30, 1998, management now believes it is more likely than not that such deferred tax assets will be realized.

    INTEREST INCOME. Interest income related to the Company's loan and investment portfolio for the nine months ended September 30, 1998 was $11.7 million as compared with $908,000 for the nine months ended September 30, 1997. The three months ended September 30, 1997 was the first quarter of the Company's operations following the acquisition of the Charter. The Company recognized interest income on loans purchased from CFB and on investment securities purchased with proceeds from the IPO during that quarter. The increase in interest income for the nine months ended September 30, 1998 as compared to the same period in 1997 is a result of the growth of the operations of the Bank.

    INTEREST EXPENSE. For the nine months ended September 30, 1998, $6.6 million in interest expense was recorded as a result of the Company's increase in customer deposits. Interest expense of $605,000 was recorded during the nine months ended September 30, 1997 as the Company transferred its deposits to Net.B@nk from CFB and began paying interest on those deposits during the three months ended September 30, 1997. In addition, during the nine months ended September 30, 1998, the Company recorded approximately $605,000 in interest expense associated with short-term borrowings under its line of credit agreements.

    NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. With the growth in the Company's operations, net interest income increased to $4.5 million for the nine months ended September 30, 1998 as compared to $304,000 for the nine months ended September 30, 1997.

    PROVISION FOR LOAN LOSSES. In connection with the purchase of various loan portfolios, the Company assesses the inherent loss in the portfolios and records the necessary allowance by adjusting the premium or discount associated with each portfolio. In addition to this allowance, the Company then records an additional allowance relative to all loans except for those with a specific reserve already established. The Company recorded a $16,000 provision for loan losses for the nine months ended September 30, 1998 as compared with $392,000 recorded during the nine months ended September 30, 1997. The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

    NONINTEREST INCOME. For the nine months ended September 30, 1998, the Company recorded approximately $416,000 in loan and deposit service charges and fees as compared with $29,000 recorded during the nine months ended September 30, 1997. The significant increase in service charges from the nine months ended September 30, 1997 to the nine months ended September 30, 1998 was driven by the significant increase in both the loan and deposit portfolios.

    NONINTEREST EXPENSES. Noninterest expenses decreased $820,000 for the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997. The primary component of the decrease during the nine months ended September 30, 1998 was a $1.4 million decrease in the amortization of the service contract with CFB as the service contract was fully amortized during the second quarter of 1997. In addition, salaries and benefits decreased $1.0 million as certain services were outsourced by the Company and $450,000 of bonuses were paid to the employees of the Company upon completion of the IPO in July 1997. These decreases were partially offset by increases in marketing, outside services, data processing, occupancy and other expenses as the Company moved to its new offices and began soliciting and serving new deposit customers.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE PERIOD FROM FEBRUARY 20, 1996 TO
  DECEMBER 31, 1996

    GENERAL. The Company did not have any earning assets until July 31, 1997, when it acquired the Charter. The net loss for the year ended December 31, 1997 was $5.6 million, an increase of $1.7 million when compared to the period from February 20, 1996 to December 31, 1996. The statement of operations for the period from February 20, 1996 to December 31, 1996 reflects the initial phase of the Company's operations, including the acquisition, testing and implementation of the Internet banking platform, marketing expenses and the accrual of CFB's expense reimbursements. Under the operations agreement with CFB, customer deposits and the related assets resulting from the Company's marketing efforts, which began in August 1996, were included in CFB's financial operations.

    INTEREST INCOME. Interest income for the year ended December 31, 1997 was $2.2 million. The Company did not record a significant amount of interest income for the period from February 20, 1996 to December 31, 1996 because the Company had no investments or loans at that time. On July 31, 1997, the Company received the net proceeds from the IPO and customer deposits held by CFB and invested those funds in federal funds, mortgage-backed securities and loans purchased from CFB and an independent third party.

    INTEREST EXPENSE. Because the Company did not begin soliciting deposit accounts until October 1996, it did not record any interest expense for the period from February 20, 1996 to December 31, 1996. On July 31, 1997, based on the terms of the servicing agreement with CFB and the Charter purchase agreement, CFB and First Alliance transferred approximately $47.8 million in customer deposits and related assets to the Company. The Company recorded approximately $1.3 million of interest expense during the year ended December 31, 1997. This amount includes $163,479 of net interest expense, which represents the difference between interest expense paid to customers and interest income paid to the Company by CFB at contractual rates (as set forth in the servicing agreement) prior to July 31, 1997.

    NET INTEREST INCOME. Net interest income is determined by the Company's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income was $963,000 for the year ended December 31, 1997. Because the Company did not receive the Charter until July 31, 1997, the Company was not allowed to hold investments, loans or customer deposits during the period from February 20, 1996 to December 31, 1996 and, therefore, no significant amount of net interest income was recorded for the period from February 20, 1996 to December 31, 1996.

    PROVISION FOR LOAN LOSSES. The Company purchased its first loans during the period from July 31, 1997 to December 31, 1997. During such period, the Company recorded a provision for loan losses of

$472,000. The allowance for loan losses is maintained at a level estimated to be adequate to provide for potential losses in the loan portfolio. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors.

    NONINTEREST INCOME. For the period from July 31, 1997 to December 31, 1997, the Company recorded approximately $63,000 in loan and deposit service charges and fees. Only miscellaneous management fees received of $60,000 were recorded during the period from February 20, 1996 to December 31, 1996.

    NONINTEREST EXPENSES. Noninterest expenses increased $2.2 million from $3.9 million during the period from February 20, 1996 to December 31, 1996 to $6.1 million for the year ended December 31, 1997. The primary components of the increase during the year ended December 31, 1997 were an increase of $1.6 million in salaries and benefits, which reflects the payment of approximately $450,000 in bonuses to employees; the amortization of approximately $343,000 in stock plan expense; increases of $305,000, $391,000, and $236,000 in customer service, data processing and marketing, respectively, reflecting the growth of the Company's deposit base and related support functions; and an increase of approximately $260,000 in other operating expenses consisting primarily of legal and accounting fees. The above increases were offset by a $960,000 decrease in the amortization of the service contract with CFB as the service contract was fully amortized during the second quarter of 1997. The expenses for the period from February 20, 1996 to December 31, 1996 reflect only the initial phase of the Company's operations, including the acquisition, testing, and implementation of the Internet banking platform, marketing expenses and the accrual of CFB's expense reimbursements.

STOCK OPTIONS

    The Company has a 1996 Stock Incentive Plan (the "Plan"), which authorizes the grant to key employees, officers, directors, and consultants of the Company of nonqualified and incentive stock options to purchase shares of Common Stock, derivative securities related to the value of the Common Stock or cash awards. Initially, the Plan limited the total number of shares that eligible participants could receive to 397,500. Effective with shareholder approval on April 23, 1998, the Board of Directors amended the Plan to increase the total number of shares reserved for the Plan to 600,000. Generally, the options expire ten years from the date of the grant.

    A summary of the status of options granted under the Plan as of December 31, 1996 and 1997 and September 30, 1998 and the activity during such periods follows:

                                                                WEIGHTED                   WEIGHTED                    WEIGHTED
                                                                 AVERAGE                    AVERAGE                     AVERAGE
                                                DECEMBER 31,    EXERCISE    DECEMBER 31,   EXERCISE    SEPTEMBER 30,   EXERCISE
                                                    1996          PRICE         1997         PRICE         1998          PRICE
                                                -------------  -----------  ------------  -----------  -------------  -----------
Outstanding at beginning of period............       --         $  --            16,562    $    1.21       366,456     $    5.98
Granted.......................................       16,562          1.21       352,875         5.82        90,000         14.63
Exercised.....................................       --            --            --           --            (2,075)         3.62
Terminated....................................       --            --            (2,981)        3.62       (13,875)         6.75
                                                     ------                 ------------               -------------
Outstanding at end of period..................       16,562     $    1.21       366,456    $    5.98       440,506     $    7.74
                                                     ------                 ------------               -------------
                                                     ------                 ------------               -------------

    In connection with the issuance of some of the options issued during the year ended December 31, 1997, $390,484 of compensation expense will be recognized over the vesting period. Certain of those options vested immediately on July 28, 1997 upon completion of the IPO, and $319,704 of unamortized compensation expense was recognized. The other options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance. Of the vested options, 236,141 cannot be exercised and sold until July 28, 2000 in accordance with an agreement signed with the OTS. As such, of the 440,506 options outstanding as of September 30, 1998, 261,609 are exercisable.

MARKET RISK

    ASSET AND LIABILITY MANAGEMENT. The Company's principal business is the generation of customer deposits in order to purchase loans. Consequently, a significant portion of the Company's assets and liabilities are monetary in nature and fluctuations in interest rates, specifically the prime rate, will affect the Company's future net interest income and cash flows. This interest rate risk is the Company's primary market risk exposure. The Company does not enter into derivative financial instruments such as futures, forwards, swaps and options. Also, the Company has no market risk-sensitive instruments held for trading purposes. The Company's exposure to market risk is reviewed on a regular basis by its management.

    The following table sets forth the interest rate risk of the Company's assets and liabilities as of September 30, 1998:

                                                       TERM TO MATURITY
                       ---------------------------------------------------------------------------------
                                                       YEAR                                   OVER FIVE
                       --------------------------------------------------------------------   YEARS AND
                           ONE           TWO          THREE          FOUR          FIVE      INSENSITIVE     TOTAL     FAIR VALUE
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
Interest-Earning
  Assets:
  Cash and cash
    equivalents......  $     71,274                                                                       $    71,274  $    71,274
  Federal funds
    sold.............     9,596,790                                                                         9,596,790    9,596,790
  Investment
    securities.......                                                                        $41,350,339   41,350,339   41,350,339
  Stock of Federal
    Home Loan Bank of
    Atlanta..........                                                                            251,500      251,500      251,500
  Loan sale proceeds
    receivable.......    20,347,536                                                                        20,347,536   20,347,536
  Loans receivable...    32,110,756  $  3,486,280  $  3,538,011  $  2,251,462                162,457,733  203,844,242  203,407,078
                       ------------  ------------  ------------  ------------                -----------  -----------  -----------
    Total interest-
      earning
      assets.........    62,126,356     3,486,280     3,538,011     2,251,462                204,059,572  275,461,681  275,024,517
Noninterest-earning
  assets.............                                                                          7,607,711    7,607,711    7,607,711
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
Total assets.........  $ 62,126,356  $  3,486,280  $  3,538,011  $  2,251,462  $    --       $211,667,283 $283,069,392 $282,632,228
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
Interest-Bearing
  Liabilities:
  Interest-bearing
    deposits.........  $229,513,336  $  2,351,623  $  4,513,141                                           $236,378,100 $241,501,312
  Interest-free
    deposits.........                                                                        $ 4,946,718    4,946,718    4,936,251
  Other interest-free
    liabilities and
    equity...........                                                                         41,744,574   41,744,574   41,744,574
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
    Total liabilities
      and equity.....  $229,513,336  $  2,351,623  $  4,513,141  $    --       $    --       $46,691,292  $283,069,392 $288,182,137
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
                       ------------  ------------  ------------  ------------  ------------  -----------  -----------  -----------
Net interest rate
  sensitivity gap....  $(167,386,980) $  1,134,657 $   (975,130) $  2,251,462                $164,975,991
Cumulative gap.......  (167,386,980) (166,252,323) (167,227,453) (164,975,991) (164,975,991)
Net interest rate
  sensitivity gap as
  a percent of
  interest-earning
  assets.............       (269.43)%       (32.55)%       (27.56)%       100.00%                  80.85%
Cumulative gap as a
  percent of
  cumulative
  interest-earning
  assets.............       (269.43)%      (253.38)%      (241.83)%      (231.05)%      (231.05)%

                         WEIGHTED
                          AVERAGE
                         INTEREST
                           RATE
                       -------------
Interest-Earning
  Assets:
  Cash and cash
    equivalents......
  Federal funds
    sold.............         5.02%
  Investment
    securities.......         7.50%
  Stock of Federal
    Home Loan Bank of
    Atlanta..........
  Loan sale proceeds
    receivable.......         6.70%
  Loans receivable...         8.09%
    Total interest-
      earning
      assets.........
Noninterest-earning
  assets.............
Total assets.........
Interest-Bearing
  Liabilities:
  Interest-bearing
    deposits.........         5.82%
  Interest-free
    deposits.........
  Other interest-free
    liabilities and
    equity...........
    Total liabilities
      and equity.....
Net interest rate
  sensitivity gap....
Cumulative gap.......
Net interest rate
  sensitivity gap as
  a percent of
  interest-earning
  assets.............
Cumulative gap as a
  percent of
  cumulative
  interest-earning
  assets.............

    The Company measures interest rate sensitivity as the difference between amounts of interest-earning assets and interest-bearing liabilities that mature within a given period of time. The difference, or the interest rate sensitivity "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. In a rising interest rate environment, an institution with a positive gap would be in a better position than an institution with a negative gap to invest in higher yielding assets or have its asset yields adjusted upward, which would result in the yield on its assets increasing at a faster pace than the cost of its interest-bearing liabilities. During a period of falling interest rates, however, an institution with a positive gap would tend to have its assets maturing at a faster rate than one with a negative gap, which would tend to reduce or restrain the growth of its net interest income.

LENDING ACTIVITIES

    GENERAL. At December 31, 1997 and September 30, 1998, the Company's loans receivable portfolio totaled $44.9 million and $203.8 million, or 48.2% and 72.0% of total assets, respectively. The majority of the Company's loans were purchased from CFB and other originating institutions. The Company has concentrated its purchasing activities on one- and three-year adjustable rate mortgage loans, home equity lines of credit, fixed residential mortgages and construction loans.

    LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Company's loan portfolio by type of loan as of December 31, 1997 and September 30, 1998:

                                                                      DECEMBER 31, 1997         SEPTEMBER 30, 1998
                                                                   ------------------------  -------------------------
                                                                      AMOUNT          %          AMOUNT          %
                                                                   -------------  ---------  --------------  ---------
Residential mortgages............................................  $   9,879,537       22.0% $   62,399,665       30.6%
Construction.....................................................      5,399,624       12.0      22,599,475       11.1
Commercial.......................................................       --           --           5,500,000        2.7
Equipment leases.................................................      4,478,053       10.0       1,492,119        0.7
Equity lines.....................................................      4,412,013        9.8      97,602,387       47.9
Auto.............................................................     14,623,745       32.6       9,279,699        4.6
Home improvement.................................................      4,073,964        9.0       2,455,681        1.2
Personal.........................................................      1,165,750        2.6       2,091,343        1.0
Other............................................................        900,721        2.0         423,873        0.2
                                                                   -------------  ---------  --------------  ---------
    Total loans receivable.......................................  $  44,933,407      100.0% $  203,844,242      100.0%
                                                                   -------------  ---------  --------------  ---------
                                                                   -------------  ---------  --------------  ---------

    CONTRACTUAL PRINCIPAL REPAYMENTS. The following table sets forth certain information at September 30, 1998 regarding the dollar amount of loans maturing in the Company's total loan portfolio, based on the contractual terms to maturity. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                              DUE 1                                                     WEIGHTED
                                             YEAR OR       DUE 1-5        AFTER 5                        AVERAGE
                                              LESS          YEARS          YEARS           TOTAL          YIELD
                                          -------------  ------------  --------------  --------------  -----------
Residential mortgages...................  $    --        $    --       $   62,399,665  $   62,399,665        7.25%
Construction............................     22,599,475       --             --            22,599,475        8.25%
Equipment leases........................      1,492,119       --             --             1,492,119        9.50%
Commercial..............................      5,500,000       --             --             5,500,000        8.25%
Other consumer..........................      2,519,162     9,275,753     100,058,068     111,852,983        8.50%
                                          -------------  ------------  --------------  --------------
    Total...............................  $  32,110,756  $  9,275,753  $  162,457,733  $  203,844,242        8.09%
                                          -------------  ------------  --------------  --------------
                                          -------------  ------------  --------------  --------------

    The following table sets forth the dollar amount of total loans due after one year from September 30, 1998, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

                                                                                    ADJUSTABLE
                                                                    FIXED RATE         RATE           TOTAL
                                                                   -------------  --------------  --------------
Residential mortgages............................................  $  33,405,962  $   28,993,703  $   62,399,665
Other consumer...................................................     11,731,434      97,602,387     109,333,821
                                                                   -------------  --------------  --------------
    Total........................................................  $  45,137,396  $  126,596,090  $  171,733,486
                                                                   -------------  --------------  --------------
                                                                   -------------  --------------  --------------

    A savings institution generally may not make loans to one borrower and its related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower and its related entities if the loans are fully secured by readily marketable securities. At September 30, 1998, the Company's limit on loans to one borrower was approximately $5.7 million (15% unimpaired capital and surplus). At September 30, 1998, the Company had not made any loans to any one borrower, including persons or entities related to the borrower, exceeding the limitation.

    ASSET QUALITY AND NONPERFORMING ASSETS. During the year ended December 31, 1997 and during the nine months ended September 30, 1998, the Company did not have any significant loans on nonaccrual status, significant loans past due 90 days or more or restructured loans.

    CONCENTRATIONS OF CREDIT RISK. At December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States. At September 30, 1998, a majority of the Company's loans were with customers residing in the Western and Southeastern United States.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is maintained at a level management considers adequate to provide for probable losses in the loan portfolio. As the majority of the Company's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans management deems uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    Although management uses the best information available to make determinations with respect to the provisions for loan losses, additional provisions for loan losses may be necessary in the future should economic or other conditions change substantially. In addition, the OTS, as an integral part of the examination process, periodically reviews the Company's allowance for loan losses. The agency may require the Company to recognize additions to such allowance based on their judgments about the information available to them at the time of their examination.

    The following table sets forth an analysis of the Company's allowance for loan losses during the year ended December 31, 1997 and the nine months ended September 30, 1998:

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1997          1998
                                                                                      ------------  -------------
Balance--Beginning of period........................................................   $   --        $   453,444
                                                                                      ------------  -------------
  Allowance recorded in connection with the purchase of loan pools..................       --          3,388,499
  Provision for loan losses.........................................................      471,706         15,559
                                                                                      ------------  -------------
Loans charged off:
    Equipment leases................................................................       (8,477)       (24,449)
    Auto............................................................................       --           (113,343)
    Personal........................................................................       --            (13,558)
    Other...........................................................................       (9,785)       --
                                                                                      ------------  -------------
      Total loans charged off.......................................................      (18,262)      (151,350)
                                                                                      ------------  -------------
Balance--End of period..............................................................   $  453,444    $ 3,706,152
                                                                                      ------------  -------------
                                                                                      ------------  -------------
Allowance for loan losses as a percent of total loans outstanding...................         1.01%          1.82%
                                                                                      ------------  -------------
                                                                                      ------------  -------------

    The following table sets forth information concerning the allocation of the Company's allowance for loan losses by loan category at December 31, 1997 and September 30, 1998:

                                                               DECEMBER 31, 1997            SEPTEMBER 30, 1998
                                                          ---------------------------  -----------------------------
                                                                        PERCENT OF                     PERCENT OF
                                                                       LOANS IN EACH                  LOANS IN EACH
                                                                        CATEGORY TO                    CATEGORY TO
                                                            AMOUNT      TOTAL LOANS       AMOUNT       TOTAL LOANS
                                                          ----------  ---------------  ------------  ---------------
Residential mortgages...................................  $   24,231          22.0%    $  1,889,099          30.6%
Construction............................................      52,400          12.0          112,996          11.1
Equipment leases........................................     112,887          10.0           40,539           0.7
Commercial..............................................      --            --               13,750           2.7
Home improvement........................................      22,194           9.0           24,045           1.2
Equity lines............................................      48,951           9.8        1,311,630          47.9
Auto....................................................     179,984          32.6          273,851           4.6
Personal and other......................................      12,797           4.6           40,242           1.2
                                                          ----------         -----     ------------         -----
                                                          $  453,444         100.0%    $  3,706,152         100.0%
                                                          ----------         -----     ------------         -----
                                                          ----------         -----     ------------         -----

    INVESTMENT SECURITIES. The investment policy of the Company, as established by the Board of Directors, is designed primarily to provide and maintain liquidity and to generate a favorable return on investments without incurring undue interest rate risk, credit risk and investment portfolio asset concentrations. The Company's investment policy is currently implemented by the investment committee within the parameters set by the Board of Directors.

    The Company is authorized to invest in obligations issued or fully guaranteed by the United States government, certain federal agency obligations, certain time deposits, negotiable certificates of deposit issued by commercial banks and other insured financial institutions, investment grade corporate debt securities and other specified investments.

    Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. At December 31, 1997 and September 30, 1998, all of the Company's investment securities were classified as available for sale. At December 31, 1997 and September 30, 1998, investments in the debt and/or equity securities of any one issuer did not exceed more than 10% of the Company's shareholders' equity.

    The following table sets forth certain information relating to the Company's available for sale securities at December 31, 1997 and September 30, 1998:

                                                                               DECEMBER 31, 1997
                                                             ------------------------------------------------------
                                                                              GROSS
                                                             ---------------------------------------    ESTIMATED
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
Collateralized mortgage obligations........................  $   8,127,863   $  --        $  --       $   8,127,863
United States government agencies obligations..............     10,009,346      --           83,063       9,926,283
                                                             -------------  -----------  -----------  -------------
                                                             $  18,137,209   $  --        $  83,063   $  18,054,146
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                                                                               SEPTEMBER 30, 1998
                                                             ------------------------------------------------------
                                                                              GROSS
                                                             ---------------------------------------    ESTIMATED
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
Collateralized mortgage obligations........................  $  40,012,748   $  --        $   4,348   $  40,008,400
United States government agencies obligations..............      1,294,500      47,439       --           1,341,939
                                                             -------------  -----------  -----------  -------------
                                                             $  41,307,248   $  47,439    $   4,348   $  41,350,339
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The following table sets forth the amount of the Company's investment securities that mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 1998. The actual maturity of the Company's investment securities may differ from contractual maturity as certain of the Company's investment securities are subject to call provisions which allow the issuer to accelerate the maturity date of the security:

                                                                                    CONTRACTUALLY MATURING
                                                                     -----------------------------------------------------
                                                                                    WEIGHTED       GREATER      WEIGHTED
                                                                         5-10        AVERAGE        THAN         AVERAGE
                                                                        YEARS         YIELD       10 YEARS        YIELD
                                                                     ------------  -----------  -------------  -----------
Collateralized mortgage obligations................................  $  6,386,261        7.00%  $  33,622,139        7.50%
United States government agencies obligations......................       --           --           1,341,939        7.58
                                                                     ------------         ---   -------------         ---
                                                                     $  6,386,261        7.00%  $  34,964,078        7.50%
                                                                     ------------         ---   -------------         ---
                                                                     ------------         ---   -------------         ---

SOURCES OF FUNDS

    GENERAL. The Company's primary sources of funds are deposits, borrowings, prepayments and maturities of outstanding loans, sales of loans, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled loan payments and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Company invests excess funds in overnight deposits and other short-term interest-earning assets. The Company can use cash generated through the retail deposit market, its traditional funding source, to offset the cash utilized in investing activities. The Company's available-for-sale securities and short-term interest-earning assets can also be used to provide liquidity for lending and other operational requirements. As an additional source of funds, the Company has two line of credit agreements totaling $100 million. See "--Capital Resources" and Note 8 of the notes to the Company's consolidated financial statements.

    DEPOSITS. The Company's deposit products include a broad selection of deposit instruments, including commercial checking accounts, negotiable order of withdrawal accounts ("NOW accounts"), money market accounts and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

    The Company utilizes nontraditional marketing methods to attract new customers and savings deposits. The Company's target market includes Internet users, on-line shoppers and special niche customers. The Company markets its products and services by placing banner advertisements on portals and Web sites that it believes will attract the Bank's target customers. The Bank also derives a marketing benefit from media coverage. Additionally, the Company continually seeks to form product and marketing alliances with other financial services providers to broaden our product and service offerings and appeal to a broader customer base.

    The Company has been competitive in the types of accounts and range of interest rates it has offered on its deposit products. Deposit levels have increased during the year ended December 31, 1997 and the nine months ended September 30, 1998 primarily as a result of competitive rates offered by the Company and Internet advertising. The weighted average interest rate paid during the year ended December 31, 1997 and the nine months ended September 30, 1998 was 5.17% and 5.82%, respectively. Although market demand generally dictates which deposit maturities and rates will be accepted by the public, the Company intends to continue to promote checking and NOW accounts as well as longer-term certificates of deposit to the extent possible and consistent with asset and liability management goals.

    The following table sets forth the dollar amount of deposits and weighted average interest rates in the various types of deposit programs offered by the Company at December 31, 1997 and September 30, 1998:

                                                          DECEMBER 31, 1997                        SEPTEMBER 30, 1998
                                               ---------------------------------------  ----------------------------------------
                                                                            WEIGHTED                                  WEIGHTED
                                                                             AVERAGE                                   AVERAGE
                                                                            INTEREST                                  INTEREST
                                                  AMOUNT      PERCENTAGE      RATE          AMOUNT      PERCENTAGE      RATE
                                               -------------  -----------  -----------  --------------  -----------  -----------
Demand checking accounts.....................  $     293,054         0.5%         N/A   $    4,946,718         2.0%         N/A
Interest-bearing:
NOW accounts.................................      1,573,283         2.7        3.28%        4,185,874         1.7        3.10%
Money market.................................     36,534,967        62.2        5.51%       55,688,986        23.1        5.25%
Certificates of deposit under $100,000.......     16,662,365        28.4        6.22%      171,476,042        71.1        5.86%
Certificates of deposit over $100,000........      3,663,094         6.2        6.22%        5,027,198         2.1        5.86%
                                               -------------       -----                --------------  -----------
Total deposits...............................  $  58,726,763       100.0%               $  241,324,818       100.0%
                                               -------------       -----                --------------  -----------
                                               -------------       -----                --------------  -----------

    The following table presents the average balance of each deposit type and the average rate paid on each deposit type for the year ended December 31, 1997 and the nine months ended September 30, 1998:

                                                                     YEAR ENDED               NINE MONTHS ENDED
                                                                    DECEMBER 31,                SEPTEMBER 30,
                                                                        1997                        1998
                                                             --------------------------  ---------------------------
                                                                AVERAGE       AVERAGE       AVERAGE        AVERAGE
                                                                BALANCE      RATE PAID      BALANCE       RATE PAID
                                                             -------------  -----------  --------------  -----------
Demand checking accounts...................................  $     300,000         N/A   $    1,570,000         N/A
Interest-bearing:
NOW accounts...............................................      1,728,571       3.28%        5,410,000       1.62%
Money market...............................................     33,328,571       5.51%       40,950,000       5.71%
Certificates of deposit under $100,000.....................     11,433,435       6.22%      102,400,638       6.10%
Certificates of deposit over $100,000......................      2,209,423       6.22%        3,289,362       6.10%

    The following table shows maturity information for the Company's certificates of deposit at September 30, 1998:

                                                                      MATURITY
                                                    --------------------------------------------
                                                       ONE YEAR         1 TO 2         2 TO 3
                                                       OR LESS          YEARS          YEARS          TOTAL
                                                    --------------  --------------  ------------  --------------
4.01--6.00%.......................................  $  169,638,476  $     --        $    --       $169,638,476...
6.01--8.00%.......................................        --             2,351,623     4,513,141       6,864,764
                                                    --------------  --------------  ------------  --------------
  Total...........................................  $  169,638,476  $    2,351,623  $  4,513,141  $  176,503,240
                                                    --------------  --------------  ------------  --------------
                                                    --------------  --------------  ------------  --------------

    The following table sets forth the maturities of the Company's certificates of deposit having principal amounts of $100,000 or more at September 30, 1998:

Within three months.............................................................  $ 300,095
Over three months through six months............................................  3,011,148
Over six months through one year................................................  1,501,058
Over one year...................................................................    214,897
                                                                                  ---------
  Total certificates of deposit with balances of $100,000 or more...............  $5,027,198
                                                                                  ---------
                                                                                  ---------

    CAPITAL RESOURCES. Net.B@nk is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of Net.B@nk to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Net.B@nk must meet specific capital guidelines that involve quantitative measures of Net.B@nk's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Net.B@nk's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require Net.B@nk to maintain the minimum capital amounts and ratios set forth in the table below. Net.B@nk's regulatory agency, the OTS, requires Net.B@nk to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0% and total risk-based capital to risk-weighted assets of 8.0%. Management believes that, as of September 30, 1998, Net.B@nk met all the capital adequacy requirements to which it was subject.

    As of September 30, 1998, the most recent notification from the OTS categorized Net.B@nk as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized, Net.B@nk must maintain minimum Tier I, core and risk-based capital ratios of at least 6.0%, 5.0% and 10.0%, respectively. No conditions or events have occurred since that date that management believes would change the institution's category.

    To maintain its status as a well capitalized financial institution under the regulatory framework for prompt corrective action and to continue to grow Net.B@nk, the Company projects the need for additional capital by June 1999.

    Net.B@nk's actual capital amounts and ratios at December 31, 1997 and September 30, 1998 are as follows (dollars in thousands):

                                                                                                       TO BE
                                                                                                   CATEGORIZED AS
                                                                              FOR CAPITAL        "WELL CAPITALIZED"
                                                           ACTUAL          ADEQUACY PURPOSES         BY THE OTS
                                                    --------------------  --------------------  --------------------
                                                     AMOUNT      RATIO     AMOUNT      RATIO     AMOUNT      RATIO
                                                    ---------  ---------  ---------  ---------  ---------  ---------
DECEMBER 31, 1997:
Total capital (to risk-weighted assets)...........  $  23,652      47.8%  $   3,956       8.0%  $   4,948      10.0%
Core capital (to tangible assets).................  $  23,735      28.3%  $   2,517       3.0%  $   4,196       5.0%
Tangible capital (to tangible assets).............  $  23,735      28.3%  $   1,259       1.5%     N/A        N/A
Tier I capital (to risk-weighted assets)..........  $  23,735      48.0%     N/A        N/A     $   2,969         6%

SEPTEMBER 30, 1998:
Total capital (to risk-weighted assets)...........  $  37,642      16.7%  $  18,071       8.0%  $  22,589      10.0%
Core capital (to tangible assets).................  $  35,292      12.6%  $   8,421       3.0%  $  14,035       5.0%
Tangible capital (to tangible assets).............  $  35,292      12.6%  $   4,210       1.5%     N/A        N/A
Tier I capital (to risk-weighted assets)..........  $  35,292      15.6%     N/A        N/A     $  13,553       6.0%

    Under current OTS regulations, the Company may make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the Company's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

    During the nine months ended September 30, 1998, the Company and Net.B@nk each entered into line of credit agreements with The Bankers Bank. The Company is a party to one such agreement and the Bank is a party to two such agreements. Under the terms of the Company's agreement, the Company may borrow 50% of the Bank's tangible equity, up to $17.0 million, using the stock of the Bank as collateral. Any amounts borrowed under the lines bear interest at a fixed rate of 8.00% per annum. During the nine months ended September 30, 1998, the Company borrowed and repaid $12.0 million under the line. Under the terms of its agreements, the Bank may borrow $5.0 million under an unsecured general purpose line and 99.0% of the value of its investment securities under another line. During the nine months ended September 30, 1998, the Bank borrowed and repaid $45.0 million under the investment securities line of credit. Both of the lines bear interest at 25 basis points above the Fed Funds rate, or 5.25% at September 30, 1998. There were no amounts outstanding under the lines of credit at September 30, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available for sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity.

    As of April 1, 1998, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 allows for the capitalization of costs related to the development and implementation of software obtained for internal use including materials, payroll and interest costs once the criteria of SOP 98-1 have been met. As of September 30, 1998, approximately $342,000 of these related costs had been capitalized.

    In June 1997, Statement of Financial Accounting Standards 131, "Disclosures about Segments of An Enterprise and Related Information" ("SFAS 131"), was issued. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company will adopt SFAS 131 in its financial statements for the year ending December 31, 1998. SFAS 131 will not have an effect on the Company's financial statements because it relates only to disclosure.

    In February 1998, Statement of Financial Accounting Standards 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), was issued. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures that are no longer useful. The Company will adopt SFAS 132 in its financial statements for the year ending December 31, 1998. SFAS 132 will not have an effect on the Company's financial statements because it relates only to disclosure.

    In June 1998, Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 is not expected to have an effect on the Company's financial statements.

YEAR 2000

    The Company is working to resolve the potential impact of the year 2000 on the ability of the computerized information systems it uses to accurately process information that may be date sensitive. Any of the programs we or our service providers use that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures that could ultimately cause Net.B@nk or its service providers to become unable to process customer transactions. This would require the Bank to cease operations pending resolution of the problem. We believe our principal risk lies in the potential inability of our outside vendors and service providers to process date-sensitive information involving the year 2000. We also face risks relating to the potential year 2000 noncompliance of other institutions that service our loans, merchants receiving electronic transfers of funds for our customers, the FedWire system governing electronic funds transfers, the ATM networks with which the Bank is affiliated and the Federal Reserve system itself. If we or any of these service providers or other entities cannot achieve year 2000 readiness, our business, financial condition, results of operations and cash flows could be materially adversely affected. Accordingly, management is devoting significant attention to identifying year 2000 issues and testing its in-house and external systems for year 2000 compliance. To date, the Company has incurred year 2000 remediation costs of approximately $13,000 and has budgeted approximately $25,000 for total remediation costs. The Company has been utilizing working capital to fund its year 2000 compliance program and anticipates that it will continue to do so.

    The Company began testing its in-house information technology ("IT") systems during the second quarter of 1998 and completed such testing during the third quarter of 1998. Management has not identified, and does not anticipate, any significant risks or issues relating to non-IT systems.

    The Company is also assessing the year 2000 compliance of its outside vendors and service providers. Because the Company primarily contracts with outside vendors for its computer application programs, management believes the Company's principal risk relating to year 2000 issues lies in the potential inability of those vendors to process date-sensitive information involving the year 2000. The Company began testing the systems provided by these vendors for year 2000 compliance in the third quarter of 1998, with an OTS-mandated completion date of June 30, 1999. In addition, management is contacting each of the Company's vendors to obtain a commitment that they are or will timely be year

2000 compliant. If such assurances are not forthcoming, or if management believes for any reason that any of its vendors will not be year 2000 compliant when required, management plans to contract with other vendors that would be able to provide comparable services at similar costs. Although we cannot offer any assurances, we believe such alternate vendors are and will be available. Alternatively, the Company could bring the outsourced services in-house by licensing the applicable software and converting it to run on the Company's platforms or form a correspondent relationship with an unaffiliated year 2000 compliant bank that could service Net.B@nk's customers and accounts until the Company could provide such services on a year 2000 compliant basis. Management believes that the Company could implement any of the forgoing contingency plans without a material interruption in its business and without a material adverse effect on the Company's financial condition, results of operations and cash flows.

QUARTERLY FINANCIAL DATA (UNAUDITED)

    Quarterly financial data for the period from February 20, 1996 to December 31, 1996, the year ended December 31, 1997 and the nine months ended September 30, 1998 is summarized as follows (in thousands, except per share amounts):

                                                                        FIRST     SECOND      THIRD     FOURTH
                                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                                      ---------  ---------  ---------  ---------
DECEMBER 31, 1996
Interest income.....................................................  $  --      $  --      $  --      $       8
Interest expense....................................................     --         --         --         --
                                                                      ---------  ---------  ---------  ---------
  Net interest income...............................................     --         --         --              8

Provision for loan losses...........................................     --         --         --         --
                                                                      ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses...............     --         --         --              8

Noninterest income..................................................         40         20     --         --
Noninterest expense.................................................         15         56      1,217      2,619
                                                                      ---------  ---------  ---------  ---------
  Net income (loss).................................................  $      25  $     (36) $  (1,217) $  (2,611)
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
Basic and diluted net income (loss) per common and potential common
  share outstanding.................................................  $    0.03  $   (0.04) $   (1.22) $   (2.09)
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
DECEMBER 31, 1997
Interest income.....................................................  $       6  $  --      $     902  $   1,315
Interest expense....................................................        103         37        465        655
                                                                      ---------  ---------  ---------  ---------
  Net interest income (loss)........................................        (97)       (37)       437        660

Provision for loan losses...........................................     --         --            392         80
                                                                      ---------  ---------  ---------  ---------
  Net interest income (loss) after provision for loan losses........        (97)       (37)        45        580
Noninterest income..................................................     --         --             30         33
Noninterest expense.................................................      1,703      1,383      1,593      1,452
                                                                      ---------  ---------  ---------  ---------
  Net loss..........................................................  $  (1,800) $  (1,420) $  (1,518) $    (839)
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
Basic and diluted net loss per common and potential common share
  outstanding.......................................................  $   (1.44) $   (1.11) $   (0.32) $   (0.14)
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------
SEPTEMBER 30, 1998
Interest income.....................................................  $   2,207  $   4,253  $   5,284
Interest expense....................................................      1,304      2,714      3,220
                                                                      ---------  ---------  ---------
  Net interest income...............................................        903      1,539      2,064

Provision for loan losses...........................................          4          6          6
                                                                      ---------  ---------  ---------
  Net interest income after provision for loan losses...............        899      1,533      2,058
Noninterest income..................................................        123        104        190
Noninterest expense.................................................      1,173      1,397      1,290
                                                                      ---------  ---------  ---------
  Income (loss) before income taxes.................................       (151)       240        958

Income tax benefit (expense)........................................     --          3,029       (345)
                                                                      ---------  ---------  ---------
  Net income (loss).................................................  $    (151) $   3,269  $     613
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Basic net income (loss) per common share............................  $   (0.02) $    0.53(1) $    0.10
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------
Diluted net income (loss) per common and potential common share.....  $   (0.02) $    0.51(1) $    0.10
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

------------------------

(1) Pro forma net income per common and potential common share for the three months ended June 30, 1998 would be $0.03 per share (basic) and $0.02 per share (diluted) assuming a statutory income tax rate of 34% for the period.

    Basic and diluted net income (loss) per common and potential common share has been calculated based on the weighted average number of shares outstanding during the quarter in accordance with SFAS 128. Potential common shares have not been included in the calculation related to those quarters with a net loss since they were antidilutive. There were no potential common shares outstanding for the period from February 20, 1996 to March 31, 1996. All previously reported per share amounts have been restated to conform to SFAS 128. The total for the quarters differs from the net loss per share as shown on the statement of operations because of the issuance of shares previously recorded as stock subscriptions receivable during the years of 1997 and 1996.

                                    BUSINESS

OVERVIEW

    Net.B@nk, the Company's sole subsidiary, is the largest federally-insured bank operating exclusively on the Internet. The Company's mission is to profitably provide a broad range of banking and financial services to the growing number of Internet users. Our low-cost branchless business model has allowed us to attain profitability within a year of acquiring the Charter while continuing to pass along our operating cost savings to customers in the form of attractive interest rates and low fees. The Bank strives to maintain high asset quality by employing conservative credit policies. We plan to attract new accounts through national awareness of the "Net.B@nk" brand name and to capitalize on increasing consumer use of the Internet.

    During the 12 months ended September 30, 1998, the Bank's customer accounts grew from 3,264 to 14,634, deposits grew from $46.0 million to $241.3 million and total assets grew from $81.1 million to $283.1 million. We believe our growth is attributable to increasing consumer use of the Internet and our ability to offer a broad array of convenient, cost-effective, secure banking services to this growing customer base.

    The following charts demonstrate the growth in the Bank's customer accounts, deposits and assets:

EDGAR REPRESENTATION OF DATA POINTS USED IN
PRINTED GRAPHIC
             NUMBER OF ACCOUNTS
9/30/97 TO 9/30/98 GROWTH: 348%
9/1/97                                  3,264
12/1/97                                 4,755
3/1/98                                  8,416
6/1/98                                 11,823
9/1/98                                 14,634

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DEPOSITS
(IN MILLIONS)
9/30/97 TO 9/30/98 GROWTH: 424%
9/1/97                                    $46
12/1/97                                   $59
3/1/98                                   $129
6/1/98                                   $187
9/1/98                                   $241

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           TOTAL ASSETS
(IN MILLIONS)
9/30/97 TO 9/30/98 GROWTH: 249%
9/1/97                                    $81
12/1/97                                   $93
3/1/98                                   $164
6/1/98                                   $247
9/1/98                                   $283

INDUSTRY BACKGROUND

    THE INTERNET

    The Internet enables millions of people worldwide to access news and information, communicate with each other and conduct business electronically. According to International Data Corporation, the number of worldwide Internet users is projected to grow from an estimated 97.3 million in 1998 to an estimated 319.8 million by 2002. Additionally, Jupiter Communications estimates that 27.4 million United States households were on-line (I.E.,had access to the Web, used a consumer on-line service or sent e-mail) in 1997 and that an estimated 61.4 million households are expected to be on-line in 2002.

    The Internet has become a significant marketplace for buying and selling goods and services. International Data Corporation forecasts that total worldwide commerce on the Internet will grow from an estimated $32.4 billion in 1997 to an estimated $425.7 billion in 2002. With the emergence of the Internet as a globally accessible, fully interactive medium, many companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly using electronic commerce. Many consumers are showing strong preferences for transacting certain types of business, such as paying bills, booking airline tickets, trading securities and purchasing consumer products, electronically rather than in person or over the telephone. Individuals can now conduct these transactions virtually anywhere at any time. Many consumers have accepted and even welcomed self-directed on-line transactions because such transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

    In addition to its use as a general commercial medium, the Internet has rapidly emerged as a means of providing financial services. Many companies are increasingly offering a variety of financial services, including credit cards, brokerage services, insurance products and banking services, via the Internet, and finance-related Web sites continue to grow in popularity.

    ELECTRONIC BANKING

    The increasing levels of commerce transacted on the Internet has prompted the development of electronic banking delivery systems. These forms of electronic delivery systems provide convenience for customers and allow financial institutions to lower their overhead costs. The two types of electronic banking currently available, PC-based home banking and Internet banking, are very different. The characteristics of each are as follows:

    - PC-BASED HOME BANKING. PC-based home banking requires PC-based financial services software products such as Intuit's QUICKEN, Microsoft's MONEY or a bank's proprietary software. Each product carries its own set of instructions that the customer must learn before commencing any banking transactions. The software resides on the customer's PC along with his or her account data and requires a dial-up modem and manual downloading. Consequently, customers must conduct PC-based home banking from the PC containing the customer's software and account data. Customers generally must back up their account data at frequent intervals to counteract the risk of losing data. Because the customer must connect with the financial institution via modem and download his or her account data, real-time transactions are not generally possible.

    - INTERNET BANKING. Unlike PC-based home banking, Internet banking requires only a secure Web browser for access to the Internet and the financial institution. Internet banking requires no particular software and does not restrict the customer's operations to the location of his or her PC. Instead, the customer accesses the financial institution through the Internet and deposits or transfers funds, pays bills or transacts other business on a real-time basis. Account data remains stored on the Bank's secure server at all times, protected by technology designed specifically to safeguard such information. No downloading or back-up is required, as the Bank's server backs up all data and transactions on a continuous basis. With Internet banking, the information presented to the customer remains current at all times.

    The use of electronic banking delivery systems, and particularly Internet banking, is growing as consumers find that electronic banking is both convenient and cost-effective. According to Jupiter Communications, the number of on-line banking households in the United States is projected to grow from an estimated
4.5 million in 1997 to an estimated 17.1 million in 2002. Jupiter Communications further indicates that the percentage of these on-line banking households utilizing Internet banking is projected to rise from an estimated 8% in 1996 to an estimated 80% in 2000.

    Demographic surveys indicate that Internet users represent an ideal target market for Internet banking. Recent studies by Jupiter Communications revealed that, in the United States, approximately 49% of Internet users are college graduates and that approximately 30% are engaged in professional or managerial occupations. The survey also indicated that the median age of Internet users is 33, that approximately 61% of Internet users are under the age of 45 and that the average annual income of an Internet user is over $60,000. The attractive demographics of Internet users facilitate the growth of Internet banking. Internet users tend to be young and mobile and thus comfortable with and receptive to the convenience of on-line commercial transactions. We believe that as Internet users enter their prime earnings and savings years, there will be an increased demand for high-yielding savings products. Additionally, Internet users tend to be professionals with limited amounts of discretionary time and are attracted to the convenience of "one-stop shopping" for a full range of financial services.

THE NET.B@NK SOLUTION

    As the first federally-insured bank to operate solely on the Internet, the Bank believes it has a competitive advantage relative to on-line banks with a less established operating history. In addition, the Bank believes it has a competitive cost advantage over traditional banks. We also believe our established position in the marketplace provides us with a competitive advantage in view of the lead time required for potential competitors to start an Internet bank. We intend to continue to capitalize on this advantage by aggressively seeking new customers in order to further build market share.

    Net.B@nk's customer demographics parallel those of the general Internet population and illustrate the Bank's appeal to households with relatively high incomes. According to John H. Harland Company, as of September 1998, Net.B@nk's customers had an average age of 44 and a median annual household income in excess of $50,000. Net.B@nk is ideally positioned to participate in the rapid growth of the Internet and on-line banking based on its:

    - ATTRACTIVE INTEREST RATES AND LOW FEES. The Bank's operating costs are generally lower than those of traditional "bricks and mortar" banks because it does not require a traditional branch network to generate deposits and conduct operations. The Bank passes its savings in operating costs on to customers by offering attractive interest rates and low fees in order to generate deposits without sacrificing profit margins. We believe the Bank's unique business model differentiates it from traditional banks offering Internet banking services because they frequently offset the incremental expense of their Internet banking services by charging additional fees.

    - CONVENIENCE AND EASE OF ACCESS. We believe the Bank provides customers with a higher level of convenience than can be achieved in a traditional bank branch or through PC-based home banking. The Internet allows our customers to conduct banking activities on a real-time, 7-day-a-week, 24-hour-a-day basis from any PC, wherever located, using a secure Web browser. In addition, the Bank's Web site and electronic banking software are designed to be user-friendly and to expedite customer transactions with the Bank.

    - BROAD SELECTION OF PRODUCTS AND SERVICES. The Bank offers a broad array of products and services that customers would typically expect from a traditional bank. These products and services include checking and money market accounts, certificates of deposit, electronic bill paying, debit cards, credit cards, mortgage loans, business equipment leases and securities brokerage services. We intend to continue to develop additional products and services such as insurance products, consolidated account statements, home equity loans and home equity lines of credit.

    - HIGH-QUALITY SERVICE AND CUSTOMER SATISFACTION. We continually seek ways to enhance customer satisfaction. For example, unlike many other banks, we offer services such as electronic bill payment and ATM cards without service charges. We also emphasize responsive, courteous customer service and employ a staff of approximately 14 customer service representatives (representing approximately 50% of our employees) who respond to inquiries from existing and potential customers and process new accounts. Customers can access account data and information regarding products and services 24 hours a day and can currently reach our customer service representatives 18 hours a day by telephone or e-mail. At present, we are reviewing plans to expand our customer service hours. We strive for the highest level of customer satisfaction and believe the significant growth in our customer base illustrates our ability to meet our customers' needs.

    - ADVANCED SECURITY. A significant barrier to on-line financial transactions has been the secure transmission of confidential information over public networks. The Bank uses sophisticated technology to provide what we believe to be among the most advanced security measures currently available in the Internet banking industry. All banking transactions are encrypted and all transactions are routed from the Internet server through a "firewall" that limits access to the Bank server. The Bank's systems automatically detect attempts by third parties to access other users' accounts and feature a high degree of physical security, secure modem access, service continuity and transaction monitoring. See "--Security."

GROWTH STRATEGY

    The Company's objective is to become the leading provider of a full range of on-line financial services. We intend to accomplish this objective by implementing the following strategies:

    - BUILD NATIONAL BRAND AWARENESS THROUGH INCREASED MARKETING EFFORTS. We plan to significantly expand our marketing program and are working with nationally known advertising and public relations agencies to build national awareness of the "Net.B@nk" name through a variety of marketing initiatives. These initiatives include expanding our advertising media to include print and direct mail campaigns; continued advertisement on targeted portals such as Yahoo!, Infoseek and Excite and Web sites such as Bank Rate Monitor, Motley Fool and Money.com; and continued pursuit of strategic alliances with other Internet financial services providers. To fund these initiatives, the Company has increased its marketing budget from approximately $650,000 for 1998 to approximately $3.6 million for 1999. Even with limited marketing expenditures of approximately $564,000 in the first nine months of 1998, we were able to add 9,879 net additional customer accounts and grow deposits by approximately $182.6 million during the period. By increasing our marketing efforts, we believe that we can expand brand awareness of the Bank on a national scale and significantly increase our customer base. See "--Marketing."

    - LEVERAGE LOW COST STRUCTURE. The Bank's operating costs are generally lower than those of traditional "bricks and mortar" banks because it does not require a traditional branch network to generate deposits and conduct operations. This is demonstrated by the Bank's low ratio of annualized third quarter 1998 noninterest expense to average earning assets of 2.0% as compared to 4.4% for commercial banks with $300 million to $500 million in assets (based on data provided by FDIC Institution Directory). Additionally, the Bank's ratio of total assets per employee was $10.1 million as of September 30, 1998 as compared to $2.4 million for commercial banks with $300 million to $500 million in assets (based on data provided by FDIC Institution Directory). The Bank passes its operating cost savings on to customers by offering more attractive interest rates on deposit accounts and lower fees than those offered generally by traditional banks. We believe this strategy attracts deposits without sacrificing profit margins. We intend to continue to leverage the fixed-cost aspect of our branchless business model to enhance profitability.

    - OFFER A BROAD ARRAY OF PRODUCTS AND SERVICES. Our objective is to attract customers seeking to combine the convenience of Internet banking with the broad array of products and services typically offered by traditional banks. Toward this end, the Bank's product and service offerings include checking and money market accounts, certificates of deposit, electronic bill paying, debit cards, credit cards, mortgage loans, business equipment leases and securities brokerage services. We intend to continue to develop additional products and services such as insurance products, consolidated account statements, home equity loans and home equity lines of credit. See "--Products and Services."

    - GENERATE NONINTEREST INCOME THROUGH CROSS-MARKETING INITIATIVES. To generate additional noninterest income and enhance customer loyalty, the Bank cross-markets a variety of non-deposit products. We offer credit cards, mortgage loans, business equipment leases, securities brokerage services and other noninterest income-generating products to existing and potential depositors through various marketing techniques, such as our Web site, e-mail, on-line advertising and telemarketing. This strategy enables the Bank to generate additional earning assets and fee income from a growing customer base.

    - MAINTAIN HIGH ASSET QUALITY. The Bank's loan portfolio strategy is to maintain a conservative loan mix consisting of home mortgage, home equity, consumer and construction loans with an emphasis on high credit quality. At the Bank's current stage of development, it is more cost-effective for the Bank to purchase most of its loans or act as a participating lender with other banks rather than originating its own loans. This decreases the Bank's expenses and allows the Bank to reduce its loan loss exposure by diversifying its portfolio. The Bank also emphasizes a conservative securities investment strategy by investing in fixed income securities such as United States Treasury obligations, collateralized mortgage obligations and mortgage-backed securities issued by agencies such as Fannie Mae and Freddie Mac. See "--Lending and Investment Activities."

    - OUTSOURCE OPERATIONAL FUNCTIONS. To enhance the flexibility and scalability of its operations, the Bank outsources its principal operational functions to leading service providers such as NCR, BISYS and CheckFree. NCR provides a secure server for the electronic banking software licensed to the Bank by Edify Corporation ("Edify"). CheckFree provides electronic bill paying systems for the Bank and BISYS processes the Bank's transactions and interfaces with NCR's secure server. In each of these relationships, the Bank benefits from the service provider's expertise and economies of scale while retaining the flexibility to take advantage of changes in available technology without affecting customer service. The Bank can also respond easily to growth because these third-party service providers have the capacity to process a high volume of transactions. See "--Operations--Service Providers."

PRODUCTS AND SERVICES

    DEPOSIT PRODUCTS AND SERVICES. The Bank offers a variety of deposit products at attractive interest rates in order to build its customer base. The Bank is able to offer attractive interest rates as a result of its low operating costs. It also attracts customers by offering convenient services such as free electronic bill payment, overdraft protection and ATM cards. The Bank's deposit products and services include:

    - DEPOSIT PRODUCTS. The Bank offers two types of interest-bearing checking accounts, a money market account and 6-, 12- and 30-month certificates of deposit. The Bank has consistently offered interest rates on its deposit accounts that are higher than the national average.

    - BILL PAYMENT SERVICE. Through services provided by CheckFree, customers can pay their bills on-line through electronic funds transfer or a written draft prepared and sent to the creditor. The Bank does not charge a fee for this service.

    - OVERDRAFT PROTECTION. Overdraft protection is available to all interest checking customers who qualify. Customers with interest checking accounts may apply for overdraft protection on-line for amounts up to $5,000. If a customer has both a money market and an interest checking account, the Bank automatically establishes overdraft protection between those accounts.

    - ATM CARDS. Each customer automatically receives an ATM card when he or she opens an account. Customers can access their accounts at ATMs affiliated with the Cirrus, Honor and Avail networks. The Bank does not charge its own fee for ATM usage, but fees are generally imposed by the operator of the ATM.

    LENDING PROGRAMS. To generate fee income and provide a convenient service to its customers, the Bank offers on-line loans and credit cards as described below.

    - MORTGAGE LOANS. The Bank's Web site enables customers to obtain interest rate quotes and apply for mortgage loans on-line. The Bank has an agreement with First Mortgage Network ("FMN"), whereby the Bank acts as a loan originator on behalf of FMN. The Bank has similar agreements with E-loan, Inc. ("E-loan") and Fidelity Mortgage Services, Inc. ("Fidelity") pursuant to which they forward mortgage applications to the Bank. Applications received directly through the Bank's Web site are processed and closed by FMN. Applications received indirectly from either FMN, E-loan, or Fidelity are processed by such lender, which receives funding from us and closes the loans. The Bank funds each loan that meets its underwriting criteria and sells the loans received directly through the Bank's Web site to FMN or, in the case of loans received indirectly, to the lender from which it was received, in each case with the servicing released. The loans are presold to the same sources at the time of closing so that the Bank does not bear any material risk of loss. The Bank generally carries loans receivable on its books for an average of approximately 30 days while it is awaiting receipt of sale proceeds. During this time, the Bank receives interest on the outstanding balance at the rate stated in the mortgage note. The Bank receives a portion of the loan origination fee for providing these funding services. We plan to expand the Bank's loan offerings to include home equity loans, home equity lines of credit and automobile loans. We also offer home mortgage loans that the Bank originates and retains for its own portfolio. See "--Lending and Investment Activities."

    - CREDIT CARDS. The Bank offers its customers Visa and MasterCard credit cards issued by The Bankers Bank for no annual fee. The Bankers Bank carries the credit card loans on its books and the Bank has an income-sharing arrangement with The Bankers Bank. Customers can apply for these credit cards on-line. The cards prominently display the "Net.B@nk" logo with the Visa or MasterCard emblem appearing in the lower right corner of the card.

    NON-BANKING FINANCIAL SERVICES. To serve as a single convenient source for the financial services needs of Internet users and to generate additional noninterest income, the Bank offers a full range of non-banking financial services designed to attract and retain customers. These services currently include securities brokerage and business equipment leasing services and in the future will include several new services such as insurance products.

    - SECURITIES BROKERAGE SERVICES. The Bank has contracted with UVEST Investment Services ("UVEST"), a discount brokerage service, to provide its customers with access to a full line of financial services and investment products. The Bank has a fee-sharing agreement with UVEST.

      Customers can purchase securities without writing checks to their brokers, as trading fees are automatically deducted from their checking or money market accounts with the Bank. Investment proceeds are automatically deposited into the customer's deposit account with the Bank. Customers enjoy 24-hour on-line access, real-time quotes, low commissions and a professional brokerage staff.

    - BUSINESS EQUIPMENT LEASING. In October 1998, the Bank entered into an agreement with Republic Leasing Company ("Republic") that allows the Bank's customers, many of whom are independent business owners or managers, to lease small business equipment through Republic. The Company has a fee sharing agreement with Republic. Leases range in amounts from $5,000 to $500,000 and cover virtually all types of business equipment. Republic provides advice, comparison quotes and immediate equipment lease financing and holds and services all of its leases.

    FUTURE PRODUCTS AND SERVICES. To generate additional interest and fee income and enhance customer convenience, the Bank plans to introduce in the future a variety of new products and services. These products and services may include insurance products, home equity loans, home equity lines of credit, a proprietary credit card, consolidated account statements, financial planning and asset allocation services and a system that will allow customers to download their personal financial account data directly into commercial financial services software.

LENDING AND INVESTMENT ACTIVITIES

    The Bank's loan portfolio strategy is to maintain a conservative loan mix consisting of home mortgage, home equity, consumer and construction loans with an emphasis on high credit quality. At the Bank's current stage of development, it is more cost-effective for the Bank to purchase most of its loans or act as a participating lender with other banks rather than originating its own loans. This decreases the Bank's expenses and allows the Bank to reduce its loan loss exposure by diversifying its portfolio. As it grows, the Bank will continue to develop its portfolio through purchases, participations and originations.

    The Bank builds its loan portfolio in the following ways:

    - PURCHASES. The Bank acquires most of its loans by purchasing packages of specific types of loans, such as mortgage, home equity and consumer loans, with each package consisting of loans with similar principal amounts, interest rates and asset quality. The Bank also purchases portions of commercial loan pools, with the seller retaining a portion of the loans to decrease the Bank's risk. As of September 30, 1998, purchased loans accounted for approximately $173.5 million, or 85.1%, of the Bank's loan portfolio.

    - PARTICIPATIONS. The Bank acts as a participating lender in commercial and large construction loans with varying banks in the Southeast, including The Bankers Bank. We anticipate expanding our participations in construction loans to include loans originated nationwide in order to take advantage of lower prices for these loans in less competitive geographic areas. As of September 30, 1998, participations accounted for approximately $28.1 million, or 13.8%, of the Bank's loan portfolio.

    - DIRECT ORIGINATION. The Bank originates a small number of loans directly with its customers. As of September 30, 1998, these loans accounted for approximately $2.2 million, or 1.1%, of the Bank's loan portfolio.

    In addition, as described in "--Products and Services--Lending Programs--Mortgage Loans," the Bank has an agreement with FMN whereby the Bank acts as a loan originator on behalf of FMN and has similar agreements with E-loan and Fidelity. From May 1996, when the Bank began providing services under these agreements, to September 30, 1998, the Bank funded $75.2 million of loans for third parties. As of September 30, 1998, the Bank had $20.3 million in loan sale proceeds receivable relating to these agreements. In the future, the Bank may retain a portion of such loans for its own portfolio.

    The Bank's loan committee establishes underwriting standards and criteria for the Bank's loan portfolio and monitors the portfolio on an ongoing basis. The loan committee applies the same underwriting standards to all of the Bank's loans, regardless of how they are originated. The Bank has also retained an outside consulting firm to assist the loan committee in its review of the loan portfolio and to conduct due diligence on purchased loans.

    In addition to loans, the Bank invests deposit funds in various fixed income securities. Our philosophy of high credit quality also guides our investment decisions. The Bank's fixed income securities portfolio is comprised primarily of United States Treasury obligations, collateralized mortgage obligations and mortgage-backed securities issued by agencies such as Fannie Mae and Freddie Mac.

MARKETING

    Our marketing strategy is aimed at making Net.B@nk the leading brand in the Internet financial services market. Our marketing strategy is designed to grow our customer base and includes targeted advertising on the Internet and other media, developing strategic partnerships that will enhance our product and service offerings and fostering public relations. We currently market the Bank's products and services by placing banner ads on portals such as Yahoo!, Infoseek and Excite and Web sites such as Bank Rate Monitor, Motley Fool and Money.com that we believe will attract the Bank's target customers. The Bank also derives a marketing benefit from media coverage that the Bank generates through its public relations campaign. We believe such coverage increases the general public's awareness of the Bank and attracts new customers. In addition to these advertising and public relations activities, we continually seek to form product and marketing alliances with other Internet financial services providers such as E-loan, Republic and UVEST to broaden our product and service offerings and appeal to a broader customer base.

    We are currently expanding our marketing strategies to extend beyond our current on-line advertising and public relations campaigns. New initiatives will include print advertisements in publications aimed at our target customers and potential strategic partners, direct mail marketing, co-branded credit cards and other strategic partnerships with Internet financial services providers. We plan to allocate the majority of our advertising budget to on-line advertising because we believe it is a rapidly growing medium that best reaches our target audience. We also plan to increase our cross-marketing initiatives to existing customers.

    We realize that our new marketing strategy will require a significant investment of resources and a commitment to pursue new marketing relationships. Toward this end, we have increased our marketing budget from approximately $650,000 for 1998 to approximately $3.6 million for 1999. Even with limited marketing expenditures of approximately $564,000 in the first nine months of 1998, we were able to add 9,879 net additional customer accounts and grow deposits by approximately $182.6 million during the period. We plan to hire additional marketing support staff and believe that a significant increase in our investment in marketing initiatives will enable the Bank to increase its name recognition and grow its customer and deposit base on a national scale.

COMPETITION

    We believe that the principal competitive factors in the banking industry are market presence, customer service, convenience, interest rates and product offerings. While the banking industry is highly competitive, we believe we compete effectively with our principal competitors, which are traditional banks, Internet banks and other financial services providers. We believe the Bank's low cost structure, which allows it to offer attractive interest rates and low fees, gives it a competitive advantage over traditional banks, which must support a physical branch structure. We also believe the Bank's operating history and name recognition give it an advantage over other independent Internet banks, which are still in the early stages of operation. Furthermore, the Bank is able to offer a broader array of products and services than many non-bank financial services providers. However, most of the Bank's competitors have larger customer bases, greater name recognition and brand awareness, greater financial and other resources and longer operating histories than the Bank. Additionally, new competitors and competitive factors are likely to emerge, particularly in view of the rapid development of Internet commerce. See "Risk Factors--The Banking Industry Is Highly Competitive."

OPERATIONS

    ACCOUNT ACTIVITY. Customers can access the Bank through any Internet service provider by means of an acceptable secure Web browser. When customers access the Bank's service menu, they can open a new account, review the status of an existing account or engage in a transaction. To open a new account, the customer completes the on-line enrollment form on the Bank's Web site, prints the signature card, signs it and mails it to the Bank. Customers can make deposits into an open account at the Bank via direct deposit programs, by transferring funds between accounts at the Bank, by wire transfer, by mail or in person at the Bank's principal executive offices. No teller line is maintained, however, and the Bank does not have or intend to establish a physical branch system. Customers can also make withdrawals and have access to their accounts at ATMs that are affiliated with the Cirrus, Honor and Avail networks, which provides added customer convenience. Customers can apply for loans, review account activity, enter transactions into an on-line account register, pay bills electronically, conduct brokerage transactions, receive statements by mail and print bank statement reports from any PC with a secure Web browser, regardless of its location.

    SERVICE PROVIDERS. We have negotiated relationships with a select group of service providers who not only provide the Bank with significant quality, security, reliability, performance and marketing capabilities, but also play an integral role in implementing the Bank's full financial services strategy. Because it outsources its principal operational functions to experienced third-party service providers that have the capacity to process a high volume of transactions, the Bank can respond easily to growth. Moreover, we have preserved a degree of flexibility that enables us to assess and evaluate our product offerings and delivery structure on an ongoing basis and to incorporate other alliance opportunities as they present themselves. Should any of these relationships terminate, however, we believe we could secure the required services from an alternative source without material interruption of the Bank's operations. Our principal service providers are described below:

    - NCR. NCR provides operational support for the Bank's Internet banking and bill payment applications. Specifically, NCR provides a secure Web site, software that performs services relating to the Bank's infrastructure and other electronic banking services. NCR also hosts Edify's electronic banking software on its secure server and provides the interface necessary to link the Bank's servers with those used by BISYS and CheckFree.

    - BISYS. The Bank receives core systems processing services, such as deposit account, loan and year-end processing services, from BISYS. The BISYS server interfaces with NCR's secure server and verifies customer passwords and identification. BISYS also operates the Bank's ATM and debit card systems.

    - EDIFY. Edify licenses its Electronic Banking System and Electronic Workforce software, a suite of Internet banking applications, to the Bank. Edify also maintains the software and provides consulting services as needed.

    - CHECKFREE. CheckFree provides electronic bill paying services to the Bank's customers. Customers can pay their bills on-line through electronic funds transfer or a written draft prepared and sent to the creditor.

    - UVEST. UVEST provides discount brokerage services to the Bank's customers. UVEST executes the trades and receives a commission that is automatically deducted from the customer's deposit account. The Bank also charges customers an account fee and an additional fee for each stock trade.

    - FIRST MORTGAGE NETWORK. FMN processes mortgage loan applications submitted through the Bank's Web site. It reviews the application, contacts the customer and closes the loan for the Bank.

SECURITY

    The Bank's ability to provide its customers with secure financial services over the Internet is of paramount importance. Management continually evaluates the Internet systems, services and software used in the Bank's operations to ensure that they meet the highest standards of security. The following are among the security measures that are in place:

    ENCRYPTED TRANSACTIONS. All banking transactions and Internet communications are encrypted so that sensitive information is not transmitted over the Internet in a form that can be read or easily deciphered. Encryption of Internet communications is accomplished through the use of the Netscape Secure Sockets Layer ("SSL") technology. SSL is the standard for encryption on the Internet and is currently used by Netscape's NAVIGATOR (Version 2.0 or higher) and Microsoft's INTERNET EXPLORER (Version 3.0 or higher). Messages between the Bank server and BISYS are encrypted using DES encryption, which is described in "--Isolated Bank Server" below.

    SECURE LOGON. To eliminate the possibility that a third party may download the Bank's or a customer's password file, user identification and passwords are not stored on the Internet or the Web server. Furthermore, passwords are strings of six to eight alpha-numeric characters, which makes the chance that a password can be randomly guessed less than one in one trillion.

    ISOLATED BANK SERVER. The computer used to provide the Bank's services cannot be accessed directly through the Internet. It is on a private connection, or intranet, that provides two-way communication between the isolated bank server and the NCR Internet Server. Consequently, an Internet user cannot directly access the computer that actually provides the Bank's services.

    All banking services are routed from the NCR server through a firewall. The firewall is a combined software and hardware product that precisely defines, controls and limits the access to "internal" computers from "outside" computers across a network. Use of this firewall means that only authenticated bank customers or administrators may send or receive transactions through it, and the firewall itself is immune to penetration from the network. In other words, the firewall is a mechanism used to protect the Bank server from the freely accessible Internet.

    Furthermore, all messages sent or received between the NCR server and the Bank server are encrypted using DES encryption. This is a symmetric key algorithm and is highly secure because it is not susceptible to standard ciphertext attacks. Thus, even if a perpetrator were able to route a message to the Bank server through the firewall, the message could not be encrypted in a way that would be considered valid by the server. As a result, the Bank server would reject the message.

    AUTHENTICATED SESSION INTEGRITY. An authenticated user is any user who signs onto the Bank site with a valid user ID and password. Although the vast majority of authenticated users are legitimate bank customers, the Bank server is programmed to limit exposure to an authenticated user who is attempting to defraud the Bank. If the authenticated user alters the URL (the command or request that is sent from the browser to the server) in any way in an attempt to gain access to other users' accounts, the Bank server immediately detects that the session integrity variables have been violated. The Bank server will immediately stop the session and record the attempt in a log so that the Bank's staff can investigate.

    PHYSICAL SECURITY. All servers and network computers reside in secure NCR facilities. Currently, computer operations supporting the Bank's Internet access are based in Columbia, Maryland with backup facilities in Dayton, Ohio. Only employees with proper photographic identification may enter the primary building. The computer operations are located in a secure area, with admission only by key card. Access to the bank server console requires further password identification.

    SECURE MODEM ACCESS. The Bank server and BISYS are connected by a private line that is not accessible from the public network. The Bank server is connected to CheckFree by a similar private connection. A dial-up maintenance port also permits access to the Bank server. The modem that provides the only access to this port is specially protected and is only enabled on an as-needed basis.

    SERVICE CONTINUITY. NCR and BISYS each provide a fully redundant network with no single point of failure. The Bank server will also be "mirrored" so that hardware failures or software bugs should cause no more than a few minutes of service outage. "Mirroring" means that the Bank server is backed up continuously so that all data is stored in two physical locations. This network and server redundancy ensures that access to the Bank will be reliable. However, if customers are not able to access the Bank over the Internet, customers will retain access to their funds through several means, including paper checks, ATM cards, customer service and an automated telephone response system.

    MONITORING. All customer transactions on the Bank server in BISYS and in CheckFree produce one or more entries into transactional logs. NCR and the Bank recognize that it is critical to monitor these logs for unusual or fraudulent activity. As mentioned previously, any attempt by an authenticated user to modify the command or request that is sent from the browser to the server will be logged. Additionally, all financial transactions will be logged. Bank personnel review these logs regularly, and any abnormal or unusual activity will be noted and appropriate action will be taken either by the Bank, NCR or both. Ultimately, vigilant monitoring is the best defense against fraud.


    The preceding security measures are designed to ensure that the Bank is set up in a secure manner. However, over the long term, the security of the Bank depends upon the procedures and standards used for administration of the Internet site. Both NCR and BISYS are required to obtain SAS 70 certification from a national accounting firm. This is a certification by independent auditors that the NCR and BISYS computer systems are being managed and operated in a manner consistent with accepted practices. Both BISYS and NCR have received this certification.


    We believe the risk of fraud presented by Internet banking is not materially different from the risk of fraud inherent in any banking relationship. We believe the three principal reasons for a breach in bank security are: (i) misappropriation from the user of the user's account number or password, (ii) penetration of the bank's server by an outside "hacker" and (iii) fraud committed by an employee of the bank or one of its service providers. Both traditional banks and Internet banks are vulnerable to these types of fraud. By establishing the security measures described above, we believe the Bank has reduced its vulnerability to the first two types of fraud. To counteract fraud by employees, associates and consultants, we have established internal procedures and policies designed to ensure that, as in any bank, proper control and supervision is exercised over employees, associates and consultants. We also counteract all types of fraud through daily examination of the Bank's transactional logs.

SUPERVISION AND REGULATION

BACKGROUND

    In connection with its approval of the Company's acquisition of the Charter on July 31, 1997, the OTS required the Company to make certain commitments with respect to its ongoing operations. These commitments included: (i) to receive prior OTS approval of any proposed change of senior management or directors for a period of three years, (ii) to operate within the parameters of the Company's business plan as submitted to the OTS, (iii) to obtain from an independent computer security specialist an independent review of, and written report regarding, the Internet banking security measures employed by the Company, (iv) to comply with the OTS policy statement regarding on-line banking, (v) to ensure that the Company's directors and certain executive officers and shareholders refrain from disposing of their restricted shares of Common Stock without the prior consent of the OTS until July 28, 2000, (vi) to obtain the approval of the Regional Director of the OTS with respect to any changes in the Company's stock benefit plans effected on or before July 28, 2000, (vii) to comply with

OTS directives, if any, to require the exercise or forfeiture of participants' rights under the Company's stock benefit plans in the event the Bank's capital falls below minimum OTS requirements and (viii) to submit to the OTS a structured project plan describing the steps and timing required to replace the Web hosting services that were previously provided by AT&T Corp. and are now provided by NCR. The Company and its directors, executive officers and shareholders have complied with these conditions to date. On January 8, 1999, the OTS granted Carolina First permission to sell a portion of its shares of Common Stock in this offering. As a condition to its approval, the OTS has required that two of the four directors initially nominated by Carolina First resign following completion of this offering and that those directors be replaced with two outside directors within six months of such resignations. The OTS also requires Carolina First's continued compliance with the condition described in clause (v) above with respect to its remaining shares of Common Stock. We do not believe that these commitments materially affect the Bank's operations.


    Carolina First currently owns more than 10% of the Company's outstanding Common Stock and initially designated four of the Company's directors (Messrs. Clegg, Moore, Solomon and Whittle) pursuant to a one-time nomination right. As a result, as determined by the Federal Reserve Board, Carolina First is deemed to "control" the Company. Consequently, the Company is subject to regulation under the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act and to examinations by the Federal Reserve Board. On January 13, 1999, however, the Federal Reserve Board informed the Company that it had determined that it would no longer regard the Company as a subsidiary of Carolina First if Carolina First reduces its investment in the Company to less than ten percent of its outstanding voting stock, if two of the directors initially nominated by Carolina First resign from the Company's Board of Directors and if Carolina First complies with certain commitments made to the Federal Reserve Board. At that point, the Company will be a unitary thrift holding company and will be subject to regulations applicable to thrift holding companies discussed below. However, because Carolina First will continue to own over five percent of the Company's outstanding Common Stock after this offering, Carolina First will continue to be subject to certain Federal Reserve Board regulations regarding its relationship with the Company. The Company has therefore agreed that, until the earlier of the date that Carolina First owns less than five percent of the Company's outstanding Common Stock or July 28, 2000, the Company will not engage in any activities that are not permissible under applicable Federal Reserve Board regulations. See "Relationship with Carolina First Corporation."

    Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured institution in danger of default. Because Carolina First is currently deemed to control the Company, Carolina First's subsidiary bank, CFB, and the Bank are subject to these cross-guarantee provisions. This means that any loss suffered by the FDIC with respect to CFB could be assessed against the Bank and, conversely, any loss suffered by the FDIC with respect to the Bank could be assessed against CFB. Once Carolina First no longer is considered to be a depositary holding company with respect to the Bank, the FDIC's cross-guarantee provisions will no longer apply, and neither the Bank nor CFB will bear the risk of assessment for the other's losses (although each would remain liable for losses incurred prior to the release from the cross-guarantee provisions). Other circumstances could arise, however, that could cause the Federal Reserve Board to conclude that a control relationship continues to exist. In that case, the FDIC cross-guarantee provisions would remain in effect.

    Savings and loan holding companies and federal savings banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations that affect or will affect the Company and the Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the regulatory agencies are intended primarily for the protection of depositors of the Bank rather than shareholders of the Company. The terms bank, savings institution, savings association, federal savings bank and thrift are used interchangeably in this section and other sections of this Prospectus to refer to savings associations such as the Bank that are subject to supervision and regulation by the OTS.

SAVINGS AND LOAN HOLDING COMPANY REGULATION


    As is indicated above, upon consummation of this offering the Company will be registered as a holding company under both the Savings and Loan Holding Company Act (the "SLHCA") set forth in Section 10 of the Home Owners Loan Act ("HOLA") and the Financial Institutions Code of Georgia ("FICG") and will no longer be subject to regulation by the Federal Reserve Board except as otherwise agreed upon. The Company is currently regulated under such acts by the OTS and by the Georgia Department, respectively. As a savings and loan holding company, the Company will be required to file with the OTS an annual report and such additional information as the OTS may require pursuant to the SLHCA. The OTS also has authority to conduct, and in fact conducts, examinations of the Company and each of its subsidiaries.


    Savings and loan holding companies and their subsidiaries are prohibited from engaging in any activity or rendering any services for or on behalf of their savings institution subsidiaries for the purpose or with the effect of evading any law or regulation applicable to the institution. This restriction is designed to prevent the use of holding company affiliates to evade requirements of the SLHCA that were enacted to protect the holding company's savings institution subsidiaries. A unitary thrift holding company, that is, a holding company that owns only one insured institution whose subsidiary institution satisfies the qualified thrift lender test (discussed below), is not restricted to any statutorily prescribed list of permissible activities, and the SLHCA and the FICG impose no limits on direct or indirect non-savings institution subsidiary operations.

    The SLHCA and the FICG make it unlawful for any savings and loan holding company, directly or indirectly, or through one or more subsidiaries or one or more transactions, to acquire control of another savings association or another savings and loan holding company without prior approval from the OTS and the Georgia Department, respectively. An acquisition by merger, consolidation or purchase of assets of such an institution or holding company or of substantially all of the assets of such an institution or holding company is also prohibited without prior OTS or Georgia Department approval. When considering an application for such an acquisition, the OTS and the Georgia Department take into consideration the financial and managerial resources and future prospects of the prospective acquiring company and the institution involved. This includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the acquiring company and savings institution. In addition, the OTS and the Georgia Department consider the effect of the acquisition on the institution, the insurance risk to the Savings Association Insurance Fund ("SAIF") and the convenience and needs of the community to be served.

    The OTS may not approve an acquisition that would result in the formation of certain types of interstate banking networks. The OTS is precluded from approving an acquisition that would result in the formation of a holding company controlling savings institutions in more than one state unless the acquiring company or one of its savings institution subsidiaries is authorized to acquire control of an institution or to operate an office in the additional state pursuant to a supervisory acquisition authorized under Section 13(k) of the FDIA or unless the statutes of the state in which the institution to be acquired is located permits such an acquisition.

    Savings and loan holding companies are generally allowed to acquire or to retain as much as 5% of the voting shares of a savings institution or savings and loan holding company without regulatory approval.

BANK REGULATION

    GENERAL. The Bank is a federal savings bank organized under the laws of the United States and subject to examination by the OTS. The OTS regulates all areas of the Bank's banking operations including reserves, lending, mergers, payment of dividends, interest rates, establishment of branches and other aspects of operations. OTS regulations generally provide that federal savings banks must be examined no less frequently than every 12 months, unless the federal savings bank (i) has assets of less than $250 million, (ii) is well capitalized, (iii) was found to be well managed and its composite condition was found to be outstanding (or good, if the bank had total assets of not more than $100 million) during its last examination, (iv) is not subject to a formal enforcement proceeding or an order from the FDIC or another banking agency and
(v) has not undergone a change of control during the previous 12-month period. Federal savings banks must be examined no less frequently than every 18 months. The Bank also is subject to assessments by the OTS to cover the costs of such examinations.

    The Bank is also insured and regulated by the FDIC. The major functions of the FDIC with respect to insured federal savings banks include paying certain depositors in an amount limited by law in the event an insured bank is closed without adequately providing for payment of certain claims of depositors and preventing the continuance or development of unsound and unsafe banking practices.

    Subsidiary institutions of a savings and loan holding company, such as the Bank, are subject to certain restrictions imposed by the Federal Reserve Act, and are implemented by HOLA and OTS regulations, on any extension of credit to the holding company or any of its subsidiaries, on investment in the stock or other securities thereof and on the taking of such stock or securities as collateral for loans to any borrower. Such restrictions and regulations are discussed more fully below. In addition, a holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

    CAPITAL REQUIREMENTS. OTS regulations require that federal savings banks maintain (i) "tangible capital" in an amount of not less than 1.5% of adjusted total assets, (ii) "core capital" in an amount not less than 3.0% of adjusted total assets and (iii) a level of risk-based capital equal to 8.0% of risk-weighted assets. Under OTS regulations, the term "core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill) and certain investments in certain subsidiaries plus 90% of the fair market value of readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships (subject to certain conditions). "Tangible capital" generally is defined as core capital minus intangible assets and investments in certain subsidiaries and does not include PMSRs. Most banks are required to maintain a "minimum-leverage" ratio related to core capital of at least 4.0% to 5.0% of adjusted total assets.

    In determining total risk-weighted assets for purposes of the risk-based requirement, (i) each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset), (ii) the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset) and (iii) the resulting amounts are added together and constitute total risk-weighted assets. "Total capital," for purposes of the risk-based capital requirement equals the sum of core capital plus supplementary capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt and general loan and lease loss allowances up to 1.25% of risk-weighted assets) less certain deductions. The amount of supplementary capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4.0%.

    OTS regulations have been amended to include an interest-rate risk component to the risk-based capital requirement. Under this regulation, an institution is considered to have excess interest rate risk if, based upon a 200 basis point change in market interest rates, the market value of an institution's capital changes by more than 2.0%. This new requirement is not expected to have any material effect on the ability of the Bank to meet the risk-based capital requirement. The OTS also revised its risk-based capital standards to ensure that its standards provide adequately for concentration of credit risk, risk from nontraditional activities and actual performance and expected risk of loss on multi-family mortgages.

    Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

    Additionally, the Georgia Department requires that savings and loan holding companies, such as the Company, must maintain a 5.0% Tier 1 capital ratio on a consolidated basis. As of September 30, 1998, the Company's Tier 1 capital ratio was 15.6%.

    PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes a regulatory matrix which requires the federal banking agencies, which include the OTS, the FDIC, the Office of the Comptroller of Currency (the "OCC") and the Federal Reserve Board, to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, FDICIA mandates that the institution be placed in receivership.

    Pursuant to regulations promulgated under FDICIA, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by FDICIA, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories: well capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

                                                                              TIER 1
                                                         RISK-BASED         RISK-BASED
    CAPITAL CATEGORY            LEVERAGE RATIO             CAPITAL           CAPITAL                 OTHER
-------------------------  -------------------------  -----------------  ----------------  -------------------------

Well Capitalized           5.0% or more                  10.0% or more      6.0% or more   Not subject to a capital
                                                                                           directive

Adequately Capitalized     4.0% or more                   8.0% or more      4.0% or more              --

Undercapitalized           less than 4.0%               Less than 8.0%    less than 4.0%              --

Significantly              less than 3.0%               Less than 6.0%    less than 3.0%              --
  Undercapitalized

Critically                 2.0% or less tangible             --                 --                    --
  Undercapitalized         equity

    The undercapitalized, significantly undercapitalized and critically undercapitalized categories are successively inclusive; therefore, a critically undercapitalized institution would also be an undercapitalized institution and a significantly undercapitalized institution. This overlap ensures that the remedies and restrictions prescribed for undercapitalized institutions will also apply to institutions in the lowest two categories.

    The downgrading of an institution's category is automatic in two situations:
(i) whenever an otherwise well capitalized institution is subject to any written capital order or directive and (ii) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The federal banking agencies may treat institutions with applicable ratios in the well capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels.

    FDICIA prohibits all insured institutions regardless of their level of capitalization from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution, the institution would be undercapitalized. While the prompt corrective action provisions of FDICIA contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of FDICIA and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well capitalized. For example, a depository institution that is not well capitalized is prohibited from accepting deposits through a deposit broker. However, an adequately capitalized institution can apply for a waiver to accept brokered deposits. Institutions that receive a waiver are subject to limits on the rates of interest they may pay on brokered deposits.

    CAPITAL DISTRIBUTIONS. An OTS rule imposes limitations on all capital distributions by savings associations (including dividends, stock repurchases and cash-out mergers). Under the current rule, a savings association is classified based on its level of regulatory capital both before and after giving effect to a proposed capital distribution. Under a proposed rule, the OTS would conform its three classifications to the five capital classifications set forth under the prompt corrective action regulations. Under the proposal, institutions that are at least adequately capitalized would still be required to provide prior notice. Well capitalized institutions could make capital distributions without prior regulatory approval in specified amounts in any calendar year.

    Under current OTS regulations, a savings association that both before and after a proposed capital distribution has net capital equal to or in excess of its capital requirements may, subject to any otherwise applicable statutory or regulatory requirements or agreements entered into with the regulators, make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the association's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

    An institution that either before or after a proposed capital distribution fails to meet its then applicable minimum capital requirement or that has been notified that it needs more than normal supervision may not make any capital distributions without the prior written approval of the OTS. In addition, the OTS may prohibit a proposed capital distribution, which would otherwise be permitted by OTS regulations, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

    LIQUIDITY. Under OTS regulations, savings associations must maintain an average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) in each calendar quarter of not less than 4% of:

(i) the amount of its liquidity base at the end of the preceding calendar quarter or (ii) the average daily balance of its liquidity base during the preceding quarter. The average daily balance of either liquid assets or liquidity base in a quarter is calculated by adding the respective balance as of the close of each business day in a quarter and, for any non-business day, as of the close of the nearest preceding business day, and dividing the total by the number of days in the quarter. The OTS may, to the extent and under conditions it may prescribe, permit a savings association to reduce its liquid assets below the minimum amount to meet withdrawals or pay obligations. In addition, the OTS may suspend part or all of the minimum liquidity requirements whenever it determines that conditions of national emergency or unusual economic stress exist. Any such suspension, unless sooner terminated by its terms or by the OTS, shall terminate after 90 days, but the OTS may again suspend part or all of such requirement at any time. Savings institutions also are required to maintain short-term liquid assets to satisfy Federal Reserve Board requirements.

    EQUITY INVESTMENTS. The OTS has revised its risk-based capital regulation to modify the treatment of certain equity investments and to clarify the treatment of other equity investments. Equity investments that are permissible for both savings banks and national banks will no longer be deducted from savings associations' calculations of total capital over a five-year period. Instead, permissible equity investments will be placed in the 100% risk-weight category, mirroring the capital treatment prescribed for those investments when made by national banks under the regulations of the OCC. Equity investments held by savings associations that are not permissible for national banks must still be deducted from assets and total capital.

    QUALIFIED THRIFT LENDER REQUIREMENT. A federal savings bank is deemed to be a "qualified thrift lender" ("QTL") if: (i) the savings association qualifies as a domestic building and loan association, as such term is defined in section 7701(a)(19) of the Internal Revenue Code of 1986, as amended or (ii) the savings association's qualified thrift investments equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC and (iii) shares of stock issued by any FHLB, the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. In addition, the following assets may be categorized as qualified thrift investments in an amount not to exceed 20% in the aggregate of portfolio assets: (i) 50% of the dollar amount of residential mortgage loans originated and sold within 90 days of origination, (ii) investments in securities of a service corporation that derives at least 80% of its income from residential housing finance, (iii) 200% of loans and investments made to acquire, develop or construct starter homes or homes in credit needy areas (subject to certain conditions), (iv) loans for the purchase or construction of churches, schools, nursing homes and hospitals and (v) consumer loans. For purposes of the QTL test, the term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business and liquid assets held by the savings institution in an amount up to 20% of its total assets.

    OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally chartered savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL.

    LOANS TO ONE BORROWER LIMITATIONS. HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits. A savings association may make loans to one borrower in excess of such limits under the following circumstances: (i) for any purpose, in any amount not to exceed $500,000 or (ii) to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, provided other conditions are satisfied. The Federal Institutions Reform, Recovery, and Enforcement Act of 1989 provided that a savings association could make loans to one borrower to finance the sale of real property acquired in satisfaction of debts previously contracted in good faith in amounts up to 50% of the savings association's unimpaired capital and unimpaired surplus. The OTS, however, has modified this standard by limiting loans to one borrower to finance the sale of real property acquired in satisfaction of debts to 15% of unimpaired capital and surplus. That rule provides, however, that purchase money mortgages received by a savings association to finance the sale of such real property do not constitute "loans" (provided no new funds are advanced and the savings association is not placed in a more detrimental position holding the note than holding the real estate) and, therefore, are not subject to the loans to one borrower limitations.

    COMMERCIAL REAL PROPERTY LOANS. HOLA limits the aggregate amount of commercial real estate loans that a federal savings association may make to an amount not in excess of 20% of the savings association's assets, and amounts in excess of 10% of such total assets must be devoted to small business real property loans.

    COMMUNITY REINVESTMENT. Under the Community Reinvestment Act (the "CRA") and the implementing OTS regulations, federal savings banks have a continuing and affirmative obligation to help meet the credit needs of its local community, including low and moderate-income neighborhoods, consistent with the safe and sound operation of the institution. The CRA requires the board of directors of financial institutions, such as the Bank, to adopt a CRA statement for each assessment area that, among other things, describes its efforts to help meet community credit needs and the specific types of credit that the institution is willing to extend. The regulations promulgated pursuant to CRA contain three evaluation tests: (i) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (ii) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds.

    FAIR LENDING. Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the FTC and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions that it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

    On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis,
(ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

    FDIC INSURANCE ASSESSMENTS. Federal deposit insurance is required for all federally chartered savings associations. Deposits at the Bank are insured to a maximum of $100,000 for each depositor by the SAIF. As a SAIF-insured institution, the Bank is subject to regulation and supervision by the FDIC, to the extent deemed necessary by the FDIC to ensure the safety and soundness of the SAIF. The FDIC is entitled to have access to reports of examination of the Bank made by the OTS and all reports of condition filed by the Bank with the OTS. The FDIC also may require the Bank to file such additional reports as it determines to be advisable for insurance purposes. Additionally, the FDIC may determine by regulation or order that any specific activity poses a serious threat to the SAIF and that no SAIF member may engage in the activity directly.

    Insurance premiums are paid in semiannual assessments. Under a risk-based assessment system, the FDIC is required to calculate on a semi-annual basis a savings association's semiannual assessment based on (i) the probability that the insurance fund will incur a loss with respect to the institution (taking into account the institution's asset and liability concentration), (ii) the potential magnitude of any such loss and (iii) the revenue and reserve needs of the insurance fund. The semiannual assessment imposed on the Bank may increase depending on the SAIF revenue and expense levels, and the risk classification applied to the Bank.

    The deposit insurance assessment rate charged to each institution depends on the assessment risk classification assigned to each institution. Under the risk-classification system, each SAIF member is assigned to one of three capital groups: "well capitalized,""adequately capitalized" or "less than adequately capitalized," as such terms are defined under the OTS's prompt corrective action regulation (discussed above), except that "less than adequately capitalized" includes any institution that is not well capitalized or adequately capitalized. Within each capital group, institutions are assigned to one of three supervisory subgroups--"healthy" (institutions that are financially sound with only a few minor weaknesses), "supervisory concern" (institutions with weaknesses which, if not corrected could result in significant deterioration of the institution and increased risk to the SAIF) or "substantial supervisory concern" (institutions that pose a substantial probability of loss to the SAIF unless corrective action is taken). The FDIC will place each institution into one of nine assessment risk classifications based on the institution's capital group and supervisory subgroup classification.

    Historically, SAIF premiums had been equivalent to deposit insurance premiums paid by banks on deposits to the Bank Insurance Fund ("BIF"). Deposit insurance premiums were set to facilitate each fund achieving its designated reserve ratios. As each fund achieves its designated reserve ratio, however, the FDIC has the authority to lower the premium assessments for that fund to a rate that would be sufficient to maintain the designated reserve ratio. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and approved lower BIF premium rates for deposit insurance by the BIF for all but the riskiest institutions. On November 14, 1995, the FDIC determined that BIF deposit insurance premiums for well capitalized banks would be further reduced to the then-statutory minimum of $2,000 per institution per year, effective January 1, 1996. Because the SAIF remained significantly below its designated reserve ratio, insurance premiums for assessable SAIF deposits were not reduced in either FDIC action.

    The financial condition of the SAIF resulted in the adoption of the Deposit Insurance Funds Act of 1996 ("DIFA"), which was enacted on September 30, 1996 as part of the Omnibus Consolidated

Appropriations Act. Under DIFA, a special one-time assessment of 65.7 cents per $100 of assessable SAIF deposits was collected on November 27, 1996 and applied retroactively to SAIF deposits as of March 31, 1995. DIFA provides that special assessments are deductible under Section 162 of the Internal Revenue Code in the year in which the assessment is paid. After collection of the special assessment, the SAIF achieved its designated reserve ratio and SAIF premium rates became the same as BIF rates. DIFA further provides that BIF and SAIF are to be merged, creating the "Deposit Insurance Fund," on January 1, 1999, provided that bank and savings association charters are combined by that date. The Treasury Department has submitted a report to Congress on the development of a common charter for all insured depository institutions. See "--Elimination of Federal Savings Association Charter."

    DIFA further assesses premiums for Financing Corporation Bond debt service ("FICO"). Beginning January 1, 1997, FICO premiums for BIF and SAIF became 1.3 and 6.4 basis points, respectively. Full pro rata sharing of FICO will begin no later than January 1, 2000.

    Effective January 1, 1997, SAIF members had the same risk-based assessment schedule as BIF members, which is 0 to 27 cents per $100 of deposits. FICO assessments of 1.3 cents for BIF deposits and 6.4 cents per $100 of deposits for SAIF deposits will be added to the BIF-assessable base and SAIF assessable base, respectively, until December 31, 1999. Thereafter, approximately 2.4 cents per $100 of deposits would be added to each regular assessment for all insured depositors, thereby achieving full pro rata FICO sharing.

    Insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the savings association has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, rule, regulation, order or condition imposed by, or written agreement with, the FDIC. Additionally, if insurance termination proceedings are initiated against a savings association, the FDIC may temporarily suspend insurance on new deposits received by an institution under certain circumstances.

    FEDERAL HOME LOAN BANK SYSTEM. The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board (the "FHFB"). The FHLBs provide a central credit facility for member savings associations. Collateral is required. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the FHFB and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain will be restricted in the event the institution fails to constitute a QTL.

    FEDERAL RESERVE SYSTEM. The Federal Reserve Board has adopted regulations that require savings associations to maintain non-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.

    Savings institutions also have the authority to borrow from the Federal Reserve "discount window." Collateral is required. Federal Reserve Board regulations, however, require savings associations to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

    TRANSACTIONS WITH AFFILIATES RESTRICTIONS. Transactions engaged in by a savings association or one of its subsidiaries with affiliates of the savings association generally are subject to the affiliate transaction restrictions contained in Sections 23A and 23B of the Federal Reserve Act in the same manner and to the same extent as such restrictions apply to transactions engaged in by a member bank or one of its subsidiaries with affiliates of the member bank.
Section 23A of the Federal Reserve Act imposes both quantitative and qualitative restrictions on transactions engaged in by a member bank or one of its subsidiaries with an affiliate, while Section 23B of the Federal Reserve Act requires, among other things that all transactions with affiliates be on terms substantially the same, and at least as favorable to the member bank or its subsidiary, as the terms that would apply to, or would be offered in, a comparable transaction with an unaffiliated party. Exemptions from, and waivers of, the provisions of Sections 23A and 23B of the Federal Reserve Act may be granted only by the Federal Reserve Board. The HOLA and OTS regulations promulgated thereunder contain other restrictions on loans and extension of credit to affiliates, and the OTS is authorized to impose additional restrictions on transactions with affiliates if it determines such restrictions are necessary to ensure the safety and soundness of any savings association. Current OTS regulations are similar to Sections 23A and 23B of the Federal Reserve Act.

    FUTURE REQUIREMENTS. Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

ELIMINATION OF FEDERAL SAVINGS ASSOCIATION CHARTER

    In recent years, the Congress has considered legislation that would eliminate the federal savings association charter. If such legislation is enacted, the Bank likely would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter and the Company would again become a bank holding company subject to regulation by the Federal Reserve Board and the Georgia Department. Congress has also considered various legislative proposals that would result in the restructuring of federal regulatory oversight, including, for example, consolidation of the OTS into another agency, or creation of a new Federal banking agency to replace the various such agencies which presently exist. The Bank is unable to predict whether such legislation will be enacted or, if enacted, whether the federal savings bank charter will be eliminated.

PROPERTIES

    The Company leases 7,480 square feet of office space for its headquarters and those of the Bank at 950 North Point Parkway, Suite 350, Alpharetta, Georgia 30005. The office space is subject to a lease that expires on January 31, 2005.

EMPLOYEES


    As of February 4, 1999, the Company employed 30 persons on a full-time basis and one person on a part-time basis. None of our employees is covered by a collective bargaining agreement. We believe our relations with our employees are excellent.


LEGAL PROCEEDINGS

    Neither the Company nor the Bank is a party to any material legal proceeding. None of our properties is subject to a material legal proceeding, and we are not aware of any material proceeding involving the Company or the Bank that may be contemplated by any governmental authority. We are also unaware of any pending or contemplated material proceeding in which any director, officer or affiliate or any principal shareholder of the Company or the Bank is a party or has a direct or indirect interest adverse to the Company or the Bank.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning each of our executive officers and directors:

NAME                                                  AGE                      POSITION AND OFFICES HELD
------------------------------------------------      ---      ---------------------------------------------------------
Robert E. Bowers................................      42       Chief Financial Officer and Director
Thomas L. Cable.................................      42       Chief Technology Officer
Ward H. Clegg...................................      47       Director
D. R. Grimes....................................      51       Vice Chairman, Chief Executive Officer and Director
J. Stephen Heard................................      56       Director
T. Stephen Johnson..............................      49       Chairman of the Board
Robin C. Kelton.................................      64       Director
John T. Moore...................................      49       Director
Thomas H. Muller, Jr............................      57       Director
Donald S. Shapleigh, Jr.........................      50       President, Chief Operating Officer and Director
H. Bryce Solomon, Jr............................      45       Director
W. James Stokes.................................      40       Director
Catherine Storey................................      49       Operations Manager
Mack I. Whittle, Jr.............................      50       Director

    ROBERT E. BOWERS has served as Chief Financial Officer of the Company since February 1997. Prior to joining the Company, Mr. Bowers, a certified public accountant, was the Chief Financial Officer of CheckFree Corporation, which provides electronic bill payment processing for the financial services industry, from January 1996 through August 1996. From September 1984 until January 1996, he served as the Chief Financial Officer and a director of Servantis Systems, Inc. ("SSI"), which provides electronic funds transfer and home banking software to the financial services industry. His experience includes initial public offerings, strategic business planning and investor relations.

    THOMAS L. CABLE has served as Chief Technology Officer of the Company and Bank since May 1997. From May 1996 to May 1997, he served as Vice President, Retail Financial Services, of CheckFree Corporation, and from February 1996 to May 1996, he was responsible for CheckFree's Retail Direct Bank Product. From 1985 to February 1996, Mr. Cable served in various capacities with SSI, including Senior Vice President and Business Unit Manager for Home Banking Products and Services, Vice President and Product Manager for Delivery Systems and Associate and Product Manager for its licensed bill payment software product. From 1978 to 1985, he was employed by First National Bank, Louisville, Kentucky as a Programmer and Programming Team Leader responsible for the implementation and support of SSI's bill payment product and other bank application systems.

    WARD H. CLEGG has served as a director of Resource BancShares Corporation ("Resource Bancshares") since September 1986 and has also worked with the Company on a consulting basis. From May 1996 to December 1997, he served as a consultant to Carolina First. Resource Bancshares was acquired by Resource Bancshares Mortgage in December 1997. Mr. Clegg also served as Executive Vice President of Bankers Trust of South Carolina, where he was responsible for approximately $1.2 billion in securities processing assets as well as Advanced Systems.

    D. R. GRIMES has served as Vice Chairman and Chief Executive Officer of the Company since January 1997. From March 1996 to January 1997, he was an independent management consultant, and from 1978 to March 1996, he served in various capacities with SSI, including Executive Vice President of Technology and Chief Information Officer (1995-1996); Executive Vice President of Technology and Marketing (1993-1995); President, Treasury Products Division
(1994); and President, Financial Productions Division (1988-1993).

    J. STEPHEN HEARD has served as area Vice President, Hartford Computer Group, Inc. since August 1998. From October 1997 to August 1998, he served as Product Sales Executive of Vanstar Corporation, a technology services company and value-added reseller of computer products to Fortune 1,000 companies. He has also served as President of Heard Systems, Inc., which provides information systems consulting services and ATM Services to the retail industry, since January 1, 1994. In 1995 he retired from IBM after a 30-year career in marketing, sales and systems engineering.

    T. STEPHEN JOHNSON is President of T. Stephen Johnson & Associates ("TSJ&A"), a bank consulting firm located in Roswell, Georgia. The firm specializes in mergers, acquisitions and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 70 banks in the southeastern United States. Mr. Johnson served in a management capacity for two large Atlanta banks before forming TSJ&A in 1987. Mr. Johnson also serves as Chairman and Founder of the Southeast Bank Fund, Inc., a privately held corporation that invests in the stock of banks located in the Southeast ("Southeast Bank Fund"), and as Vice Chairman of Florida Banks, Inc., a bank holding company. In addition, he is principal owner of Bank Assets Inc., a provider of benefit programs for directors and officers of banks.

    ROBIN C. KELTON is Chairman of Kelton International Ltd., an investment banking firm formed in January 1996 specializing in the banking and insurance industries. Mr. Kelton is a founder and former Chairman and Chief Executive Officer of Fox-Pitt, Kelton Ltd. and the Fox-Pitt, Kelton Group, and President of Fox-Pitt, Kelton, Inc. These companies were formed in 1970 and comprise an international investment banking and brokerage group based in London and New York.

    JOHN T. MOORE has practiced law in Columbia, South Carolina since 1975 and has been a partner in the law firm of Nelson Mullins Riley & Scarborough, LLP since 1982. His practice is concentrated in the area of debtor and creditor rights and creditor regulatory compliance issues.

    THOMAS H. MULLER, JR. has served as the Chief Financial Officer of SpectRx, Inc., a medical device company, since December 1996. Mr. Muller has also served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992, and Chief Financial Officer of Nurse On Call, Inc., a healthcare software company, from 1993 to 1996. From 1993 to 1995, Mr. Muller also served as Chief Financial Officer of Amstel, Inc., a beverage manufacturing and marketing company. From 1984 to 1992, Mr. Muller served as Chief Financial Officer of HBO & Company, a leading healthcare information systems company.

    DONALD S. SHAPLEIGH, JR. has served as President of the Company and the Bank since January 1996. He has also served as a director of the Company since its incorporation. Mr. Shapleigh has been involved in banking since 1971, having spent 23 years in various senior positions with Bank South, N.A. and SouthTrust Bank. From November 1994 to December 1995, Mr. Shapleigh served as Director of Sales for Creative Solutions Group/A BISYS Company, an Atlanta-based company that sells its patented automated voice response technology to retail financial service companies.

    H. BRYCE SOLOMON, JR. has served as a director of the Company since December 1997 and has served as Executive Vice President of CFB, Consumer Division Head since 1989 and as President of Blue Ridge Finance, an automotive finance subsidiary of Carolina First, since 1996. Mr. Solomon has served in several credit lending positions for financial and credit institutions since 1976.

    W. JAMES STOKES has served as Senior Vice President of TSJ&A since 1987. He served as Head of Analysis, with a focus on mergers and acquisitions, stock valuations, fairness opinions and regulatory assistance. Mr. Stokes also serves as the Managing Director for the Southeast Bank Fund.

    CATHERINE STOREY has served as Operations Manager of the Company and the Bank since July 1998. From September 1997 until July 1998, she served as a Vice President and Manager of Bank of Gwinnett County and was responsible for managing the day-to-day operations and lending functions of the main office of the bank. From June 1995 until September 1997, she served as a Senior Vice President of First Realty Mortgage Company and was responsible for the operational functions of such company. From 1987 until 1995, she served in various capacities with Bank South, including Vice President of Retail Operations (1990-1995), Vice President and Regional Manager of an 18-branch network (1988-1990) and Assistant Vice President and main office Operations Manager (1987-1988).

    MACK I. WHITTLE, JR. has served as President and Chief Executive Officer of Carolina First since 1986. Mr. Whittle is also a director of Carolina First and of CFB. Mr. Whittle began his banking career in 1969 with Bankers Trust of South Carolina. From 1969 to 1986, he served in several capacities including Trust Officer, Vice President of Commercial Business Development, City Executive for Myrtle Beach, and Senior Vice President and Regional Officer. In January 1986, Bankers Trust of South Carolina merged with NCNB Corp. Mr. Whittle resigned from NCNB Corp. in May 1986 to form Carolina First.

    The Board of Directors is divided into three classes with four directors in each class. One class of directors is elected each year for a three-year term and until their successors are selected and qualified or until their earlier resignation or removal. Messrs. Bowers, Clegg, Heard and Stokes will serve until our 1999 Annual Meeting of Shareholders; Messrs. Kelton, Moore, Muller and Shapleigh will serve until our 2000 Annual Meeting of Shareholders, and Messrs. Grimes, Johnson, Whittle and Solomon will serve until our 2001 Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established a Compensation Committee, which establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee consists of Messrs. Johnson, Heard and Moore.

    The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee currently consists of Messrs. Muller, Stokes and Clegg.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

                  RELATIONSHIP WITH CAROLINA FIRST CORPORATION


    Carolina First currently beneficially owns 1,175,000 shares, or approximately 19.1%, of the Company's outstanding Common Stock. It also initially designated four of the Company's directors (Messrs. Clegg, Moore, Solomon and Whittle) pursuant to a one-time nomination right. As a result, the Federal Reserve Board has determined that Carolina First currently "controls" the Company.


    Under the FDIA, a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with: (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution in danger of default. Because Carolina First is deemed to control the Company, Carolina First's subsidiary bank, CFB, and the Bank are subject to these cross-guarantee provisions. This means that any loss suffered by the FDIC with respect to CFB could be assessed against the Bank, and, conversely, any loss suffered by the FDIC with respect to the Bank could be assessed against CFB.


    On January 13, 1999, the Federal Reserve Board informed Carolina First that it had determined that it would no longer regard the Company as a subsidiary of Carolina First if Carolina First reduces its investment in the Company to less than ten percent of its outstanding voting stock, if two of the directors initially nominated by Carolina First resign from the Company's Board of Directors and if Carolina First complies with certain commitments made to the Federal Reserve Board. Once Carolina First no longer controls the Company, the FDIC's cross-guarantee provisions will no longer apply, and neither the Bank nor CFB will bear the risk of assessment for the other's losses. Other circumstances could arise, however, that could cause the Federal Reserve Board to conclude that a control relationship continues to exist. In that case, the FDIC cross-guarantee provisions would remain in effect. To reduce its investment in the Company to less than ten percent of its outstanding voting stock, Carolina First and two of its affiliates are selling an aggregate of 370,000 shares of Common Stock in this offering. This will decrease Carolina First's ownership to 805,000 shares, or 9.4%, of the Company's outstanding Common Stock. In addition, two of the four directors initially designated by Carolina First will resign as directors following completion of this offering. The Company intends to fill the resulting vacancies with outside directors whose business experience and relationships are consistent with the Company's Internet-based growth strategy.


    After this offering, Carolina First will continue to own more than five percent of the Company's outstanding Common Stock. As a result, Carolina First will continue to be subject to certain Federal Reserve Board regulations regarding its relationship with the Company. The Company has therefore agreed with Carolina First that until the earlier of the date that Carolina First owns less than five percent of the Company's outstanding Common Stock or July 28, 2000, the Company will not engage in any activities that are not permissible banking or non-banking activities under applicable Federal Reserve Board regulations. These regulations limit the activities of bank holding companies and their affiliates to those that are determined to be closely related to banking or to the management or control of banks. We do not believe that these limitations will impose any material constraints on our activities.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of January 1, 1999 by: (i) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address for each person listed is c/o Net.B@nk, Inc., 950 North Point Parkway, Suite 350, Alpharetta, Georgia 30005.


                                                         SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                                OWNED                                    OWNED
                                                        PRIOR TO THE OFFERING    SHARES BEING     AFTER THE OFFERING
                                                      -------------------------    SOLD IN     -------------------------
NAME OF BENEFICIAL OWNER                                           PERCENTAGE    THE OFFERING  NUMBER(1)    PERCENTAGE
----------------------------------------------------              -------------  ------------  ----------  -------------
                                                      NUMBER(1)
                                                      ----------
      (i)  Non-Directors,
           5% Beneficial Owners:
           Carolina First(2)........................   1,175,000(3)        19.1%     370,000(3)    805,000         9.4%

     (ii)  Directors:
           Robert E. Bowers(4)......................     115,938          1.8%             0      115,938          1.3%
           Ward H. Clegg............................      50,688          1.0%             0       50,688            *
           D.R. Grimes(4)...........................     179,062          2.8%             0      179,062          2.0%
           J. Stephen Heard.........................      10,938            *              0       10,938            *
           T. Stephen Johnson.......................     293,593(5)         4.8%           0      293,593          3.4%
           Robin C. Kelton..........................     143,438          2.3%             0      143,438          1.7%
           John T. Moore............................      10,938            *              0       10,938            *
           Thomas H. Muller, Jr.....................      10,938            *              0       10,938            *
           Donald S. Shapleigh, Jr.(4)..............     115,937          1.9%             0      115,937          1.3%
           H. Bryce Solomon, Jr.....................       1,000            *              0        1,000            *
           W. James Stokes..........................      34,500            *              0       34,500            *
           Mack I. Whittle, Jr......................   1,176,000(6)        19.1%     370,000(6)    806,000(6)         9.4%

    (iii)  Executive Officers
           Who Are Not Directors:
           Thomas L. Cable..........................       5,000            *              0        5,000            *
           Catherine Storey.........................           0          0.0%             0            0          0.0%

     (iv)  All current Executive Officers and
           Directors as a Group (14 persons):.......   2,147,970(7)        33.0%     370,000    1,777,970         19.9%


------------------------

* Indicates less than one percent of the shares of Common Stock outstanding as of January 1, 1999.

(1) Includes the following number of shares subject to options exercisable before March 1, 1999 for the indicated reporting person:

Mr. Bowers...................    115,938
Mr. Clegg....................      1,000
Mr. Grimes...................    179,062
Mr. Heard....................      1,000
Mr. Johnson..................      1,000
Mr. Kelton...................      1,000
Mr. Moore....................      1,000
Mr. Muller...................      1,000
Mr. Shapleigh................     49,687
Mr. Solomon..................      1,000
Mr. Stokes...................      1,000
Mr. Whittle..................      1,000
Mr. Cable....................      5,000


(2) Carolina First is located at 102 South Main Street, Greenville, South Carolina 29601.

(3) Of the indicated shares, 290,000 shares are owned by Carolina First Foundation, an affiliated charitable foundation, and 30,000 shares are owned by Carolina First Guaranty Reinsurance, Ltd., a wholly owned subsidiary of Carolina First.



(4) Mr. Bowers, Mr. Grimes and Mr. Shapleigh are also executive officers of the Company.



(5) Includes 146,280 shares owned of record by Mr. Johnson's spouse, Mary E. Johnson.



(6) Mr. Whittle serves as Chairman of the Board of Carolina First. As a result, he may be deemed to beneficially own any shares owned by Carolina First.



(7) Includes 358,687 shares subject to options exercisable before March 1, 1999.


                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of preferred stock, no par value (the "Preferred Stock"). The following summary is qualified by reference to the Articles and Bylaws of the Company, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of the holders of Common Stock and do not have cumulative voting rights. The holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds, and in the event of liquidation, dissolution or winding-up of the Company, to share ratably in all assets available for distribution.

PREFERRED STOCK

    The authorized Preferred Stock may be issued from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative provisions as may be provided in a particular series or class. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue any series or class of Preferred Stock.

SPECIAL MEETINGS OF SHAREHOLDERS

    The Bylaws of the Company provide that special meetings of the shareholders may be called at any time for any purpose by the Chief Executive Officer or by the presiding officer of the Board of Directors. Either the Chief Executive Officer or the Secretary of the Company is required to call a special meeting when (i) requested in writing by any two or more of the directors or (ii) requested in writing by shareholders owning shares representing at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at such meeting.

SUPERMAJORITY APPROVAL OF CERTAIN TRANSACTIONS

    The Articles require the affirmative vote of the holders of two-thirds of the voting stock to approve certain mergers, share exchanges and dispositions of the assets of the Company unless at least two-thirds of the members of the Board of Directors approve the proposed transaction. If such approval by the Board of Directors is obtained, approval by the vote of a majority of the outstanding shares entitled to vote is required. This provision may tend to discourage attempts by third parties to acquire the Company in a hostile takeover effort. It may also permit a minority of directors and shareholders to prevent a business combination regardless of the terms of the proposed transaction.

CLASSIFIED BOARD AND REMOVAL OF DIRECTORS

    The Articles also provide that the Board of Directors will be divided into three classes serving staggered three-year terms and that a director may only be removed by the vote of two-thirds of the outstanding shares entitled to vote in an election of directors. These provisions could enable a minority of the Company's shareholders to prevent the removal of a director sought to be removed by a majority of the shareholders and may tend to enhance management's ability to retain control over the Company's affairs and to preserve the director's present position on the Board.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Bylaws of the Company contain certain indemnification provisions providing that directors, officers and employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

    When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to an employee benefit plan, for a purpose the director believed in good faith to be in the interests of the participants and beneficiaries of the plan. The standard of conduct with respect to any criminal action or proceeding is met if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

    The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages. See "--Limitation of Liability."

    The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him or her in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

    Management is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

LIMITATION OF LIABILITY

    Article X of the Company's Articles, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for: (i) a breach of duty involving appropriation of a business opportunity of the Company, (ii) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or (iv) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles do not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

    Article X was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article X was included in the Company's Articles to encourage qualified individuals to serve and remain as directors of the Company. Article X was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. The Company maintains liability insurance covering actions taken by its directors in their capacities as directors. The Board of Directors believes that Article X will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is SunTrust Bank, N.A., 58 Edgewood Avenue, Atlanta, Georgia 30303.

                                  UNDERWRITING


    Subject to the terms and conditions of an Underwriting Agreement, dated February 4, 1999 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase from the Company and the Selling Shareholders the respective number of shares of Common Stock set forth opposite its name below.



                                                                             NUMBER OF SHARES
NAME OF UNDERWRITER                                                           OF COMMON STOCK
---------------------------------------------------------------------------  -----------------
Bear, Stearns & Co. Inc....................................................       1,540,000
Morgan Keegan & Company, Inc...............................................         560,000
Raymond James & Associates, Inc............................................         420,000
Kelton International Ltd...................................................         280,000
                                                                             -----------------
    Total..................................................................       2,800,000
                                                                             -----------------
                                                                             -----------------


    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.


    The Underwriters propose to offer the shares of Common Stock in part to the public at the offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession of not more than $1.52 per share, of which $0.10 may be reallowed to other dealers. After the consummation of this offering, the offering price and other selling terms may, from time to time, be changed by the Underwriters. No such change shall alter the amount of proceeds to be received by the Company or the Selling Shareholders as set forth on the cover page of this Prospectus. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.



    The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 420,000 additional shares of Common Stock. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment in the offering as indicated in the preceding table. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which they are selling the shares.



    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.



    Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction which requires action for that purpose. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will ensure compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

    The Company and certain of its officers, directors and existing shareholders (including the Selling Shareholders) have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not, directly or indirectly, issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of any shares of Common Stock (or securities which are convertible into, exercisable for or exchangeable for Common Stock) of the Company or any of its subsidiaries, without the prior written consent of Bear, Stearns & Co. Inc.


    Certain person participating in this offering may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriting and selling group members participating in a distribution that are also registered Nasdaq market makers in the security being distributed (or a related security) to engage in limited passive market making transactions during the period when Regulation M would otherwise prohibit such activity. In general, a passive market maker may not bid for or purchase a security at a price that exceeds the highest independent bid for those securities by a person that is not participating in the distribution and must identify its passive market making bids on the Nasdaq electronic inter-dealer reporting system. In addition, the net daily purchases made by a passive market maker generally may not exceed 30% of such market maker's average daily trading volume in the security for the two full consecutive calendar months (or any 60 consecutive days ending within 10 days) immediately preceding the date of filing of the Registration Statement of which this Prospectus forms a part.


    In addition, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after this offering. For instance, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company and the Selling Shareholders. The Underwriters may then elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment options granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.


    Each Underwriter has represented and agreed that (i) it has not offered or sold, and for up to six months following the consummation of this offering, will not offer or sell, any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on, in the United Kingdom, any document received by it in connection with the issue or sale of the Common Stock to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 or to a person to whom the document may otherwise lawfully be issued or passed on.

    Kelton International Ltd., one of the Underwriters, (i) is a foreign broker-dealer with a principal place of business in the United Kingdom, (ii) is not registered with the Securities and Exchange Commission (the "SEC") as a broker-dealer, (iii) is not a member of the National Association of Securities Dealers, Inc. ("NASD"), (iv) has agreed not to sell any of the shares of Common Stock offered hereby within the United States, its territories or possessions or to nationals or residents of the United States, other than certain underwriting syndicate sales and (v) has agreed to comply with certain rules of NASD Regulation, Inc. as if it were a member of the NASD.


    Certain of the Underwriters may from time to time perform investment banking and other financial services for the Company for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for such services.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy, LLP, Atlanta, Georgia. Certain legal matters in connection with the offering will be passed upon by Morrison & Foerster LLP, counsel to the Underwriters.

                                    EXPERTS

    The Consolidated Financial Statements as of December 31, 1996 and 1997 and for the year ended December 31, 1997 and from the period February 20, 1996 (date of incorporation) to December 31, 1996 included and incorporated by reference in this Prospectus, and the Consolidated Financial Statements as of and for the nine months ended September 30, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

    The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities and at the regional offices of the SEC, Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of the SEC Web site is http://www.sec.gov.

    The Company has filed with the SEC a Registration Statement on Form S-3 to register the shares that the Company will issue in this offering. This document is a part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about the Company and the securities offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facilities at the addresses listed above.

    The SEC allows the Company to "incorporate by reference" information into the Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or in later filed documents incorporated by reference in this Prospectus.

    This Prospectus incorporates by reference the documents listed below that the Company previously filed with the SEC. These documents contain important information about the Company and its finances.

    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (Commission No. 0-22361);

    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (Commission No. 0-22361); and

    (c) Registration Statement on Form 8-A filed April 18, 1997 (Commission No. 0-22361).

    The Company also incorporates by reference additional documents that it may file with the SEC between the date of this Prospectus and the completion of the offering. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain documents incorporated by reference in this Prospectus by requesting them from:

       Net.B@nk, Inc.
       950 North Point Parkway
       Suite 350
       Alpharetta, Georgia 30005
       Telephone: (770) 343-6066
       www.netbank.com
       Attn: Investor Relations

                      [This Page Intentionally Left Blank]

                                 NET.B@NK, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 and September 30, 1998........................         F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the period from February 20, 1996
(date of incorporation) to December 31, 1996, the year ended December 31, 1997, and the nine-month periods
ended September 30, 1997 (unaudited) and 1998..............................................................         F-4

Consolidated Statements of Shareholders' Equity (Deficit) for the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31, 1997, and the nine-month periods ended
September 30, 1997 (unaudited) and 1998....................................................................         F-6

Consolidated Statements of Cash Flows for the period from February 20, 1996 (date of incorporation) to
December 31, 1996, the year ended December 31, 1997, and the nine-month periods ended September 30, 1997
(unaudited) and 1998. .....................................................................................         F-7

Notes to Consolidated Financial Statements as of December 31, 1996 and 1997 and September 30, 1998 and for
the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31,
1997, and the nine-month periods ended September 30, 1997 (unaudited) and 1998.............................         F-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders

Net.B@nk, Inc.

    We have audited the consolidated balance sheets of Net.B@nk, Inc. and its subsidiary (the "Company") as of December 31, 1996 and 1997 and September 30, 1998, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity (deficit) and cash flows for the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31, 1997, and the nine-month period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997 and September 30, 1998, and the results of its operations and its cash flows for the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31, 1997, and the nine-month period ended September 30, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

December 16, 1998

                                 NET.B@NK, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                 DECEMBER 31,
                                                                          ---------------------------  SEPTEMBER 30,
                                                                              1996          1997            1998
                                                                          ------------  -------------  --------------
ASSETS

Cash and cash equivalents:
  Cash..................................................................  $    768,666  $     250,535  $       71,274
  Federal funds sold....................................................       --          28,853,057       9,596,790
                                                                          ------------  -------------  --------------
    Total cash and cash equivalents.....................................       768,666     29,103,592       9,668,064
Securities available for sale--At fair value
  (amortized cost of $0, $18,137,209 and $41,307,248, respectively).....       --          18,054,146      41,350,339
Stock of Federal Home Loan Bank of Atlanta--At cost.....................       --             225,000         251,500
Loans receivable--Net of allowance for loan losses
  of $0, $453,444 and $3,706,152, respectively..........................       --          44,479,963     200,138,090
Accrued interest receivable.............................................       --             372,237       1,917,644
Furniture and equipment--Net............................................       367,950        388,508       1,052,456
Bank charter............................................................       --             344,167         333,667
Deferred income taxes...................................................       --            --             2,667,354
Loan sale proceeds receivable...........................................       --            --            20,347,536
Other assets............................................................       109,833        252,196       5,342,742
                                                                          ------------  -------------  --------------
                                                                          $  1,246,449  $  93,219,809  $  283,069,392
                                                                          ------------  -------------  --------------
                                                                          ------------  -------------  --------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities:
  Deposits..............................................................  $    --       $  58,726,763  $  241,324,818
  Amounts payable to affiliate..........................................       883,606       --              --
  Other payables and accrued liabilities................................       748,916        375,649       3,737,664
                                                                          ------------  -------------  --------------
                                                                             1,632,522     59,102,412     245,062,482
Commitments and contingencies (Note 18)

Shareholders' equity (deficit):
  Preferred stock, no par (10,000,000 shares authorized, none outstanding)
    Common stock, $.01 par (100,000,000 shares authorized,
    1,249,342, 6,145,562 and 6,147,637 shares issued
    and outstanding, respectively)......................................        12,493         61,456          61,476
  Additional paid-in capital............................................     1,069,088     43,631,314      43,638,804
  Common stock subscribed (1,354,814 shares December 31, 1996)..........     3,844,185       --              --
  Stock subscriptions receivable (29,814 shares December 31, 1996)......        (4,185)      --              --
  Unamortized affiliate service contract expense........................    (1,440,000)      --              --
  Unamortized stock plan expense........................................       (28,472)       (75,689)        (34,988)
  Accumulated deficit...................................................    (3,839,182)    (9,416,621)     (5,685,960)
  Accumulated other comprehensive income (loss), net of tax.............       --             (83,063)         27,578
                                                                          ------------  -------------  --------------
    Total shareholders' equity (deficit)................................      (386,073)    34,117,397      38,006,910
                                                                          ------------  -------------  --------------
                                                                          $  1,246,449  $  93,219,809  $  283,069,392
                                                                          ------------  -------------  --------------
                                                                          ------------  -------------  --------------

                See notes to consolidated financial statements.

                                 NET.B@NK, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                           PERIOD FROM
                                                          FEBRUARY 20,
                                                              1996
                                                            (DATE OF                     NINE MONTH PERIOD ENDED
                                                         INCORPORATION)    YEAR ENDED         SEPTEMBER 30,
                                                         TO DECEMBER 31,  DECEMBER 31,  -------------------------
                                                              1996            1997         1997          1998
                                                         ---------------  ------------  -----------  ------------
                                                                                        (UNAUDITED)
Interest Income:
  Loans................................................    $   --          $1,095,238    $ 434,064   $  9,301,741
  Short-term investments                                         7,709        944,743      427,609        559,925
  Investment securities................................        --             183,184       46,467      1,881,541
                                                         ---------------  ------------  -----------  ------------

    Total interest income..............................          7,709      2,223,165      908,140     11,743,207

Interest Expense:
  Deposits.............................................        --           1,259,743      604,544      6,632,573
  Short-term borrowings................................        --              --           --            604,683
                                                         ---------------  ------------  -----------  ------------

    Total interest expense.............................        --           1,259,743      604,544      7,237,256
                                                         ---------------  ------------  -----------  ------------

Net interest income....................................          7,709        963,422      303,596      4,505,951

Provision for loan losses..............................        --             471,706      391,707         15,559
                                                         ---------------  ------------  -----------  ------------
Net interest income (loss) after provision for loan
  losses...............................................          7,709        491,716      (88,111)     4,490,392
                                                         ---------------  ------------  -----------  ------------
Noninterest Income:
  Service charges and fees.............................        --              62,607       28,793        415,844
  Management fees......................................         60,000         --           --            --
                                                         ---------------  ------------  -----------  ------------
    Total noninterest income...........................         60,000         62,607       28,793        415,844
                                                         ---------------  ------------  -----------  ------------

Noninterest expenses:
  Salaries and benefits................................        836,427      2,396,347    2,073,906      1,033,783
  Amortization of service contract with affiliate......      2,400,000      1,440,000    1,440,000        --
  Data processing......................................        148,159        539,013      266,052        316,719
  Marketing............................................        288,584        524,494      204,409        564,029
  Customer services....................................          4,951        310,285      152,553        887,598
  Depreciation and amortization........................         18,934        217,440      141,539        177,714
  Office expenses......................................         56,765        177,054      126,868        125,040
  Occupancy............................................         19,330        107,304       77,290        107,848
  Travel and entertainment.............................         38,794         64,759       40,117         51,234
  Other................................................         94,947        355,066      156,442        595,674
                                                         ---------------  ------------  -----------  ------------
    Total noninterest expenses.........................      3,906,891      6,131,762    4,679,176      3,859,639
                                                         ---------------  ------------  -----------  ------------

(Continued)

                                 NET.B@NK, INC.

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)

                                                         PERIOD FROM
                                                        FEBRUARY 20,
                                                            1996
                                                          (DATE OF                       NINE-MONTH PERIOD ENDED
                                                       INCORPORATION)    YEAR ENDED           SEPTEMBER 30,
                                                       TO DECEMBER 31,  DECEMBER 31,   ---------------------------
                                                            1996            1997           1997           1998
                                                       ---------------  -------------  -------------  ------------
                                                                                        (UNAUDITED)

Net income (loss) before income tax benefit..........      (3,839,182)     (5,577,439)    (4,738,494)    1,046,597
Income tax benefit...................................        --              --             --           2,684,064
                                                       ---------------  -------------  -------------  ------------
Net income (loss)....................................      (3,839,182)     (5,577,439)    (4,738,494)    3,730,661
Other comprehensive income (loss):
  Unrealized holding gains (losses) on securities
    arising during period net of taxes of $0,
    ($42,790) ($26,909), and $60,466, respectively...        --               (83,063)       (52,326)      117,337

  Less reclassification adjustment for gains included
    in net income, net of taxes of $3,450 for the
    nine-month period ended September 30, 1998.......        --              --             --              (6,696)
                                                       ---------------  -------------  -------------  ------------
      Total other comprehensive income (loss)........        --               (83,063)       (52,326)      110,641
                                                       ---------------  -------------  -------------  ------------

Comprehensive income (loss)..........................   $  (3,839,182)  $  (5,660,502) $  (4,790,820) $  3,841,302
                                                       ---------------  -------------  -------------  ------------
                                                       ---------------  -------------  -------------  ------------

Net income (loss) per common share and potential common share:

    Basic............................................   $       (4.33)  $       (1.66) $       (1.96) $       0.61
    Diluted..........................................   $       (4.33)  $       (1.66) $       (1.96) $       0.58

Weighted average common and potential common shares
  outstanding:
    Basic............................................         886,000       3,354,000      2,413,000     6,146,000
    Diluted..........................................         886,000       3,354,000      2,413,000     6,416,000

                See notes to consolidated financial statements.

                                 NET.B@NK, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                                                                  UNAMORTIZED
                                                                                                   AFFILIATE    UNAMORTIZED
                                                 COMMON     ADDITIONAL    COMMON       STOCK        SERVICE        STOCK
                                     COMMON       STOCK      PAID-IN      STOCK     SUBSCRIPTIONS   CONTRACT        PLAN
                                     SHARES    ($.01 PAR)    CAPITAL    SUBSCRIBED   RECEIVABLE     EXPENSE       EXPENSE
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------

Balance-February 19, 1996           $  --       $  --       $   --      $   --       $   --        $   --        $   --

Proceeds from issuance of common
  stock:
  Incorporation, February 20,
    1996..........................    759,094       7,591       (7,362)     --           --            --            --
  March 31, 1996..................     49,688         497         (482)     --           --            --            --
  April 1, 1996...................    142,438       1,424       18,571      --           --            --            --
  September 17, 1996..............    298,122       2,981      997,129      --           --            --            --
Contribution of services from
  affiliate.......................     --          --           31,232      --           --            --            --
Issuance of 1,354,814 shares of
  common stock subscriptions......     --          --           --       3,844,185       (4,185)   (3,840,000)       --
Issuance of 16,562 compensatory
  stock options...................     --          --           30,000      --           --            --           (30,000)
Amortization of stock plan
  expense.........................     --          --           --          --           --            --             1,528
Net loss, including amortization
  of service contract, for the
  period from February 20, 1996
  (date of incorporation) to
  December 31, 1996...............     --          --           --          --           --         2,400,000        --
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------
Balance--December 31, 1996........  1,249,342      12,493    1,069,088   3,844,185       (4,185)   (1,440,000)      (28,472)

Proceeds from issuance of common
  stock:
  March 31, 1997..................     19,876         199        2,591      (2,790)       2,790        --            --
  April 2, 1997...................      9,938         100        1,295      (1,395)       1,395        --            --
  July 28, 1997...................  3,500,000      35,000   38,216,520      --           --            --            --
  July 31, 1997...................  1,366,406      13,664    3,951,336  (3,840,000)      --            --            --
Issuance of 163,970 compensatory
  stock options...................     --          --          390,484      --           --            --          (390,484)
Amortization of service
  contract........................     --          --           --          --           --         1,440,000        --
Amortization of stock plan
  expense.........................     --          --           --          --           --            --           343,267
Other comprehensive loss..........     --          --           --          --           --            --            --
Net loss for the year ended
  December 31, 1997...............     --          --           --          --           --            --            --
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------

Balance--December 31, 1997          6,145,562      61,456   43,631,314      --           --            --           (75,689)

Exercised stock options...........      2,075          20        7,490      --           --            --            --
Other comprehensive income........     --          --           --          --           --            --            --
Amortization of stock plan
  expense.........................     --          --           --          --           --            --            40,701
Net income for the nine-month
  period ended September 30,
  1998............................     --          --           --          --           --            --            --
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------
Balance--September 30, 1998.......  6,147,637   $  61,476   $43,638,804 $   --       $   --        $   --        $  (34,988)
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------
                                    ---------  -----------  ----------  ----------  ------------  ------------  ------------

                                                   ACCUMULATED
                                                      OTHER
                                                  COMPREHENSIVE
                                    ACCUMULATED       INCOME
                                      DEFICIT         (LOSS)        TOTAL
                                    ------------  --------------  ----------
Balance-February 19, 1996            $   --        $    --        $   --
Proceeds from issuance of common
  stock:
  Incorporation, February 20,
    1996..........................       --             --               229
  March 31, 1996..................       --             --                15
  April 1, 1996...................       --             --            19,995
  September 17, 1996..............       --             --         1,000,110
Contribution of services from
  affiliate.......................       --             --            31,232
Issuance of 1,354,814 shares of
  common stock subscriptions......       --             --            --
Issuance of 16,562 compensatory
  stock options...................       --             --            --
Amortization of stock plan
  expense.........................       --             --             1,528
Net loss, including amortization
  of service contract, for the
  period from February 20, 1996
  (date of incorporation) to
  December 31, 1996...............   (3,839,182)        --        (1,439,182)
                                    ------------  --------------  ----------
Balance--December 31, 1996........   (3,839,182)        --          (386,073)
Proceeds from issuance of common
  stock:
  March 31, 1997..................       --             --             2,790
  April 2, 1997...................       --             --             1,395
  July 28, 1997...................       --             --        38,251,520
  July 31, 1997...................       --             --           125,000
Issuance of 163,970 compensatory
  stock options...................       --             --            --
Amortization of service
  contract........................       --             --         1,440,000
Amortization of stock plan
  expense.........................       --             --           343,267
Other comprehensive loss..........       --             (83,063)     (83,063)
Net loss for the year ended
  December 31, 1997...............   (5,577,439)        --        (5,577,439)
                                    ------------  --------------  ----------
Balance--December 31, 1997           (9,416,621)        (83,063)  34,117,397
Exercised stock options...........       --             --             7,510
Other comprehensive income........       --             110,641      110,641
Amortization of stock plan
  expense.........................       --             --            40,701
Net income for the nine-month
  period ended September 30,
  1998............................    3,730,661         --         3,730,661
                                    ------------  --------------  ----------
Balance--September 30, 1998.......   $(5,685,960)  $     27,578   $38,006,910
                                    ------------  --------------  ----------
                                    ------------  --------------  ----------

                See notes to consolidated financial statements.

                                 NET.B@NK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       PERIOD FROM
                                                                      FEBRUARY 20,
                                                                          1996
                                                                        (DATE OF                       NINE-MONTH PERIOD ENDED
                                                                     INCORPORATION)    YEAR ENDED           SEPTEMBER 30,
                                                                       TO DECEMBER    DECEMBER 31,   ---------------------------
                                                                          1996            1997           1997          1998
                                                                     ---------------  -------------  ------------  -------------
                                                                                                     (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)..................................................   $  (3,839,182)  $  (5,577,439)  $(4,738,494) $   3,730,661
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Depreciation.....................................................          17,406         211,607      139,205         166,819
  Amortization of service contract.................................       2,400,000       1,440,000    1,440,000        --
  Amortization of stock plan expense...............................           1,528         343,267      319,704          40,701
  Amortization of premiums on investment securities................        --                49,331       15,795         207,510
  Amortization of premiums on purchased loans......................        --               116,509       48,247       1,524,177
  Amortization of Bank Charter.....................................        --                 5,833        2,334          10,500
  Amortization of start-up costs...................................        --                 2,280       --            --
  Provision for loan losses........................................        --               471,706      391,707          15,559
  Contribution of services from affiliate..........................          31,232        --             --            --
  Changes in assets and liabilities which provide (use) cash:
    Increase in accrued interest receivable........................        --              (372,237)    (229,941)     (1,545,408)
    Increase in other assets.......................................        (311,799)       (142,363)    (121,620)     (5,090,546)
    Increase in loan proceeds receivable...........................        --              --             --         (20,347,536)
    Increase (decrease) in payables and accrued
      liabilities..................................................         748,916        (373,267)    (639,395)      3,362,015
    Increase in deferred tax asset.................................        --              --             --          (2,667,354)
                                                                     ---------------  -------------  ------------  -------------
      Net cash used in operating activities........................        (951,899)     (3,824,773)  (3,372,458)    (20,592,902)
INVESTING ACTIVITIES:
  Purchases of securities available for sale.......................        --           (19,347,623) (11,219,760)    (32,834,865)
  Purchase of Federal Home Loan Bank stock.........................        --              (225,000)    (225,000)        (26,500)
  Principal repayments on mortgage backed securities...............        --             1,161,085      427,284       9,457,316
  Purchase of loans and premiums...................................        --           (52,909,291) (32,687,877)   (234,636,497)
  Principal payments on loans......................................        --             7,838,834    3,234,586      77,423,122
  Purchase of Premier Bank charter.................................        --              (350,000)    (350,000)       --
  Capital expenditures.............................................        (183,390)       (249,906)     (54,948)       (488,365)
  Captitalized software costs......................................        --              --             --            (342,402)
  Proceeds from return of equipment................................        --                17,738       17,738        --
                                                                     ---------------  -------------  ------------  -------------
      Net cash used in investing activities........................        (183,390)    (64,064,163) (40,857,977)   (181,448,191)
FINANCING ACTIVITIES:
  Assumption of Premier deposits...................................        --             5,000,000       --            --
  Transfer of deposits from affiliate..............................        --            42,977,650   42,977,650        --
  Short-term borrowing, net of repayments
  Increase (decrease) in deposits..................................        --            10,749,113   (1,946,439)    182,598,055
  Advances from (repayments to) affiliate..........................         883,606        (883,606)    (883,606)       --
  Net proceeds from the sale of stock..............................       1,020,349      38,380,705   38,380,705           7,510
                                                                     ---------------  -------------  ------------  -------------
      Net cash provided by financing activities....................       1,903,955      96,223,862   78,528,310     182,605,565
                                                                     ---------------  -------------  ------------  -------------
Net increase (decrease) in cash
  and cash equivalents.............................................         768,666      28,334,926   34,297,875     (19,435,528)
Cash and cash equivalents:
  Beginning of period..............................................        --               768,666      768,666      29,103,592
                                                                     ---------------  -------------  ------------  -------------
  End of period....................................................   $     768,666   $  29,103,592   $35,066,541  $   9,668,064
                                                                     ---------------  -------------  ------------  -------------
                                                                     ---------------  -------------  ------------  -------------
Supplemental disclosures of
  cash flow information--Cash paid during the period for interest..   $    --         $   1,184,549   $  576,566   $   3,764,244
                                                                     ---------------  -------------  ------------  -------------
                                                                     ---------------  -------------  ------------  -------------

                See notes to consolidated financial statements.

                                 NET.B@NK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            AS OF DECEMBER 31, 1996 AND 1997 AND SEPTEMBER 30, 1998
       AND FOR THE PERIOD FROM FEBRUARY 20, 1996 (DATE OF INCORPORATION)
            TO DECEMBER 31, 1996, YEAR ENDED DECEMBER 31, 1997, AND
      THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    Net.B@nk, Inc. (the "Company") is a bank holding company that wholly owns the outstanding stock of Net.B@nk, formerly Atlanta Internet Bank, a federal savings bank. The Company was incorporated as a Georgia corporation on February 20, 1996 for the primary purpose of forming and, ultimately, operating Net.B@nk. During the period from February 20, 1996 to July 31, 1997, pending regulatory approval and the acquisition of a bank charter, the Company was operating as a development stage enterprise under an agreement with Carolina First Bank ("CFB"), a wholly owned subsidiary of Carolina First Corporation ("CFC"), whereby CFB agreed to hold and service the deposit accounts generated by the Internet banking operations of the Company in exchange for 1,325,000 shares of the Company's common stock valued at $3,840,000. In addition, during the period from February 20, 1996 to July 31, 1997, the Company was a party to an agreement with First Alliance/ Premier Bancshares, Inc. ("First Alliance") pursuant to which the Company had agreed to purchase the charter of First Alliance's subsidiary, Premier Bank, $5 million of loans, $5 million of certificates of deposit, and $2 million in unimpaired capital for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000, and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses.

    On July 11, 1997, the final regulatory approval from the Office of Thrift Supervision ("OTS") was received. On July 28, 1997, the Company sold 3,500,000 shares of its common stock to the public in an Initial Public Offering (the "IPO"). On July 31, 1997, the Company received approximately $38.4 million in net proceeds from the IPO and consummated its agreements with both First Alliance and CFB. As a result, Net.B@nk, a federal savings bank, became a wholly owned subsidiary of the Company.

2. ACCOUNTING POLICIES

    The accounting and reporting policies of the Company conform with generally accepted accounting principles and with general practice within the banking industry. The following is a summary of the more significant policies:

    CONSOLIDATION--The consolidated financial statements of the Company include the financial statements of Net.B@nk, the Company's wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTEREST RATE RISK--The Company's assets and liabilities are generally monetary in nature, and interest rate changes have an impact on the Company's performance. The Company decreases the effect of interest rate changes on its performance by striving to match maturities and interest sensitivity between loans, investment securities, deposits, and other borrowings. However, a significant change in interest rates, specifically the prime rate, could have a material effect on the Company's results of operations.

    CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, cash and cash equivalents include cash on hand, demand deposits due from banks, and federal funds sold to banks.

    INVESTMENT SECURITIES AVAILABLE FOR SALE--Investment securities classified as available for sale are carried at fair value. The related unrealized gain or loss is included as a separate component of shareholders' equity, net of tax. Gains and losses from dispositions are based on the net proceeds and the adjusted carrying amounts of the securities sold using the specific identification method. Any decreases in investment value other than temporary declines would be recognized in operations.

    ALLOWANCE FOR LOAN LOSSES--The allowance for loan losses is maintained at a level estimated to be adequate to provide for probable losses in the loan portfolio. As the majority of the Company's portfolio is purchased, an estimate of the loss inherent in the purchased portfolio is made and an allowance for loan losses is recorded by adjusting the premium associated with the purchased loans. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    FURNITURE AND EQUIPMENT--Furniture and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of each asset. The Company evaluates the estimated useful lives of assets on a periodic basis to determine whether events or circumstances warrant revised estimated useful lives or whether any impairment exists. Management believes no impairment existed at September 30, 1998.

    BANK CHARTER--The value of the charter is being amortized on a straight-line basis over 25 years. The carrying value of the charter is periodically reviewed to assess recoverability based on expected undiscounted cash flows and operating income of Net.B@nk. Impairment would be recognized in operating results if a permanent diminution in value was expected. The Company also evaluates the amortization period of the bank charter to determine whether events or circumstances warrant revised estimates of the useful life. Management believes that no impairment of the bank charter existed at September 30, 1998.

    INTEREST INCOME ON LOANS--Interest on loans is generally recorded over the term of the loan based on the unpaid principal balance. Accrual of interest is discontinued when either principal or interest becomes 90 days past due or when, in management's opinion, collectibility of such interest is doubtful.

    PREMIUM ON LOANS PURCHASED--Premiums on loans purchased from third parties are capitalized and amortized over the average life of the loans as an adjustment to yield. Such premiums are classified with the loan balances to which they relate for financial reporting purposes.

    INCOME TAXES--Provisions for income taxes are based upon amounts reported in the statements of income and include deferred taxes for net operating loss carryforwards and temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates for the year in which the temporary differences are expected to reverse. The Company records a valuation allowance when management believes it is more likely than not that deferred tax assets will not be realized.

    NET INCOME (LOSS) PER SHARE--In February 1997, Statement of Financial Accounting Standards 128, "Earnings Per Share" ("SFAS 128") was issued. SFAS 128 establishes standards for computing and presenting earnings per share information for entities with publicly held common stock. In accordance with SFAS 128, basic net income per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per share is computed based on the weighted average number of common and potential dilutive common shares outstanding during the period. All previously reported per share amounts have been restated to conform to SFAS 128.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1996 and 1997 financial statements to conform to the 1998 presentation.

    NEW ACCOUNTING PRONOUNCEMENTS--As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards 130, "Reporting Comprehensive Income" ("SFAS 130"), and restated prior periods to conform to the presentation required by SFAS 130. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. The adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity.

    As of April 1, 1998, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 allows for the capitalization of costs related to the development and implementation of software obtained for internal use including materials, payroll, and interest costs once the criteria of the SOP have been met. As of September 30, 1998, approximately $342,000 of these related costs had been capitalized.

    In June 1997, Statement of Financial Accounting Standards 131, "Disclosures about Segments of An Enterprise and Related Information" ("SFAS 131"), was issued. SFAS 131 establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. The Company will adopt SFAS 131 in its financial statements for the year ending December 31, 1998. SFAS 131 will not have an effect on the Company's financial statements because it relates only to disclosure.

    In February 1998, Statement of Financial Accounting Standards 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"), was issued. SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer useful. The Company will adopt SFAS 132 in its financial statements for the year ending December 31, 1998. SFAS 132 will not have an effect on the Company's financial statements because it relates only to disclosure.

    In June 1998, Statement of Financial Accounting Standards 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), was issued. SFAS 133 establishes standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 is not expected to have an effect on the Company's financial statements.

    UNAUDITED INTERIM FINANCIAL STATEMENTS--The financial statements for the nine-month period ended September 30, 1997 were prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for this period. Operating results for the nine-month period ended September 30, 1998 included herein are not necessarily indicative of the results that may be expected for the entire year.

3. ACQUISITION

    Effective July 31, 1997, the Company acquired all of the outstanding stock of Premier Bank, FSB for $2,150,000 in cash, 41,406 shares of the Company's common stock valued at $125,000 and $75,000 in additional cash for reimbursement of direct out-of-pocket expenses. The acquisition was accounted for as a purchase and the bank charter was recorded at $350,000 as an intangible asset. This amount is being amortized over 25 years. Revenues, net loss and basic and diluted net loss per common share and potential common share for the Company for the period from February 20, 1996 to December 31, 1996 and the year ended December 31, 1997 would not have been materially affected assuming the transaction had occurred on February 20, 1996 and January 1, 1997, respectively.

4. INVESTMENT SECURITIES AVAILABLE FOR SALE

    The amortized cost, estimated fair value and gross unrealized gains and losses of investment securities available for sale are as follows:

                                                                              GROSS
                                                             ---------------------------------------    ESTIMATED
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
AT DECEMBER 31, 1997
Collateralized mortgage obligations........................  $   8,127,863   $  --        $  --       $   8,127,863
United States government agencies..........................     10,009,346      --           83,063       9,926,283
                                                             -------------  -----------  -----------  -------------
                                                             $  18,137,209   $  --        $  83,063   $  18,054,146
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------
AT SEPTEMBER 30, 1998
Collateralized mortgage obligations........................  $  40,012,748   $  --        $   4,348   $  40,008,400
United States government agencies..........................      1,294,500      47,439       --           1,341,939
                                                             -------------  -----------  -----------  -------------
                                                             $  41,307,248   $  47,439    $   4,348   $  41,350,339
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and estimated fair value of these securities at September 30, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because the borrower may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       AMORTIZED      ESTIMATED
                                                                                         COST        FAIR VALUE
                                                                                     -------------  -------------
AT SEPTEMBER 30, 1998
Due after five years through ten years.............................................  $   6,364,311  $   6,386,261
Due after ten years................................................................     34,942,937     34,964,078
                                                                                     -------------  -------------
                                                                                     $  41,307,248  $  41,350,339
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    There were no significant sales or calls of securities for the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31, 1997, or during the nine-month periods ended September 30, 1997 (unaudited) and 1998.

5. LOANS

    The Company's primary loan strategy is to purchase high credit quality packages of loans and loan participations from other financial institutions. The servicing on all loan purchases is retained by the selling institution. As of September 30, 1998, fees paid for servicing range from 0.25% to 3.25%. A summary of loans purchased during the year ended December 31, 1997 and the nine-month period ended September 30, 1998 follows:


                                     TYPES OF LOANS                 PRINCIPAL        PREMIUM     RANGE OF STATED
                                       PURCHASED                      AMOUNT         AMOUNT      INTEREST RATES
                        ----------------------------------------  --------------  -------------  ---------------
DECEMBER 31, 1997
                        First and second mortgages, auto
                          and unsecured loans                     $   36,804,000  $     808,832      6.0 - 12.0%
                        Automobile leases                              6,100,000       --                  11.5%
                        Construction loans                             5,400,000       --                   9.0%
                                                                  --------------  -------------
                                                                  $   48,304,000  $     808,832
                                                                  --------------  -------------
                                                                  --------------  -------------

SEPTEMBER 30, 1998
                        First mortgages and home equity loans     $   29,300,000  $     500,000       6.5 - 8.3%
                        Home equity loans                             80,000,000      5,000,000      7.5 - 13.5%
                        First and second mortgages, home equity
                          loans, and construction loans               71,000,000      4,800,000      6.0 - 16.0%
                                                                  --------------  -------------
                                                                  $  180,300,000  $  10,300,000
                                                                  --------------  -------------
                                                                  --------------  -------------


There were no loans purchased during the year ended December 31, 1996.

Loans are summarized as follows:

                                                                DECEMBER 31,   SEPTEMBER 30,
                                                                    1997            1998
                                                                -------------  --------------
Residential mortgages.........................................  $   9,879,537  $   62,399,665
Construction..................................................      5,399,624      22,599,476
Equipment leases..............................................      4,478,053       1,492,119
Commercial....................................................       --             5,500,000
Home improvement..............................................      4,073,964       2,455,681
Equity lines..................................................      4,412,013      97,602,387
Auto..........................................................     14,623,745       9,279,699
Personal......................................................      1,165,750       2,091,343
Other.........................................................        900,721         423,872
                                                                -------------  --------------
                                                                   44,933,407     203,844,242
Less allowance for loan losses................................        453,444       3,706,152
                                                                -------------  --------------
Total.........................................................  $  44,479,963  $  200,138,090
                                                                -------------  --------------
                                                                -------------  --------------

    The Company provides lines of credit and overdraft protection to its banking customers on a nationwide basis. At December 31, 1997 and September 30, 1998, borrowings under lines of credit totaled $29,000 and $86,000, respectively, and unused commitments totaled $353,000 and $908,000, respectively. At December 31, 1997, all of the Company's loans were with customers residing in the Southeastern United States. At September 30, 1998, a majority of the Company's loans were with customers residing in the Western and Southeastern United States.

    The Company had unearned income of $351,202 and $79,279 at December 31, 1997 and September 30, 1998, respectively.

6. ALLOWANCE FOR LOAN LOSS

    An analysis of the allowance for loan losses for the year ended December 31, 1997 and the nine-month period ended September 30, 1998 follows:

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1997          1998
                                                                                      ------------  -------------
Balance--Beginning of period                                                           $   --        $   453,444
                                                                                      ------------  -------------
Allowance recorded in connection
  with the purchase of loan pools...................................................       --          3,388,499
Provision for loan losses...........................................................      471,706         15,559
                                                                                      ------------  -------------
Loans charged off:
  Equipment leases..................................................................       (8,477)       (24,449)
  Auto..............................................................................       --           (113,343)
  Personal..........................................................................       --            (13,558)
  Other.............................................................................       (9,785)       --
                                                                                      ------------  -------------
    Total loans charged off.........................................................      (18,262)      (151,350)
                                                                                      ------------  -------------
Balance--End of period..............................................................   $  453,444    $ 3,706,152
                                                                                      ------------  -------------
                                                                                      ------------  -------------

    The Company considers a loan to be impaired when it is probable that it will be unable to collect all amounts due according to the original terms of the loan agreement. The Company measures impairment of a loan on a loan by loan basis. Amounts of impaired loans that are not probable of collection are charged off immediately. During the year ended December 31, 1997 and the nine-month period ended September 30, 1998, the Company had no significant amount of impaired loans or nonaccrual loans. The amount of impaired loans written off during the year ended December 31, 1997 and the nine-month period ended September 30, 1998 was $18,262 and $151,350, respectively. The Company had no restructured loans as of December 31, 1997 and September 30, 1998.

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of its lending activities to meet the financing needs of its customers. These financial instruments include commitments to extend credit and lines of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's creditworthiness on a case-by-case basis. At December 31, 1997 and September 30, 1998, the Company had outstanding loan commitments of $8,332,568 and $66,919,393, respectively.

    The amount of collateral obtained by the Company, if deemed necessary, for these commitments, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The accounting loss the Company would incur if the borrower failed completely to perform according to the terms of the contract and the collateral proved to be of no value is equal to the face amount of the commitment.

7. LOAN ORIGINATION AGREEMENTS

    On April 1, 1998, the Company entered into an agreement with First Mortgage Network, Inc. ("FMN") whereby the Company acts as a loan originator on behalf of FMN. Under the terms of the agreement, FMN is required to purchase all loans, including the related servicing of these loans, originated by the Company, unless the Company elects to retain the loans. As a result of the agreement's structure, loans originated for FMN for which the purchase price has not yet been received are accounted for as receivables.

    On August 7, 1998 and October 1, 1998, the Company entered into similar agreements with the Fidelity Group and E-loan, respectively.

8. DEPOSITS AND OTHER BORROWINGS

    The following table sets forth the dollar amount of deposits in the various types of deposit programs offered by the Company:

                                                              DECEMBER 31, 1997           SEPTEMBER 30, 1998
                                                          --------------------------  ---------------------------
                                                             AMOUNT      PERCENTAGE       AMOUNT      PERCENTAGE
                                                          -------------  -----------  --------------  -----------
Demand checking accounts................................  $     293,054         0.5%  $    4,946,718         2.0%
Interest bearing:
  NOW accounts..........................................      1,573,283         2.7        4,185,874         1.7
  Money markets.........................................     36,534,967        62.2       55,688,986        23.1
  Certificates of deposit under $100,000................     16,662,365        28.4      171,476,042        71.1
  Certificates of deposit over $100,000.................      3,663,094         6.2        5,027,198         2.1
                                                          -------------  -----------  --------------  -----------
    Total deposits......................................  $  58,726,763       100.0%  $  241,324,818       100.0%
                                                          -------------  -----------  --------------  -----------
                                                          -------------  -----------  --------------  -----------

    At September 30, 1998, the scheduled maturities of certificates of deposit were as follows:

Within three months...........................................................  $29,953,066
Over three months through six months..........................................   72,941,552
Over six months through one year..............................................   66,743,858
Over one year.................................................................    6,864,764
                                                                                -----------
Total.........................................................................  $176,503,240
                                                                                -----------
                                                                                -----------

    During the nine-month period ended September 30, 1998, the Company and Net.B@nk entered into line of credit agreements with The Bankers Bank. The Company is a party to one such agreement and Net.B@nk is a party to two such agreements. Under the terms of the Company's agreement, the Company may borrow 50% of the tangible equity of Net.B@nk, up to $17 million, using the stock of Net.B@nk as collateral. Any amounts borrowed under the lines bear interest at a fixed rate of 8% per annum. During the nine-month period ended September 30, 1998, the Company borrowed and repaid $12 million under the line. Under the terms of Net.B@nk's agreements, Net.B@nk may borrow $5 million under an unsecured general purpose line and 99% of the value of its investment securities under another line. During the nine-month period ended September 30, 1998, Net.B@nk borrowed and repaid $45 million under the investment securities line of credit. Both of the lines bear interest at 25 basis points above the Fed Funds rate (5.25% at September 30, 1998). There were no amounts outstanding under the lines of credit at September 30, 1998.

9. FURNITURE AND EQUIPMENT

    Furniture and equipment are summarized as follows:

                                                                       DECEMBER 31,   DECEMBER 31,  SEPTEMBER 30,
                                                                           1996           1997          1998
                                                                       -------------  ------------  -------------
Furniture and fixtures...............................................   $    40,741    $   56,145    $   208,711
Equipment............................................................       402,028       618,789      1,296,989
                                                                       -------------  ------------  -------------
  Total..............................................................       442,769       674,934      1,505,700
Less accumulated depreciation........................................        74,819       286,426        453,244
                                                                       -------------  ------------  -------------
    Furniture and equipment, net.....................................   $   367,950    $  388,508    $ 1,052,456
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

10. LEASES

    The Company leases its facilities and certain other equipment under operating lease agreements. Future minimum payments as of September 30, 1998 under these leases follow:

1998..............................................................  $  31,323
1999..............................................................    128,028
2000..............................................................    130,872
2001..............................................................    133,788
2002..............................................................    136,788
2003 and beyond...................................................    295,156

    Rent expense for the period from February 20, 1996 (date of incorporation) to December 31, 1996, the year ended December 31, 1997, and for the nine month periods ended September 30, 1997 (unaudited) and 1998 was $17,850, $91,868, $69,734, and $78,689, respectively.

11. INCOME TAXES

    The Company provides deferred income taxes for net operating loss carryforwards and for temporary differences between financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the temporary differences are expected to reverse. As of September 30, 1998, the Company had state and federal net operating loss carryforwards of $7,088,486 which will expire in 2012 and 2011, if not utilized.

    The Company did not incur any income taxes for periods prior to December 31, 1997. For the nine-month period ended September 30, 1998, the Company's income tax benefit results from the reversal of the valuation allowance as of December 31, 1997 relating to net operating loss carryforwards offset by taxable income for the period. As the Company achieved profitability in the second quarter of 1998, management now believes that it is more likely than not that such assets will be realized, and thus, reversed the valuation allowance in accordance with SFAS 109, "Accounting for Income Taxes."

    The Company had deferred tax assets and deferred tax liabilities as follows:

                                                                       DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                                                           1996          1997          1998
                                                                       ------------  ------------  -------------
Net operating loss carryforwards.....................................   $  318,285    $2,962,303    $ 2,410,085
Service contract expense.............................................      912,000        --            --
Allowance for loan losses............................................       --           165,369         47,561
Start-up costs.......................................................      216,297       170,761        122,229
Loan premium amortization............................................       --            --            186,366
Other, net...........................................................       12,308       (38,402)       (98,887)
                                                                       ------------  ------------  -------------
                                                                         1,458,890     3,260,031      2,667,354
Less valuation allowance.............................................    1,458,890     3,260,031        --
                                                                       ------------  ------------  -------------
  Net deferred tax asset.............................................   $   --        $   --        $ 2,667,354
                                                                       ------------  ------------  -------------
                                                                       ------------  ------------  -------------

    The Company's income tax benefit consists of current and deferred income tax benefit as follows:

                                                                                                      NINE-MONTH
                                                                                                     PERIOD ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
Current............................................................................................   $    (2,504)
Deferred...........................................................................................    (2,681,560)
                                                                                                     -------------
  Income tax benefit...............................................................................   $(2,684,064)
                                                                                                     -------------
                                                                                                     -------------

    The benefit for income taxes is less than that computed by applying the federal statutory rate of 34% to income before income taxes as indicated by the following:

                                                                                                      NINE-MONTH
                                                                                                     PERIOD ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
Income tax at statutory rate.......................................................................   $   355,843
Reversal of valuation allowance....................................................................    (3,260,031)
Other..............................................................................................       220,124
                                                                                                     -------------
  Income tax benefit...............................................................................   $(2,684,064)
                                                                                                     -------------
                                                                                                     -------------

12. OTHER EXPENSE

    Items comprising other expense follow:

                                                                                         NINE-MONTH PERIOD ENDED
                                                             FEBRUARY 20,
                                                               1996 TO      YEAR ENDED        SEPTEMBER 30,
                                                             DECEMBER 31,  DECEMBER 31,  -----------------------
                                                                 1996          1997         1997         1998
                                                             ------------  ------------  -----------  ----------
                                                                                         (UNAUDITED)
Accounting, legal and professional services................   $   84,183    $  238,650    $ 102,024   $  350,123
Consultants................................................       --            52,739       23,417       --
Annual report..............................................       --            --           --           93,395
Investor relations.........................................       --             6,946        2,709       38,370
Other......................................................       10,764        56,731       28,292      113,786
                                                             ------------  ------------  -----------  ----------
                                                              $   94,947    $  355,066    $ 156,442   $  595,674
                                                             ------------  ------------  -----------  ----------
                                                             ------------  ------------  -----------  ----------

13. EMPLOYEE BENEFIT PLAN

    Effective December 31, 1997, the Company adopted a 401(k) plan (the "Plan") which covers substantially all of its employees. The Company, at its discretion, matches 25% of employee contributions to the Plan, up to a maximum Company contribution of 1% of an employee's compensation. The Company contributed $8,800 to the plan during the nine-month period ended September 30, 1998. To date, no other contributions have been made under the Plan.

14. SHAREHOLDERS' EQUITY

    On March 17, 1997, the Company declared a 33.125 for 1 stock split of its common stock effected in the form of a stock dividend payable on the effective date of the initial public offering. All references to share and per share amounts reflect the split. Also, additional paid-in capital has been charged and common stock has been credited retroactively with $12,116 to reflect the stock split.

    Under current OTS regulations, the Company may make capital distributions in any calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (i.e., the percentage by which the Company's capital-to-assets ratio exceeds the ratio of its fully phased-in capital requirement to its assets) at the beginning of the calendar year. No regulatory approval of the capital distribution is required, but prior notice must be given to the OTS.

15. STOCK OPTIONS

    The Company has a 1996 Stock Incentive Plan (the "Plan") which provides that key employees, officers, directors, and consultants of the Company may be granted nonqualified and incentive stock options to purchase shares of common stock of the Company, derivative securities related to the value of the common stock, or cash awards. Previously, the Plan limited the total number of shares that could be awarded to 397,500. Effective with shareholder approval on April 23, 1998, the Plan was amended to increase the total number of shares reserved for the Plan to 600,000. Generally, the options expire ten years from the date of the grant.

    A summary of the status of the Plan and the activity follows:

                                                       WEIGHTED                   WEIGHTED                    WEIGHTED
                                                        AVERAGE                    AVERAGE                     AVERAGE
                                       DECEMBER 31,    EXERCISE    DECEMBER 31,   EXERCISE    SEPTEMBER 30,   EXERCISE
                                           1996          PRICE         1997         PRICE         1998          PRICE
                                       -------------  -----------  ------------  -----------  -------------  -----------
Outstanding at beginning of period...       --         $  --            16,562    $    1.21       366,456     $    5.98
Granted..............................       16,562          1.21       352,875         5.82        90,000         14.63
Exercised............................       --            --            --           --            (2,075)         3.62
Terminated...........................       --            --            (2,981)        3.62       (13,875)         6.75
                                            ------                 ------------               -------------
Outstanding at end of period.........       16,562     $    1.21       366,456         5.98       440,506     $    7.74
                                            ------                 ------------               -------------
                                            ------                 ------------               -------------

    In connection with the issuance of some of the options issued during the year ended December 31, 1997, $390,484 of compensation expense will be recognized over the vesting period. Certain of those options vested immediately on July 28, 1997 upon completion of the Offering, and $319,704 of unamortized compensation expense was recognized. The other options vest one-third on the first anniversary of the date of issuance, one-third on the second anniversary of the date of issuance, and one-third on the third anniversary of the date of issuance. Of the vested options, 236,141 cannot be exercised and sold until July 28, 2000 in accordance with an agreement signed with the OTS. As such, of the 440,506 outstanding as of September 30, 1998, 261,609 are exercisable.

    The following table summarizes information about stock options outstanding at September 30, 1998:

                NUMBER         WEIGHTED
              OUTSTANDING       AVERAGE       WEIGHTED     EXERCISABLE
                  AT           REMAINING       AVERAGE         AT
 EXERCISE    SEPTEMBER 30,    CONTRACTUAL     EXERCISE    SEPTEMBER 30,
  PRICES         1998            LIFE          PRICES         1998
-----------  -------------  ---------------  -----------  -------------
 $    1.21       140,781             8.3      $    1.21       140,781
      3.62        25,319             8.5           3.62        19,878
     10.00       173,906             8.5          10.00        86,950
     11.00        15,000             8.9          11.00         5,000
     11.25        20,000             9.3          11.25        --
     16.75         3,000             9.3          16.75        --
     15.75        62,500             9.9          15.75         9,000

    The Company accounts for its stock-based compensation plan under Accounting Principles Board 25. The Company has adopted SFAS 123 "Accounting for Stock-Based Compensation" ("SFAS 123") for disclosure purposes. For SFAS 123 purposes, the fair value of each option granted under the Company's stock option plan during the period from February 20, 1996 to December 31, 1996, the year ended December 31, 1997, and the nine-month period ended September 30, 1998 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used:

                                                                             OPTIONS        OPTIONS
                                                                             GRANTED        GRANTED
                                                                          FEBRUARY 20,       AS OF        NINE-MONTH
                                                                             1996 TO       JULY 30,      PERIOD ENDED
                                                                            JULY 29,         1997        SEPTEMBER 30,
                                                                              1997        (IPO DATE)         1998
                                                                          -------------  -------------  ---------------
Fair value..............................................................    $    0.97      $    7.54       $    9.36
Expected life (years)...................................................            5              5               5
Risk-free interest rate.................................................          6.2%          5.95%           5.01%
Dividend rate...........................................................          0.0%           0.0%            0.0%
Expected volatility.....................................................          0.0%          75.0%           70.0%
Forfeiture rate.........................................................          0.0%           1.0%            1.0%

    Had compensation cost for the Company's stock options granted been determined based on the fair value at the grant dates for awards under the plan consistent with a method prescribed in SFAS 123 utilizing the assumptions described above, the Company's net income (loss) and net income (loss) per common share and potential common share for the period from February 20, 1996 to

December 31, 1996, the year ended December 31, 1997, and the nine-month periods ended September 30, 1997 (unaudited) and 1998 would have changed to the proforma amounts indicated below:

                                                       PERIOD FROM
                                                       FEBRUARY 20,
                                                           1996                        NINE-MONTH PERIOD ENDED
                                                            TO          YEAR ENDED          SEPTEMBER 30,
                                                       DECEMBER 31,    DECEMBER 31,  ----------------------------
                                                           1996            1997          1997           1998
                                                     ----------------  ------------  -------------  -------------
                                                                                      (UNAUDITED)
Net income (loss):
  As reported......................................   $   (3,839,182)  $ (5,577,439) $  (4,738,494) $   3,730,661
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------
  Proforma.........................................   $   (4,012,534)  $ (5,504,245) $  (4,640,359) $   3,610,139
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------
Net income (loss) per share:
  As reported:
    Basic..........................................   $        (4.33)  $      (1.66) $       (1.96) $        0.61
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------
    Diluted........................................   $        (4.33)  $      (1.66) $       (1.96) $        0.58
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------
  Proforma:
    Basic..........................................   $        (4.53)  $      (1.64) $       (1.92) $        0.59
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------
    Diluted........................................   $        (4.53)  $      (1.64) $       (1.92) $        0.56
                                                     ----------------  ------------  -------------  -------------
                                                     ----------------  ------------  -------------  -------------

16. EARNINGS PER SHARE

    Basic and diluted net income (loss) per common and potential common share has been calculated based on the weighted average number of shares outstanding in accordance with SFAS 128. In accordance with SFAS 128, the following schedule reconciles the numerators and denominators of the basic and diluted net income per common and potential common share. The only periods presented relate to those with net income as potential common shares would be anti-dilutive to periods with net loss.

                                                                               FOR THE NINE-MONTH PERIOD ENDED
                                                                                      SEPTEMBER 30, 1998
                                                                           ----------------------------------------
                                                                              INCOME        SHARES       PER-SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
Net income...............................................................  $  3,730,661
Basic EPS................................................................     3,730,661     6,146,312    $    0.61
                                                                                                             -----
                                                                                                             -----
Effect of Dilutive Securities--
  Options to purchase common shares......................................                     270,114
                                                                           ------------  -------------
Diluted EPS..............................................................  $  3,730,661     6,416,426    $    0.58
                                                                           ------------  -------------       -----
                                                                           ------------  -------------       -----

17. CAPITAL ADEQUACY

    Net.B@nk is subject to various regulatory capital requirements administered by the federal banking agencies. Failure of Net.B@nk to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Net.B@nk must meet specific capital guidelines that involve quantitative measures of Net.B@nk's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Net.B@nk's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, under regulatory guidelines, Net.B@nk may not pay a dividend to the Company if doing so would cause Net.B@nk to be less than adequately capitalized, as defined below.

    Quantitative measures established by regulation to ensure capital adequacy require Net.B@nk to maintain minimum capital amounts and ratios set forth in the table below. Net.B@nk's regulatory agency, the OTS, requires Net.B@nk to maintain minimum ratios of tangible capital to tangible assets of 1.5%, core capital to tangible assets of 3.0%, and total risk-based capital to risk-weighted assets of 8.0%. Management believes that as of September 30, 1998, as defined in the regulations, Net.B@nk met all the capital adequacy requirements to which it is subject.

    As of September 30, 1998, the most recent notification from the OTS categorized Net.B@nk as well capitalized under the regulatory framework for prompt corrective action. To be well capitalized Net.B@nk must maintain minimum Tier I, core, and risk-based capital ratios of at least 6.0%, 5.0%, and 10.0%, respectively. There are no conditions or events since that date that management believes would have changed the institution's category.

    Net.B@nk's actual capital amounts and ratios as of December 30, 1997 and September 30, 1998 are as follows (dollars in thousands):

                                                                                                           TO BE CATEGORIZED
                                                                                                                AS WELL
                                                                                                              CAPITALIZED
                                                                                        FOR CAPITAL           UNDER PROMPT
                                                                                     ADEQUACY PURPOSES         CORRECTIVE
                                                                    ACTUAL                                    ACTION PLAN
                                                            ----------------------  --------------------  --------------------
                                                             AMOUNT       RATIO      AMOUNT      RATIO     AMOUNT      RATIO
                                                            ---------     -----     ---------  ---------  ---------  ---------

DECEMBER 31, 1997
Total capital (to risk-weighted assets)...................  $  23,652        47.8%  $   3,956       8.0%  $   4,948      10.0%
Core capital (to tangible assets).........................  $  23,735        28.3%  $   2,517       3.0%  $   4,196       5.0%
Tangible capital (to tangible assets).....................  $  23,735        28.3%  $   1,259       1.5%        N/A        N/A
Tier I capital (to risk-weighted assets)..................  $  23,735        48.0%        N/A        N/A  $   2,969       6.0%

SEPTEMBER 30, 1998
Total capital (to risk-weighted assets)...................  $  37,642        16.7%  $  18,071       8.0%  $  22,589      10.0%
Core capital (to tangible assets).........................  $  35,292        12.6%  $   8,421       3.0%  $  14,035       5.0%
Tangible capital (to tangible assets).....................  $  35,292        12.6%  $   4,210       1.5%        N/A        N/A
Tier I capital (to risk-weighted assets)..................  $  35,292        15.6%        N/A        N/A  $  13,553       6.0%

18. COMMITMENTS AND CONTINGENCY

    As of September 30, 1998, the Company was a party to an agreement with BISYS Corporation ("BISYS") which provides Net.B@nk with core bank processing services. The Company also receives professional programming services from Edify Corporation, item processing services from Intercept

(formerly NOVA Financial Corporation), and electronic bill payment processing services from CheckFree Corporation. Under the terms of the agreements, the Company pays ongoing monthly payments for customer support and processing services.

    For regulatory purposes, the Company is deemed to be controlled by CFC. As a result, CFB and Net.B@nk are subject to the cross-guarantee provisions of the Federal Deposit Insurance Act. Accordingly, any loss suffered by the Federal Deposit Insurance Corporation (FDIC) with respect to CFB could be assessed against Net.Bank, and conversely, any loss suffered by the FDIC with respect to Net.B@nk could be assessed against CFB.

19. RELATED PARTY TRANSACTIONS

    TRANSACTIONS WITH CFB--Certain of the Company's cash accounts and time deposits were on deposit with CFB until July 31, 1997. The Company received $7,709 and $0 in interest income related to these accounts during the period from February 20, 1996 to December 31, 1996, and the year ended December 31, 1997, respectively. For the period from February 20, 1996 to December 31, 1996, the Company received $60,000 in management fees from CFB. The Company expensed $883,606, $1,217,459, $1,217,459 and $0 for the period from February 20, 1996 to
December 31, 1996, the year ended December 31, 1997, and the nine month periods ended September 30, 1997 (unaudited) and 1998, respectively, for fees paid to CFB for various advisory, consulting, custodial services, and net interest expense. The Company recorded $31,232 in consulting expense and contributed capital for consulting services contributed by CFB during the period from February 20, 1996 to December 31, 1996. In addition, during the year ended December 31, 1997, the Company purchased $36.8 million in loans from CFB. The purchase price included a premium of $808,832. CFB continues to service these loans for a fee ranging from .375% to 2% of the loan balance.

    OTHER TRANSACTIONS--The Company paid $67,032, $104,958, $78,719 and $45,000 for the period from February 20, 1996 to December 31, 1996, the year ended December 31, 1997, and the nine month periods ended September 30, 1997 (unaudited) and 1998, respectively, in consulting fees to a director. In addition, the Company expensed $278,418 and $246,265 for amounts paid to a company owned by the Chairman of the Board of the Company for accounting and management services provided to the Company during the period from February 20, 1996 to December 31, 1996 and the year ended December 31, 1997, respectively.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                         DECEMBER 31, 1996
                                                                                   ------------------------------
                                                                                      CARRYING          FAIR
                                                                                       AMOUNT          VALUE
                                                                                   --------------  --------------
Assets:
  Cash...........................................................................  $      768,666  $      768,666

                                                                                         DECEMBER 31, 1997
                                                                                   ------------------------------
                                                                                      CARRYING          FAIR
                                                                                       AMOUNT          VALUE
                                                                                   --------------  --------------
Assets:
  Cash...........................................................................  $      250,535  $      250,535
  Federal funds sold.............................................................      28,853,057      28,853,057
  Securities available for sale..................................................      18,054,146      18,054,146
  Loans..........................................................................      44,933,407      46,109,296
Liabilities:
  Noninterest bearing deposits...................................................         293,054         293,054
  Interest bearing deposits--certificates of deposit.............................      20,325,459      20,478,013
  Interest bearing deposits--other...............................................      38,108,250      38,108,250

                                                                                         SEPTEMBER 30, 1998
                                                                                   ------------------------------
                                                                                      CARRYING          FAIR
                                                                                       AMOUNT          VALUE
                                                                                   --------------  --------------
Assets:
  Cash...........................................................................  $       71,274  $       71,274
  Federal funds sold.............................................................       9,596,790       9,596,790
  Securities available for sale..................................................      41,350,339      41,350,339
  Loans..........................................................................     203,844,242     203,407,078
  Loan sale proceeds receivable..................................................      20,347,536      20,347,536
Liabilities:
  Noninterest bearing deposits...................................................       4,946,718       4,946,718
  Interest bearing deposits--certificates of deposit.............................     176,503,240     176,670,117
  Interest bearing deposits--other...............................................      59,874,860      59,874,860

    The carrying amounts of cash and due from banks and federal funds sold are a reasonable estimate of their fair value due to the short-term nature of these financial instruments. The fair value of investment securities and loans is based on quoted market prices and dealer quotes. The fair value of time deposits is estimated by discounting the future cash flows using Net.B@nk's current interest rates for such financial instruments.

    As required by SFAS 107, demand deposits are shown at their face value. No additional value has been ascribed to core deposits, which generally bear a low rate of or no interest and do not fluctuate in response to changes in interest rates.

    The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996, December 31, 1997, and September 30, 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

21. SUBSEQUENT EVENTS

    Effective October 16, 1998, the Company borrowed $20 million from the Federal Home Loan Bank ("FHLB") at a fixed rate of 4.22%. The borrowings are callable after two years. If not called at the two year date, the borrowings extend for an additional three years at 4.22%. Also, on October 16, 1998, the Company borrowed $40 million from The Bankers Bank at 1/4% over the federal funds rate or 5.25% at October 16, 1998. Both of these borrowings are secured by the Company's investment securities. In addition, on December 2, 1998, the Company borrowed $20 million from the FHLB at 1/4% over the federal funds rate or 5.0% at December 2, 1998. The Company pledged first mortgage loans as collateral for the borrowings.

22. CONDENSED FINANCIAL STATEMENTS OF THE COMPANY (PARENT ONLY)

    As of December 31, 1996, Net.B@nk was not a subsidiary of the Company. Therefore, the Company's financial statements as of December 31, 1996 include only parent company amounts.

    The condensed balance sheets of the Company (parent only) as of December 31, 1997 and September 30, 1998 follow:

                            CONDENSED BALANCE SHEETS

                                                                             DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                             -----------------  ------------------
Assets:
  Cash.....................................................................    $  10,122,666      $       40,232
  Investment in subsidiary.................................................       23,734,818          27,348,890
  Other assets.............................................................          269,357          10,617,788
                                                                             -----------------  ------------------
    Total assets...........................................................    $  34,126,841      $   38,006,910
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------

Liabilities--Other.........................................................    $       9,444      $     --
Shareholders' equity:
  Common stock.............................................................           61,456              61,476
  Additional paid-in capital...............................................       43,631,314          43,638,804
  Unamortized stock plan expense...........................................          (75,689)            (34,988)
  Accumulated deficit......................................................       (9,416,621)         (5,685,960)
  Other comprehensive income (loss)........................................          (83,063)             27,578
                                                                             -----------------  ------------------
    Total shareholders' equity.............................................       34,117,397          38,006,910
                                                                             -----------------  ------------------
                                                                               $  34,126,841      $   38,006,910
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------

    The condensed statements of operations and comprehensive income and cash flows for the year ended December 31, 1997 and the nine-month periods ended September 30, 1997 (unaudited) and 1998 follow:

       CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                                                        NINE-MONTH PERIOD ENDED
                                                                        YEAR ENDED           SEPTEMBER 30,
                                                                       DECEMBER 31,   ----------------------------
                                                                           1997           1997           1998
                                                                       -------------  -------------  -------------
                                                                                       (UNAUDITED)
Net interest income (loss)...........................................  $      87,984  $     (54,456) $     160,084
Expenses.............................................................     (4,150,859)    (4,123,188)       (43,495)
                                                                       -------------  -------------  -------------
Income (loss) before income (loss) of Bank...........................     (4,062,875)    (4,177,644)       116,589
Income (loss) of Bank................................................     (1,514,564)      (560,850)     3,614,072
                                                                       -------------  -------------  -------------
Net income (loss)....................................................     (5,577,439)    (4,738,494)     3,730,661
Other comprehensive income...........................................       --             --             --
                                                                       -------------  -------------  -------------
Comprehensive income (loss)..........................................  $  (5,577,439) $  (4,738,494) $   3,730,661
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                       NINE-MONTH PERIOD ENDED
                                                                       YEAR ENDED           SEPTEMBER 30,
                                                                      DECEMBER 31,   ----------------------------
                                                                          1997           1997           1998
                                                                     --------------  -------------  -------------
                                                                                     (UNAUDITED)
Operating activities:
  Net income (loss)................................................  $   (5,577,439) $  (4,738,494) $   3,730,661
  Adjustments to reconcile net income (loss) to net cash used by operating activities:
    Amortization...................................................       1,783,266      1,759,704        151,342
    (Income) loss of subsidiary....................................       1,514,564        560,850     (3,614,072)
    Changes in assets and liabilities:
      (Increase) decrease in other assets..........................         125,363        121,291    (10,348,431)
      Decrease in other liabilities................................      (1,623,078)    (1,598,250)        (9,444)
                                                                     --------------  -------------  -------------
        Net cash used by operating activities......................      (3,777,324)    (3,894,899)   (10,089,944)
Investing activities--investment in subsidiary.....................     (25,249,381)   (25,249,381)      --
Financing activities--net proceeds from sale of stock..............      38,380,705     38,380,705          7,510
                                                                     --------------  -------------  -------------
(Decrease) increase in cash and cash equivalents...................       9,354,000      9,236,425    (10,082,434)
Cash:
  Beginning of period..............................................         768,666        768,666     10,122,666
                                                                     --------------  -------------  -------------
  End of period....................................................  $   10,122,666  $  10,005,091  $      40,232
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest.......................................................  $      163,479  $     163,479  $      23,111
                                                                     --------------  -------------  -------------
                                                                     --------------  -------------  -------------

                              [INSIDE BACK COVER]

[Captions "Net.B@nk" and "Banking for the 21st Century" appear, followed by the following quotes:

AT NET.B@NK, LESS STAFF ADDS UP TO HIGH INTEREST "[Net.B@nk.www.netbank.com] is a virtual business; it exists only in cyberspace. It has no branches, no tellers and no basket of lollipops for the kids . . . Opened in late 1996, the bank is a kind of a poster company for people who preach the gospel of Internet commerce. Grimes, a former Baltimore resident, and his lieutenants have proved that perhaps the most conservative of all industries can make money from the Internet."

                                     --WASHINGTON BUSINESS JOURNAL, May 28, 1998

NET WORTH "This reputable Internet-only bank offers interest checking, Visa check cards, free ATM usage and bill-paying options. Low overhead costs -- there's no physical banking facility -- allow [Net.B@nk] to pay higher interest rates, even on standard checking accounts. And there are no maintenance fees!"

                                             --TIME OUT NEW YORK, April 23, 1998

BANKS THAT WANT YOUR SAVINGS MONEY-MARKET ACCOUNTS PAY PATHETIC RATES -- EXCEPT THESE -- "The only bank in the bunch that is truly branchless, Net.B@nk (www.netbank.com), pays a 5.25% yield and requires only a $100 minimum balance. Net.B@nk . . . does business only on the Internet, and says it passes along the cost savings of having no bricks-and-mortar branches. The bank, which operates from Atlanta, is registered with the Office of Thrift Supervision and is FDIC-insured."

                          --KIPLINGER'S PERSONAL FINANCE MAGAZINE, January 1999]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER NET.B@NK, INC., THE SELLING SHAREHOLDER NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

                                                                            PAGE
                                                                            ----
Certain Introductory Matters..............................................    3
Cautionary Statement Regarding
  Forward-Looking Statements..............................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
Use of Proceeds...........................................................   15
Capitalization............................................................   15
Price Range of Common Stock...............................................   16
Dividends.................................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   18
Business..................................................................   36
Management................................................................   57
Relationship with Carolina First Corporation..............................   60
Principal Shareholders....................................................   61
Description of Capital Stock..............................................   62
Underwriting..............................................................   65
Legal Matters.............................................................   68
Experts...................................................................   68
Where You Can Find More Information About the Company.....................   68
Index to Consolidated Financial Statements................................  F-1


                                2,800,000 SHARES


                                 NET.B@NK, INC.

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                            BEAR, STEARNS & CO. INC.

                                MORGAN KEEGAN &
                                 COMPANY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                RAYMOND JAMES &
                                ASSOCIATES, INC.

                           KELTON INTERNATIONAL LTD.


                                FEBRUARY 5, 1999